As filed with the Securities and Exchange Commission on July 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	6798	95-4598246
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tyler H. Rose

Executive Vice President and Chief Financial Officer

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James P. Beaubien David M. Wheeler Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Telephone: (213) 485-1234 Facsimile: (213) 891-8763	Angelo Stagnaro, Jr. President San Francisco Flower Growers’ Association 644 Brannan Street San Francisco, California 94107 Telephone: (415) 781-8410 Facsimile: (415) 495-7510	Roger S. Mertz Clark H. Libenson Allen Matkins Leck Gamble Mallory & Natsis LLP Three Embarcadero Center 12th Floor San Francisco, California 94111 Telephone: (415) 837-1515 Facsimile: (415) 837-1516

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	400,000	N/A	$3,403,843	$438.42

(1)	Represents the maximum number of shares of Kilroy Realty Corporation common stock estimated to be issued in the transaction described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “ Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.
(2)	Based on the sum of the aggregate book value of San Francisco Flower Growers’ Association equity securities to be cancelled in the transaction described herein as of June 30, 2014, the latest practicable date prior to the date of filing of this registration statement, in accordance with Rule 457(f)(2) of the Securities Act. San Francisco Flower Growers’ Association is a private company and no market exists for its equity securities.
(3)	Based on 0.0001288 of the proposed maximum aggregate offering price calculated as described in note 2 above.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 21, 2014

San Francisco Flower Growers’ Association	Kilroy Realty Corporation

PROXY STATEMENT OF SAN FRANCISCO FLOWER GROWERS’ ASSOCIATION

PROSPECTUS OF KILROY REALTY CORPORATION

Merger Proposal—Your Vote Is Important

We are pleased to report that the board of directors of San Francisco Flower Growers’ Association, a California Corporation, which we refer to as SFFGA, has approved a merger involving SFFGA and KR SFFGA, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Kilroy Realty Corporation, a Maryland corporation, which we refer to as Kilroy Realty. Before we can complete the merger we must obtain the approval of the shareholders of SFFGA. We are sending you this proxy statement-prospectus to invite you to attend a special meeting of the shareholders of SFFGA, which will be held on [—], 2014, at 4:00 P.M. Pacific time, at [—].

At the special meeting, you will be asked to adopt the merger agreement between Kilroy Realty, KR SFFGA, LLC, SFFGA and the SFFGA Representative, that provides for Kilroy Realty’s acquisition of SFFGA through the merger of SFFGA with and into KR SFFGA, LLC, which we refer to as the merger, and approve the principal terms of the merger. If the merger is completed, each share of common stock of SFFGA, no par value per share, which we refer to as SFFGA common stock, will be converted into the right to receive shares of common stock of Kilroy Realty, $0.01 par value per share, which we refer to as Kilroy Realty common stock, based on the calculation described in “Description of the Merger Agreement—Consideration to be Received in the Merger” in this proxy statement-prospectus. The aggregate merger consideration to be paid by Kilroy Realty to all of SFFGA’s shareholders is expected to be approximately $22.0 million (subject to adjustment as described herein). Subject to the payment of cash in lieu of fractional shares, Kilroy Realty will pay 100% of the merger consideration in shares of Kilroy Realty common stock.

A portion of the aggregate merger consideration equal to $2.5 million in Kilroy Realty common stock, which we refer to as the escrowed merger consideration, will be withheld from payment to the SFFGA shareholders at closing and contributed to an escrow account to support certain indemnification and reimbursement obligations of the SFFGA shareholders under the merger agreement. Shares of Kilroy Realty common stock will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and an escrow agreement to be entered into at the closing. We refer to the remaining merger consideration (the shares of Kilroy Realty common stock not delivered to the escrow account) which you shall receive in common stock, as the closing merger consideration.

The exchange ratio used to determine the number of shares of Kilroy Realty common stock to be received for each share of SFFGA common stock will be determined based on the average closing price per share of Kilroy Realty common stock on the New York Stock Exchange, as reported by the Wall Street Journal during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period and the average closing price during such period is referred to as the reference price. The merger consideration is subject to proration and adjustment as described in this proxy statement-prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

Assuming (i) no adjustment to the aggregate merger consideration approximated above, (ii) the 540.88 shares of SFFGA common stock currently outstanding remain unchanged at the closing, based upon a reference price of $62.30, which is equal to the reference price if it were calculated as of July 15, 2014, the latest practicable date prior to the date of this proxy statement-prospectus and (iii) that the SFFGA shareholders are entitled to receive the full amount of the escrowed merger consideration, the merger consideration that a SFFGA shareholder would be entitled to receive for each share of SFFGA common stock, would be 652.9783 shares of Kilroy Realty common stock for each share of SFFGA common stock. Assuming no adjustment to the aggregate merger consideration and a reference price of $62.30, we estimate that Kilroy Realty may issue up to 353,182.8834 shares of Kilroy Realty common stock to SFFGA shareholders as contemplated by the merger agreement.

Kilroy Realty common stock is traded on the New York Stock Exchange under the symbol “KRC.” The closing price of Kilroy Realty common stock on July 15, 2014 was $62.97 per share.

The merger cannot be completed unless the holders of at least a majority of the outstanding shares of SFFGA common stock entitled to vote adopt the merger agreement and approve the principal terms of the merger. Your board of directors has adopted the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger at the special meeting. Your board of directors also recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Additional information regarding the merger, the merger agreement, the sale of the investment properties, SFFGA and Kilroy Realty is set forth in the attached proxy statement-prospectus. We urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 18.

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued by Kilroy Realty in connection with the merger or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

This proxy statement-prospectus is dated [—], 2014, and is first being mailed to the SFFGA shareholders on or about [—], 2014.

San Francisco Flower Growers’ Association

644 Brannan Street

San Francisco, California 94107

Notice of Special Meeting of Shareholders

Date: [—], 2014

Time: 4:00 P.M., Pacific time

Place: [—]

TO SAN FRANCISCO FLOWER GROWERS’ ASSOCIATION SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that San Francisco Flower Growers’ Association will hold a special meeting of shareholders on [—], 2014 at 4:00 P.M., Pacific time, at [—]. The purpose of the meeting is to consider and vote on the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2014, by and among Kilroy Realty Corporation, a Maryland corporation, KR SFFGA, LLC, a wholly-owned subsidiary of Kilroy Realty, San Francisco Flower Growers’ Association and the SFFGA Representative, and approve the principal terms of the merger contemplated thereby. A copy of the merger agreement is included as Annex A to the proxy statement-prospectus accompanying this notice; and

•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Holders of record of SFFGA common stock at the close of business on [—], 2014 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement and the approval of the principal terms of the merger requires the affirmative vote at the special meeting of holders of at least a majority of the outstanding shares of SFFGA common stock entitled to vote. If the merger agreement is adopted and the principal terms of the merger contemplated thereby are approved by the required vote of SFFGA shareholders, holders of shares of SFFGA common stock who do not vote to adopt the merger agreement and approve the principal terms of the merger may be entitled to dissenter’s rights and receive cash for the fair market value of their shares of SFFGA common stock. A summary of the dissenter’s rights that may be available to you pursuant to Sections 1300 through 1313 of the California General Corporation Law is provided in the section entitled “The Merger—SFFGA Shareholder Dissenter’s Rights” on page 50.

Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of SFFGA common stock entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders of a majority of the shares of SFFGA common stock entitled to vote present in person or by proxy may adjourn the special meeting.

The board of directors of SFFGA recommends that you vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger. The board of directors also recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope whether or not you plan to attend the meeting in person. Stockholders who attend the special meeting may revoke their proxies and vote in person, if they so desire.

San Francisco, California

[—], 2014

By Order of the Board of Directors

/s/ Angelo Stagnaro, Jr. President

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Kilroy Realty from documents that are not included in or delivered with this proxy statement-prospectus. You can obtain the documents incorporated by reference in this proxy statement-prospectus without charge through the Securities and Exchange Commission, or SEC, website (http://www.sec.gov) or upon written or oral request to Kilroy Realty as follows:

Attention: Investor Relations

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

To obtain information in time for the special meeting, your request should be received by [—], 2014.

For additional details about where you can find information about Kilroy Realty or SFFGA, see “Where You Can Find More Information” on page 98.

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with different information. This proxy statement-prospectus is dated [—], 2014. You should not assume that information contained or incorporated by reference in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to the SFFGA shareholders nor the issuance by Kilroy Realty of its common stock in the merger will create any implication to the contrary.

SFFGA has supplied all information relating to SFFGA contained in this proxy statement-prospectus, and Kilroy Realty has supplied all information relating to Kilroy Realty contained or incorporated by reference in this proxy statement-prospectus.

Information on the Internet websites of Kilroy Realty or SFFGA is not part of this proxy statement-prospectus. You should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this proxy statement-prospectus or has been incorporated by reference into this proxy statement-prospectus.

(i)

(ii)

(iii)

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the adoption of a merger agreement that provides for Kilroy Realty Corporation’s, or Kilroy Realty’s, acquisition of San Francisco Flower Growers’ Association, or SFFGA, through the merger of SFFGA with and into KR SFFGA, LLC, a wholly-owned subsidiary of Kilroy Realty, which we refer to as the merger sub, and the approval of the principal terms of such merger. As a result of the merger, following the effective time of the merger, you will become a shareholder of Kilroy Realty.

Q:	What will SFFGA shareholders be entitled to receive in the merger?

A:	If the merger is completed, the shares of SFFGA common stock that you own of record immediately prior to the effective time of the merger will be converted into the right to receive shares of Kilroy Realty common stock. The aggregate merger consideration to be paid by Kilroy Realty to the SFFGA shareholders is expected to be approximately $22.0 million in Kilroy Realty common stock. A portion of the aggregate merger consideration equal to $2.5 million in Kilroy Realty common stock will be withheld from payment to the SFFGA shareholders at closing and contributed to an escrow account that supports certain indemnification and reimbursement obligations of the SFFGA shareholders under the merger agreement. Shares of Kilroy Realty common stock will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and an escrow agreement to be entered into at the closing. See “Description of the Merger Agreement—Consideration to be Received in the Merger” on page 53 and “Description of the Merger Agreement—Escrowed Merger Consideration” on page 55. We refer to the remaining merger consideration (the shares of Kilroy Realty common stock not delivered to the escrow account), which you shall receive in common stock, as the closing merger consideration.

For each share of SFFGA common stock you hold, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Kilroy Realty common stock that you will be entitled to receive for each share of SFFGA common stock which you hold will be determined based upon the average closing price per share of Kilroy Realty common stock on the New York Stock Exchange, or NYSE, as reported by the Wall Street Journal, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period. We refer to the average closing price calculated during such period as the reference price. Assuming (i) no adjustment to the aggregate merger consideration approximated above, (ii) the 540.88 shares of SFFGA common stock currently outstanding remain unchanged at the closing, based upon a reference price of $62.30, which is equal to the reference price if it were calculated as of July 15, 2014, the latest practicable date prior to the date of this proxy statement-prospectus and (iii) that the SFFGA shareholders are entitled to receive the full amount of the escrowed merger consideration, the merger consideration that a SFFGA shareholder would be entitled to receive for each share of SFFGA common stock, would be 652.9783 shares of Kilroy Realty common stock for each share of SFFGA common stock. Assuming no adjustment to the aggregate merger consideration and a reference price of $62.30, we estimate that Kilroy Realty may issue up to 353,182.8834 shares of Kilroy Realty common stock to the SFFGA shareholders as contemplated by the merger agreement. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be Received in the Merger.”

The aggregate merger consideration is determined by taking $27.0 million and adjusting it downward by (i) the sum of (A) any outstanding principal balance of the indebtedness on the SFFGA property, plus all accrued and unpaid interest thereon on and as of the closing date of the merger, plus any prepayment fees or other amounts payable in connection therewith, (B) the proration amounts debited to SFFGA, and (C) the SFFGA expenses assumed by Kilroy Realty, (ii) further adjusting downward by any expenses of SFFGA which were not taken into account in calculating the merger consideration and (iii) adjusting upward to the extent of any proration amounts credited to SFFGA and the cash amount reserved for the payment of certain taxes arising from the sale of the investment properties (in the approximate amount of $[—]). Pursuant to the merger agreement, the outstanding indebtedness on the SFFGA property (in the approximate amount of $4.6 million) will be deducted from the amount paid by Kilroy Realty in the merger and will be paid in full at closing. The aggregate merger consideration of approximately $22.0 million is net of the retirement or assumption of such indebtedness. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Adjustment to Merger Consideration” on page 54.

Q.	How can I sell my shares of Kilroy Realty common stock?

A:	Kilroy Realty shares of common stock will be listed on the New York Stock Exchange and may be sold through any licensed stock broker.

Q:	Why do SFFGA and Kilroy Realty want to engage in the merger?

A:	The board of directors of SFFGA believes that the merger will provide SFFGA shareholders with substantial economic benefits (including liquidity for their ownership position), and Kilroy Realty believes that the merger will further its development plans for the San Francisco South of Market area. To review the reasons for the merger in more detail, see “The Merger—SFFGA’s Reasons for the Merger and Recommendation of the Board of Directors” on page 29.

Q:	What does the SFFGA board of directors recommend?

A:	The SFFGA board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger, “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger. The SFFGA board of directors has determined that the merger agreement and the merger are in the best interests of SFFGA and its shareholders. To review the background and reasons for the merger in greater detail, see pages 26 to 29.

Q:	What vote is required to adopt the merger agreement?

A:	Holders of at least a majority of the outstanding shares of SFFGA common stock entitled to vote must vote in favor of the adoption of the merger agreement and the approval of the principal terms of the merger. Abstentions have the effect of votes against the adoption of the merger agreement and the approval of the principal terms of the merger. Kilroy Realty’s stockholders are not required and will not be voting on the merger agreement or any of the other transactions contemplated thereby.

Q:	What vote is required to approve the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger?

A:	The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of at least a majority of the shares of SFFGA common stock outstanding, present in person or by proxy at the special meeting. In the absence of a quorum, holders of a majority of the shares of SFFGA common stock present in person or by proxy at the special meeting may adjourn the special meeting. Abstentions have the effect of votes against the proposal.

Q:	What vote is required to approve the sale of the investment properties?

A:	The sale of SFFGA’s interest in each of (a) SFFGA Kernersville, LLC, (b) SFFGA Winston-Salem, LLC, (c) SFFGA VA, LLC, and (d) SFFGA Rhode Island, LLC, which we refer to collectively as the investment properties, and all of the assets, liabilities, obligations, properties and business of each such investment properties, to Flair Diversified Properties, LLC, or Flair, has been approved by the board of directors of SFFGA. Approval of the outstanding shares of SFFGA common stock is not required in connection with the sale of the investment properties.

Q:	Why is my vote important?

A:

SFFGA shareholders are being asked to adopt the merger agreement and approve the principal terms of the merger. If you do not submit your proxy by mail or vote in person at the special meeting, it will be more difficult for SFFGA to obtain the necessary quorum to hold the special meeting. Your failure to submit your proxy or attend the special meeting will have the same effect as a vote against the proposal and will make it more difficult to adopt the merger agreement and approve the principal terms of the merger. In addition, Kilroy Realty is not required to complete the merger unless holders of not more than 10% of the total shares of SFFGA common stock are, or have the ability to become, dissenting shares pursuant to the California General Corporation Law, or the CGCL, meaning that holders of shares representing at least 90% of the shares of SFFGA common stock outstanding immediately prior to the effective time of the merger have voted to adopt the merger agreement and approve the principal terms of the merger, allowed their dissenter’s rights to lapse under California law or otherwise do not have dissenter’s rights because such shares were not issued and outstanding as of the record date for the special meeting of the SFFGA shareholders.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting or by proxy if you own shares of SFFGA common stock at the close of business on [—], 2014, the record date for the special meeting. After you have carefully read and considered the information contained in this proxy statement-prospectus, please complete, sign, date and mail your proxy form, in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented at the special meeting even if you are not in attendance. You may also vote in person at the special meeting. If you do not return a properly executed proxy form or you do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement and the approval of the principal terms of the merger.

Q:	How will my proxy be voted?

A:	If you complete, sign, date and mail your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want your proxy to be voted, your proxy will be voted as recommended by the board of directors, “FOR” the adoption of the merger agreement, the approval of the principal terms of the merger and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of SFFGA a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also revoke a prior proxy by voting in person at the special meeting.

Q:	What if I oppose the merger? Do I have dissenter’s rights?

A:	Any SFFGA shareholder who does not vote in favor of adoption of the merger agreement and approval of the principal terms of the merger and otherwise complies with all of the procedures of Sections 1300 through 1313 of the CGCL may be entitled to receive payment in cash for the fair value of their shares of SFFGA common stock as ultimately determined under the statutory process. This value could be more than the per share merger consideration otherwise received under the terms of the merger, but could also be less. A copy of Sections 1300 through 1313 of the CGCL is attached to this proxy statement-prospectus as Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in the loss or waiver of dissenter’s rights under California law.

Q:	What will SFFGA shareholders receive from the sale of the investment properties?

A:

Upon completion of the purchase by Flair of the investment properties, SFFGA received a cash payment in the approximate amount of $20.0 million, which we refer to as the investment properties purchase price. A portion of the investment properties purchase price was applied to pay outstanding indebtedness on the investment properties (in the approximate amount of $10.6 million), including loan pre-payment fees, and a portion of the purchase price was applied for brokerage commissions and expenses of sale (in the approximate amount of $0.75 million). A portion of the investment properties purchase price in an amount equal to $0.4 million in cash, which we refer to as the escrowed investment properties consideration, will be contributed to the escrow account to support certain indemnification and reimbursement obligations of SFFGA under the Agreement of Purchase and Sale. The escrowed investment properties consideration will be released from the escrow account and paid to the SFFGA shareholders in accordance with the terms of the escrow agreement. In addition, SFFGA intends to establish reserves for taxes arising from the sale of the investment properties (in the approximate amount of $[—] million). SFFGA intends to pay a dividend, in one or more installments, to the SFFGA shareholders from the remaining cash available from the sale, to the extent not needed for other corporate purposes, in the approximate aggregate amount of $[—] million, or approximately $[—] per share of SFFGA common stock. SFFGA’s directors have declared an initial dividend of [—] per share payable July 28, 2014 to shareholders of record on July 23, 2014.

At the effective time of the merger, following the sale of the investment properties (and subsequent distribution of a portion of the proceeds therefrom) and completion of other actions to be taken by SFFGA under the terms of the merger agreement (including distribution of any remaining cash other than the reserve established for the payment of taxes arising from the sale of the investment properties), the only material asset of SFFGA will consist of the 1.9 acre land site in Central SOMA on which a portion of the San Francisco Flower Mart is currently situated. At such time, all other assets and liabilities of SFFGA will be immaterial to the transaction and SFFGA will effectively only own the land site. There will be no employees, employee related costs, or employee benefit plans transferring in connection with the merger. The merger transaction was structured to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the 1.9 acre land site followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

Q:	What are the tax consequences to me of the merger?

A:	SFFGA and Kilroy Realty intend that the merger of SFFGA with and into merger sub will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the merger qualifies as a reorganization, if you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Kilroy Realty common stock, including any escrowed shares of Kilroy Realty common stock, in exchange for your SFFGA common stock in the merger. However, you will recognize gain or loss with respect to any cash that you receive in lieu of fractional shares of Kilroy Realty’s common stock. In the event that you exercise your dissenter’s rights, you will recognize gain or loss on the cash payment you receive for your shares of SFFGA common stock. In addition, you generally will recognize gain (but not loss) with respect to the cash placed in the escrow and on certain other cash payments made in connection with the merger. You should consult your tax advisor for the specific tax consequences of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 30.

Q:	What are the tax consequences to me of the dividend from the sale of the investment properties?

A:

For U.S. federal income tax purposes, it is intended that the sale of the investment properties will be treated as a taxable sale by SFFGA and any cash distribution will be treated as a dividend distribution to holders of shares of SFFGA common stock to the extent of SFFGA’s current and accumulated earnings and profits. Any such amounts distributed in excess of SFFGA’s current and accumulated earnings and profits will first be applied against, and reduce, a U.S. holder’s basis in such shareholder’s SFFGA stock and any remaining amount of such distributions will be treated as gain from the sale or exchange of such stock. Notwithstanding the intended U.S. federal income tax treatment described above, the federal income tax treatment of the sale of the investment properties and the distribution of any cash to you is not entirely clear. It is possible that the Internal Revenue Service, or IRS, could treat all or a portion of the cash that you receive from the sale of the investment properties as additional cash consideration in the merger. You should consult with your tax advisor for the specific tax consequences of the dividend to you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Dividend from the investment properties” on page 30.

Q:	Why was the transaction structured as a merger?

A:	The transaction was structured as a merger that qualified as a reorganization within the meaning of Section 368(a) of the Code at the request of SFFGA to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the real property followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of the SFFGA shareholders will take place on [—], 2014, at 4:00 P.M. Pacific time, at [—].

Q:	Who may attend the meeting?

A:	Only SFFGA shareholders of record on [—], 2014, the record date, are entitled to vote at the special meeting or by proxy on the proposals. If you are a SFFGA shareholder of record as of the record date, you will need to present the proxy card that you received or a valid proof of identification to be admitted into the special meeting, unless otherwise approved by SFFGA.

Q:	Should I send in my stock certificates now?

A:	No. Do not send in your stock certificates with your proxy form. Shortly after the effective time of the merger, the exchange agent for the merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your SFFGA stock certificates for the shares of Kilroy Realty common stock to be issued in connection with the merger (and any cash in lieu of fractional shares).

Q:	When is the merger expected to be completed?

A:	Kilroy Realty and SFFGA intend to complete the merger as soon as reasonably practicable. Before that happens, the SFFGA shareholders must vote to adopt the merger agreement and approve the principal terms of the merger. In addition, prior to the closing of the merger other necessary approvals and other conditions to the closing described in the merger agreement must be satisfied or waived. It is anticipated that the merger will close in the third quarter of 2014 or early in the fourth quarter of 2014. Kilroy Realty may, under certain circumstances, delay the closing for up to 30 days. See “Description of the Merger Agreement—Conditions to the Merger” on page 60.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes, there are other closing conditions described in the merger agreement that must be waived or satisfied prior to the closing of the merger. See “Description of the Merger Agreement—Conditions to the Merger” on page 60.

Q:	Are there risks I should consider in deciding to vote on the adoption of the merger agreement?

A:	Yes, in evaluating the proposal to adopt the merger agreement and approve the principal terms of the merger, you should read this proxy statement-prospectus and the other documents incorporated herein by reference carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 18.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement-prospectus or the enclosed proxy form, you should contact either Angelo Stagnaro or Ronald Chiappari, SFFGA’s President and Corporate Secretary, respectively, at (415) 781-8410.

SUMMARY

This summary highlights the material information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should carefully read this the entire document and the documents to which it refers to fully understand the merger. See “Where You Can Find More Information” on page 98.

Information about Kilroy Realty Corporation and San Francisco Flower Growers’ Association (See page 64)

Kilroy Realty Corporation

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-4800

Kilroy Realty Corporation, a Maryland corporation, or Kilroy Realty, was incorporated in 1996. Kilroy Realty is a self-administered real estate investment trust, or REIT, that owns, develops, acquires and manages real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego County, San Francisco Bay Area, and greater Seattle. Kilroy Realty’s portfolio has in excess of 100 office properties. Kilroy Realty owns its interests in all its properties directly or indirectly through Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P. Unless otherwise expressly stated or the context otherwise requires, in this proxy statement-prospectus “Kilroy Realty” refers collectively to Kilroy Realty and its subsidiaries, including Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P.

As of March 31, 2014, Kilroy Realty had total assets of approximately $5.1 billion, total liabilities of approximately $2.5 billion, and total shareholders’ equity of approximately $2.6 billion.

Kilroy Realty common stock is traded on NYSE under the ticker symbol “KRC.”

KR SFFGA, LLC

c/o Kilroy Realty Corporation

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-4800

KR SFFGA, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Kilroy Realty and was formed solely for the purpose of consummating the merger, and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

San Francisco Flower Growers’ Association

644 Brannan Street

San Francisco, California 94107

(415) 781-8410

San Francisco Flower Growers’ Association, a California corporation, is headquartered in San Francisco, California. SFFGA was incorporated in 1923 as a cooperative organized by local flower and fern growers. Its primary business is to own and operate a portion of the real estate on which the San Francisco Flower Mart is situated. SFFGA and an adjacent property owner occupy two contiguous sites to the northeast fronting Brannan Street near Sixth Street in San Francisco. The combined operations are commonly referred to as the San Francisco Flower Mart. Together they represent the largest wholesale flower distributorship operation in San Francisco.

As of June 30, 2014, SFFGA had total assets of approximately $6.8 million, liabilities of $6.3 million and shareholders’ equity of $0.5 million. SFFGA is not a public company and, accordingly, there is no established trading market for SFFGA’s common stock.

The Sale of the Investment Properties (see page 64)

In 2006, following the sale of the Villa dei Fiori project, a mixed use rental project located adjacent to the existing San Francisco Flower Mart property that was developed by SFFGA, SFFGA acquired four investment properties with the proceeds from the sale. Two of the properties are in North Carolina, one in Virginia and one in Rhode Island. We refer to these properties as the Kernersville Property, the Winston-Salem Property, the VA Property and the RI Property, and collectively, as the investment properties. The VA Property, the Kernersville Property, and the Winston-Salem properties are leased to Walgreens and the RI Property is leased to Lowe’s.

SFFGA considered various strategic options with respect to the investment properties: a spin-off of the properties to a new entity, a distribution of the investment properties to the shareholders, retention of the properties by SFFGA, and the sale of some or all of the investment properties. In connection with the structuring of the merger, SFFGA determined that all of the investment properties would have to be sold or distributed to the shareholders because Kilroy Realty was unwilling to acquire the investment properties in the merger because ownership of the investment properties would not be consistent with Kilroy Realty’s business objectives. SFFGA determined that, in part due to the potential tax implications of a distribution of the investment properties to the shareholders, which would cause SFFGA to recognize taxable gain and the shareholders to recognize dividend income, in each case with no cash proceeds from which to pay such taxes, it was preferable to sell the investment properties. In March 2014, Capital Pacific, a third-party real estate broker, commenced an extensive nationwide marketing effort for the investment properties on behalf of SFFGA.

On July 18, 2014, pursuant to an Agreement of Purchase and Sale and Joint Escrow Instructions entered into June 3, 2014 with Flair Diversified Properties, LLC, a California limited liability company, which we refer to as Flair, Flair purchased from the Company the four investment properties for an aggregate purchase price in cash of approximately $20.0 million. SFFGA intends to utilize a portion of the purchase price for the investment properties to retire outstanding indebtedness (in the approximate amount of $10.6 million), including loan pre-payment fees) and a portion of the purchase price for brokerage commissions and expenses of sale (in the approximate amount of $0.75). A portion of the investment properties purchase price in an amount equal to $0.4 million in cash, which we refer to as the escrowed investment properties consideration, will be contributed to an escrow account to support certain indemnification and reimbursement obligations of SFFGA under the Agreement of Purchase and Sale. The escrowed investment properties consideration will be released from the escrow account and distributed to the SFFGA shareholders in accordance with the terms of an escrow agreement. In addition, SFFGA intends to use approximately $[—] million of the proceeds to establish a reserve for taxes associated with the sale of the investment properties. SFFGA intends to pay a dividend, in one or more installments, to the SFFGA shareholders from the remaining cash available from the sale, to the extent not needed for other corporate purposes, in the approximate aggregate amount of $[—] million, or approximately $[—] per share of SFFGA common stock. SFFGA’s directors have declared an initial dividend of $[—] per share payable July 28, 2014 to shareholders of record on July 23, 2014. The cash for the reserve for taxes will be left in SFFGA following the merger and will be included in the calculation of the aggregate merger consideration.

At the effective time of the merger, following the sale of the investment properties (and subsequent distribution of a portion of the proceeds therefrom) and completion of other actions to be taken by SFFGA under the terms of the merger agreement (including distribution of any remaining cash other than the reserve established for the payment of taxes arising from the sale of the investment properties), the only material asset of SFFGA will consist of the 1.9 acre land site in Central SOMA on which a portion of the San Francisco Flower Mart is currently situated. At such time, all other assets and liabilities of SFFGA will be immaterial to the transaction and SFFGA will effectively only own the land site. There will be no employees, employee related costs, or employee benefit plans transferring in connection with the merger. The merger transaction was structured to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the 1.9 acre land site followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

The Merger and the Merger Agreement (See pages 25 and 53)

Kilroy Realty’s acquisition of SFFGA is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, SFFGA will be merged with and into merger sub and SFFGA will cease to exist. After the consummation of the merger, merger sub will continue as the surviving entity and remain a wholly-owned subsidiary of Kilroy Realty. The merger agreement is included as Annex A to this proxy statement-prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What SFFGA Shareholders will Receive in the Merger (See page 53)

If the merger is completed, the shares of SFFGA common stock that you own immediately prior to the effective date of the merger will be automatically cancelled and converted into the right to receive shares of Kilroy Realty common stock and cash in lieu of any fractional shares. The aggregate merger consideration to be paid by Kilroy Realty to the SFFGA shareholders is expected to be approximately $22.0 million (subject to adjustment). In addition, a portion of the aggregate merger consideration equal to $2.5 million in Kilroy Realty common stock will be withheld from payment at closing and contributed to an escrow account to support certain indemnification and reimbursement obligations of the SFFGA shareholders under the merger agreement. Each holder of SFFGA common stock immediately prior to the effective time of the merger shall have the right to receive such holder’s pro rata interest of such escrowed shares if and when such shares are released from the escrow account. Shares of Kilroy Realty common stock will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and an escrow agreement to be entered into at the closing. See “Description of the Merger Agreement—Consideration to be Received in the Merger” on page 53 and “Description of the Merger Agreement—Escrowed Merger Consideration” on page 55.

For each share of SFFGA common stock you hold, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Kilroy Realty common stock that you will be entitled to receive for each share of SFFGA common stock which you hold will be determined based upon the average closing price per share of Kilroy Realty common stock on the NYSE as reported by the Wall Street Journal, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period. We refer to the average closing price calculated during such period as the reference price. Assuming (i) no adjustment to the aggregate merger consideration approximated above, (ii) the 540.88 shares of SFFGA common stock currently outstanding remain unchanged at the closing, based upon a reference price of $62.30, which is equal to the reference price if it were calculated as of July 15, 2014, the latest practicable date prior to the date of this proxy statement-prospectus and (iii) that the SFFGA shareholders are entitled to receive the full amount of the escrowed merger consideration, the merger consideration that a SFFGA shareholder would be entitled to receive for each share of SFFGA common stock, would be 652.9783 shares of Kilroy Realty common stock for each share of SFFGA common stock. Assuming no adjustment to the aggregate merger consideration and a reference price of $62.30, we estimate that Kilroy Realty may issue up to 353,182.8834 shares of Kilroy Realty common stock to SFFGA shareholders as contemplated by the merger agreement. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be Received in the Merger”

The aggregate merger consideration is determined by taking $27.0 million and adjusting it downward by (i) the sum of (A) any outstanding principal balance of the indebtedness on the SFFGA property, plus all accrued and unpaid interest thereon on and as of the closing date of the merger, plus any prepayment fees or other amounts payable in connection therewith, (B) the proration amounts debited to SFFGA, and (C) the SFFGA expenses assumed by Kilroy Realty, (ii) further adjusting downward by any expenses of SFFGA which were not taken into account in calculating the merger consideration and (iii) adjusting upward to the extent of any proration amounts credited to SFFGA and the cash amount reserved for the payment of certain taxes arising from the sale of the investment properties (in the approximate amount of $[—] million). Pursuant to the merger agreement, the outstanding indebtedness on the SFFGA property (in the approximate amount of $4.6 million) will be deducted from the amount paid by Kilroy Realty in the merger and will be paid in full by Kilroy Realty at closing. The aggregate merger consideration of approximately $22.0 million is net of the retirement or assumption of such indebtedness. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Adjustment to Merger Consideration” on page 54.

SFFGA shareholders will not receive fractional shares of Kilroy Realty common stock and instead, they will receive a cash payment for any fractional share based on the reference price of the Kilroy Realty common stock.

Exchange of Certificates (See page 56)

Once the merger is complete, Computershare Trust Company, N.A., the exchange agent for the merger, will mail you a letter of transmittal and instructions for exchanging your SFFGA stock certificates for shares of Kilroy Realty common stock to be issued by Kilroy Realty’s transfer agent in book-entry form. You should not send in your SFFGA stock certificates with your completed proxy card, and should wait until you receive the transmittal letter and other materials and instructions from the exchange agent.

Material U.S. Federal Income Tax Consequences of the Merger (See page 30)

SFFGA and Kilroy Realty intend that the merger of SFFGA with and into merger sub will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, if you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Kilroy Realty common stock in exchange for your SFFGA common stock in the merger (including any escrowed shares of Kilroy Realty common stock). However, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Kilroy Realty common stock or on the cash payment you receive if you exercise your dissenter’s rights. In addition, you generally will recognize gain (but not loss) with respect to the cash placed in the escrow and on certain other cash payments made in connection with the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 30. You are urged to consult your tax advisor for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

Structure (See page 30)

The transaction was structured as a merger that qualified as a reorganization within the meaning of Section 368(a) of the Code at the request of SFFGA to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the real property followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

Accounting Treatment (See page 49)

Kilroy Realty intends to account for the transaction as an asset acquisition, and it will allocate the purchase price to the acquired assets and liabilities based on their relative fair values. As discussed above, the SFFGA assets, liabilities and San Francisco Flower Mart operations excluding the land being acquired are immaterial and inconsequential to the overall transaction. Kilroy Realty’s intent is to acquire the land site for future development opportunities.

Reasons for the Merger (See page 29)

SFFGA’s board of directors believes that the merger is in the best interests of SFFGA and its shareholders. The SFFGA board has adopted the merger agreement and recommends that its shareholders vote “FOR” the adoption of the merger agreement and approval of the principal terms of the merger.

In its deliberations and in making its determination, SFFGA’s board of directors considered numerous factors, including the following:

•	the value to be received by the SFFGA shareholders in the merger as compared to shareholder value projected for SFFGA as an independent entity;

•	the perceived risks and uncertainties attendant to SFFGA as an independent real estate operator;

•	the favorable tax treatment of shares of Kilroy Realty common stock received in the merger as compared to receiving a cash distribution from a taxable sale of SFFGA’s property;

•	information with respect to the business, earnings, operations, financial condition, and prospects of Kilroy Realty;

•	the market value of Kilroy Realty common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Kilroy Realty’s strategic real estate initiatives; and

•	the fact that Kilroy Realty is publicly held and the merger would provide liquidity through the access to a public trading market for SFFGA’s shareholders whose investments currently are in a privately held company.

Board Recommendation to SFFGA’s Shareholders (See page 29)

SFFGA’s board of directors believes that the merger of SFFGA with Kilroy Realty is in the best interests of SFFGA and its shareholders. SFFGA’s board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger.

SFFGA Shareholders will have Dissenter’s Rights in Connection with the Merger (See page 50)

SFFGA shareholders may dissent from the merger and, upon complying with the requirements of the CGCL, receive cash in the amount of the fair value of their shares instead of the shares of Kilroy Realty common stock.

A copy of the sections of the CGCL pertaining to the dissenter’s rights is attached as Annex B to this proxy statement-prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. A dissenting shareholder of SFFGA must follow the appropriate procedures under California law or the shareholder will lose such rights.

The Merger and the Performance of Kilroy Realty Subsequent to the Merger are Subject to a Number of Risks (See page 18)

There are a number of risks relating to the merger and to the business of Kilroy Realty following the merger. See the “Risk Factors” beginning on page 18 of this proxy statement-prospectus for a discussion of these and other risks and see also the documents that Kilroy Realty has filed with the SEC and which we have incorporated by reference into this proxy statement-prospectus.

SFFGA Shareholder Approval will be Required to Complete the Merger and Approve the Other Proposals Set Forth in the Shareholder Notice (See page 50)

To approve the merger, at least a majority of the outstanding shares of SFFGA common stock entitled to vote must vote in favor of the adoption of the merger agreement and the approval of the principal terms of the merger at the special meeting of the SFFGA shareholders. In addition, Kilroy Realty is not required to complete the merger unless holders of not more than 10% of the total shares of SFFGA common stock are, or have the ability to become, dissenting shares pursuant to the CGCL, meaning that holders of shares representing at least 90% of the shares of SFFGA common stock outstanding immediately prior to the effective time of the merger have voted to adopt the merger agreement and approve the principal terms of the merger, allowed their dissenter’s rights to lapse under California law or otherwise do not have dissenter’s rights because such shares were not issued and outstanding as of the record date for the special meeting of the SFFGA shareholders.

Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of SFFGA common stock entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders of a majority of the shares of SFFGA common stock present in person or by proxy may adjourn the special meeting. To satisfy the quorum requirements set forth in SFFGA’s bylaws, shareholders holding at least a majority of the voting power of the outstanding shares of SFFGA common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. The SFFGA shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.

SFFGA Special Meeting (See page 22)

The special meeting of the SFFGA shareholders will be held at [—] on [—], 2014 at 4:00 P.M., Pacific time. The SFFGA board of directors is soliciting proxies for use at the special meeting. At the special meeting, the SFFGA shareholders will be asked to vote on a proposal to adopt the merger agreement and approve the principal terms of the merger.

Record Date for the Special Meeting; Revocability of Proxies (See pages 22 and 23)

You may vote at the special meeting if you are the record holder of shares of SFFGA common stock at the close of business on [—], 2014, the record date established by the SFFGA board of directors. You will have one vote for each share of SFFGA common stock you owned on the record date. You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of SFFGA a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also vote in person at the special meeting.

Conditions to the Merger (See page 60)

Pursuant to the merger agreement, various conditions are required to be met before Kilroy Realty and/or SFFGA is obligated to complete the merger. These conditions are customary and include:

•	adoption of the merger and approval of the principal terms of the merger by the SFFGA shareholders;

•	absence of any order restraining or enjoining the merger;

•	the Form S-4, of which this proxy statement-prospectus is a part, shall have been declared effective by the SEC;

•	listing on the NYSE of the Kilroy Realty common stock to be issued to the SFFGA shareholders in connection with the merger;

•	continued accuracy as of the closing of the merger of Kilroy Realty’s and SFFGA’s representations and warranties;

•	performance in all material respects by Kilroy Realty and SFFGA of their respective obligations under the merger agreement;

•	receipt by Kilroy Realty and SFFGA of tax opinions from their respective counsel, dated the closing date of the merger, substantially to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	receipt by SFFGA of all requisite consents, authorizations, approvals and releases;

•	the sale by SFFGA of the Kernersville Property, Winston-Salem Property, VA Property and RI Property;

•	delivery by SFFGA and Kilroy Realty of certain real property related deliverables;

•	holders of not more than 10% of the outstanding shares of SFFGA common stock have exercised or have the continued right to exercise appraisal, dissenter’s or similar rights; and

•	the absence since signing of the merger agreement of any changes which have had or might reasonably be expected to have “a material adverse effect” (as defined in the merger agreement) on SFFGA.

Termination of the Merger Agreement (See page 61)

The merger agreement may be terminated at any time prior to the completion of the merger by:

•	mutual written consent of SFFGA and Kilroy Realty; or

•	either SFFGA or Kilroy Realty if:

•	the merger has not been completed within six months of the date the merger agreement was executed, which we refer to the outside date, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date; or

•	a court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the approval of SFFGA’s shareholders have not been obtained at a duly held meeting, but this termination right is not available to SFFGA if the failure to obtain such approval was primarily due to SFFGA’s failure to perform any of its obligations under the merger agreement; or

•	by SFFGA if Kilroy Realty has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure cannot be cured by the outside date or if curable, has not been cured within 20 days after receipt of written notice by SFFGA; or

•	by Kilroy Realty if SFFGA has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure cannot be cured by the outside date or if curable, has not been cured within 20 days after receipt of written notice by Kilroy Realty.

Expense Reimbursement (See page 61)

SFFGA may be required to reimburse Kilroy Realty for its out-of-pocket costs and expenses in the event that Kilroy Realty terminates the merger agreement as a result of SFFGA’s breach of its non-solicitation obligation under the merger agreement.

Effect of Termination (See page 61)

If the merger agreement is terminated, the merger agreement will be void, except that for certain designated provisions, including with respect to notices, third-party beneficiaries, governing law, consent to jurisdiction, and waiver of jury trial, and nothing will relieve either party from liability for any willful breach of the merger agreement prior to termination.

Certain Differences in Kilroy Realty Shareholder Rights and SFFGA Shareholder Rights (See page 81)

Kilroy Realty is a Maryland corporation and SFFGA is a California corporation. SFFGA shareholder rights under California law and Kilroy Realty shareholder rights under Maryland law are different. In addition, Kilroy Realty’s Articles of Restatement, as supplemented and as may be supplemented from time to time, and Kilroy Realty’s Second Amended and Restated Bylaws, as amended and as may be amended from time to time, contain provisions that are different from SFFGA’s articles of incorporation and bylaws as currently in effect. After completion of the merger, the SFFGA shareholders who receive shares of Kilroy Realty common stock in exchange for their shares of SFFGA common stock will become shareholders of Kilroy Realty and their rights will be governed by Kilroy Realty’s charter and bylaws, in addition to rules and regulations that apply to public companies.

Kilroy Realty Shares of Common Stock are Listed on the NYSE (See page 66)

The shares of Kilroy Realty common stock to be issued pursuant to the merger will be listed on the NYSE under the symbol “KRC.”

SUMMARY SELECTED FINANCIAL DATA

The following selected financial information is to aid you in understanding certain financial aspects of Kilroy Realty, together with its subsidiaries, including Kilroy Realty, L.P., the operating partnership for which Kilroy Realty is the sole general partner. Unless otherwise expressly stated or the context otherwise requires, in this proxy statement-prospectus “Kilroy Realty” refers collectively to Kilroy Realty and its subsidiaries, including the operating partnership. The annual historical information for Kilroy Realty set forth below is derived from its audited consolidated financial statements as of and for each of the fiscal years ended December 31, 2009 through 2013. The information for Kilroy Realty as of and for the three months ended March 31, 2013 and March 31, 2014 that is set forth below is derived from its unaudited consolidated interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, that management of Kilroy Realty considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with accounting principles generally accepted in the United States, or GAAP.

The information regarding Kilroy Realty that is set forth below is only a summary and should be read with Kilroy Realty’s historical consolidated financial statements and related notes. Kilroy Realty’s historical consolidated financial statements and related notes are contained in its Annual Report on Form 10-K/A for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as other information filed by Kilroy Realty with the SEC. See “Where You Can Find More Information” on page 98.

Pursuant to SEC rules, Kilroy Realty’s merger with SFFGA will not require Kilroy Realty to file financial information with the SEC on SFFGA as a significant subsidiary since none of the financial criteria conditions under SEC Regulation S-X Rule 3-05 will be met at the 20% level.

The historical results set forth below and elsewhere in this proxy solicitation-prospectus are not necessarily indicative of the future performance of Kilroy Realty.

	Three Months Ended March 31,		Year Ended December 31,
	(in thousands)
	2014	2013	2013	2012	2011	2010	2009
Statements of Operations Data:
Total revenues from continuing operations	$125,785	$110,964	$465,098	$381,000	$310,424	$232,683	$206,587
Income (loss) from continuing operations	11,440	186	15,837	(3,505)	(15,584)	(6,729)	7,709
Income from discontinued operations	90,492	2,202	28,728	280,606	83,073	26,615	30,306
Net income (loss) available to common stockholders	96,532	(903)	30,630	249,826	50,819	4,512	21,794
Per-Share Data:
Weighted average shares of common stock outstanding—basic	82,124,538	74,977,240	77,343,853	69,639,623	56,717,121	49,497,487	38,705,101
Weighted average shares of common stock outstanding—diluted	84,140,070	74,977,240	79,108,878	69,639,623	56,717,121	49,497,487	38,732,126
Income (loss) from continuing operations available to common stockholders per share of common stock—basic	$0.09	$(0.05)	$0.01	$(0.37)	$(0.55)	$(0.45)	$(0.22)
Income (loss) from continuing operations available to common stockholders per share of common stock—diluted	$0.09	$(0.05)	$0.01	$(0.37)	$(0.55)	$(0.45)	$(0.22)
Net income available to common stockholders per share—basic	$1.17	$(0.02)	$0.37	$3.56	$0.87	$0.07	$0.53
Net income available to common stockholders per share—diluted	$1.14	$(0.02)	$0.36	$3.56	$0.87	$0.07	$0.53
Dividends declared per common share	$0.35	$0.35	$1.40	$1.40	$1.40	$1.40	$1.63
Book value per share (1)	29.11	27.08	28.29	27.27	19.25	17.62	15.96
Balance Sheet Data:
Total real estate held for investment, before accumulated depreciation and amortization	$5,434,024	$5,016,590	$5,264,947	$4,757,394	$3,798,690	$3,216,871	$2,520,083
Total assets	5,114,543	4,755,287	5,111,028	4,616,084	3,446,795	2,816,565	2,084,281
Total debt	2,157,691	2,166,578	2,204,938	2,040,935	1,821,286	1,427,776	972,016
Series A redeemable, noncontroling interest,—preferred units (2)	—	—	—	—	73,638	73,638	73,638
Total preferred stock	192,411	192,411	192,411	192,411	121,582	121,582	121,582
Total equity (3)	2,585,610	2,232,540	2,516,160	2,235,933	1,327,482	1,117,730	883,838
Other Data:
Funds From Operations (4) (5)	$57,221	$49,086	$218,621	$165,455	$136,173	$106,639	$107,159
Cash flows provided by (used in):
Operating activities	$45,081	$56,499	$240,576	$180,724	$138,256	$119,827	$124,965
Investing activities	97,278	43,447	(506,520)	(706,506)	(634,283)	(701,774)	(50,474)
Financing activities	(82,202)	19,030	284,621	537,705	485,964	586,904	(74,161)
Office Property Data: (6)
Rentable square footage	13,305,145	13,570,059	12,736,099	13,249,780	11,421,112	10,395,208	8,708,466
Occupancy	92.4%	90.3%	93.4%	92.8%	90.1%	87.5%	80.6%

(1)	Kilroy Realty calculates the book value per share as total equity less the sum of (i) total preferred stock and (ii) Series A redeemable, noncontrolling interest–preferred units divided to the total outstanding common shares.
(2)	Represents the redemption value, less issuance costs of Kilroy Realty’s 1,500,000 7.45% Series A Cumulative Preferred Units, or Series A Preferred Units. The Series A Preferred Units were redeemed in 2012.
(3)	Includes the noncontrolling interest of the common units of Kilroy Realty, L.P. and Redwood City Partners, LLC (a consolidated subsidiary created on June 27, 2013.
(4)

Kilroy Realty calculates Funds From Operations, or FFO, in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Kilroy Realty’s calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets.

Kilroy Realty believes that FFO is a useful supplemental measure of its operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of its activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, Kilroy Realty’s FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, Kilroy Realty believes that FFO along with the required GAAP presentations provides a more complete measurement of its performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing, and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of Kilroy Realty’s operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of Kilroy Realty’s properties, which are significant economic costs and could materially impact Kilroy Realty’s results from operations.

Noncash adjustments to arrive at FFO were as follows: noncontrolling interest in earnings of the Kilroy Realty, L.P., depreciation and amortization of real estate assets, and net gain (loss) from dispositions of operating properties.

(5)	FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $10.7 million, $9.1 million, $9.3 million, $9.7 million and $9.8 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively and $2.4 million for the three months ended March 31, 2014 and 2013, respectively.
(6)	Occupancy percentages and total square feet reported are based on Kilroy Realty’s stabilized office portfolio for the periods presented.

The following table presents a reconciliation of FFO to net income for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and the three months ended March 31, 2014 and 2013:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
Net income available to common stockholders	$96,532	$(903)	$30,630	$249,826	$50,819	$4,512	$21,794
Adjustments:
Net income attributable to noncontrolling common units of the operating partnership	2,087	(22)	685	6,187	1,474	178	1,025
Depreciation and amortization of real estate assets	48,717	50,011	199,558	168,687	135,467	102,898	86,825
Net gain on dispositions of discontinued operations	90,115	—	(12,252)	(259,245)	(51,587)	(949)	(2,485)

Funds From Operations (1)	$57,221	$49,086	$218,621	$165,455	$136,173	$106,639	$107,159

(1)	Includes amortization of deferred revenue related to tenant-funded tenant improvements of $10.7 million, $9.1 million, $9.3 million, $9.7 million and $9.8 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and $2.4 million for the three months ended March 31, 2014 and March 31, 2013, respectively. Reported amounts are attributable to common stockholders and common unitholders.

Market Values of Kilroy Realty’s Common Equity

Kilroy Realty common stock is listed and traded on the NYSE under the symbol “KRC.” As of the date this proxy statement-prospectus was filed, there were approximately 58 registered holders of Kilroy Realty common stock. The following table illustrates the high, low, and closing prices by quarter, as well as dividends declared, during 2014, 2013 and 2012 as reported on the NYSE.

2014	High	Low	Close	Per Share Common Stock Dividends Declared
First quarter	$59.53	$49.72	$58.58	$0.3500
Second quarter	62.88	57.29	62.28	0.3500

2013	High	Low	Close	Per Share Common Stock Dividends Declared
First quarter	$53.99	$47.86	$52.40	$0.3500
Second quarter	59.58	50.11	53.01	0.3500
Third quarter	55.80	47.73	49.95	0.3500
Fourth quarter	54.04	48.89	50.18	0.3500

2012	High	Low	Close	Per Share Common Stock Dividends Declared
First quarter	$46.61	$37.92	$46.61	$0.3500
Second quarter	48.58	44.84	48.41	0.3500
Third quarter	49.88	44.78	44.78	0.3500
Fourth quarter	47.52	42.47	47.37	0.3500

On July 15, 2014, the most recent practicable date prior to the printing of this proxy solicitation-prospectus, the last reported sale price of Kilroy Realty common stock on the NYSE was $62.97. We urge you to obtain current stock price quotations for Kilroy Realty common stock from a newspaper, the Internet or your broker.

Kilroy Realty historically pays distributions to the holders of its common stock quarterly each January, April, July and October, at the discretion of the Kilroy Realty board of directors. Distribution amounts depend on Kilroy Realty’s FFO, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the board of directors deems relevant.

There is no established public trading market for SFFGA’s common stock.

RISK FACTORS

Before deciding whether to vote for the adoption of the merger agreement and the approval of the principal terms of the merger, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this proxy statement-prospectus, including the discussion under “Risk Factors” in Kilroy Realty’s Annual Report on Form 10-K/A for the year ended December 31, 2013, as such discussion may be updated in Kilroy Realty’s subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find More Information” on page 98.

Risks Relating to the Merger

Because the aggregate merger consideration is subject to adjustment, the value of the merger consideration you may receive in the merger may be less than you expect.

The merger consideration to be received by the SFFGA shareholders following the effective time of the merger is subject to downward adjustment as provided in the merger agreement. Consequently, the value of the merger consideration you may receive in the merger may be less than you expect and you will not know the exact value of the merger consideration you will receive at the time of the special meeting of the SFFGA shareholders. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Adjustment to Merger Consideration” on page 54.

SFFGA shareholders may not receive the escrowed merger consideration or the escrowed investment properties consideration.

A portion of the aggregate merger consideration equal to $2.5 million in Kilroy Realty common stock will be deposited at the closing with the escrow agent to serve as security for the benefit of Kilroy Realty against the indemnification afforded Kilroy Realty in the merger agreement and to reimburse Kilroy Realty for certain fees and expenses that were not able to be calculated at the closing of the merger. An amount equal to $0.5 million in Kilroy Realty common stock of the $2.5 million in escrowed merger consideration will be held by the escrow agent for a period of 36 months from the closing to serve as security for the benefit of Kilroy Realty in respect of indemnification claims arising out of environmental matters. The balance of the escrowed merger consideration (in the amount equal to $2.0 million in Kilroy Realty common stock) will be held for a period of 18 months from the closing. If any payment is required to be made from the escrow account to Kilroy Realty, the SFFGA shareholders as of the closing date of the merger will not be entitled to receive such shares of Kilroy Realty common stock, and because this portion of the merger consideration is contingent upon the determination of any indemnification claims against the SFFGA shareholders, there are no assurances of the number of shares of Kilroy Realty common stock, if any, beyond the closing merger consideration payable at the closing that SFFGA shareholders will receive for their SFFGA common stock. In addition, the price per share of Kilroy Realty common stock on the date of distribution from the escrow account may be more or less than the reference price. As a result, SFFGA shareholders will not know the amount of escrowed merger consideration, if any, that may be payable to SFFGA shareholders until approximately 36 months after the effective time of the merger.

A portion of the investment properties consideration equal to $0.4 million in cash will be deposited at the closing with the escrow agent to serve as security for the benefit of Kilroy Realty in respect of indemnification obligations arising under the Agreement of Purchase and Sale in connection with the sale of the investment properties to Flair. This amount, which we refer to as the escrowed investment properties consideration, will be held by the escrow agent for a period of four months from the July 18, 2014 closing of the sale of the investment properties to Flair. If any portion of the escrowed investment properties consideration is required to be disbursed to Kilroy Realty (as a result of the satisfaction by Kilroy Realty of indemnification claims asserted by Flair), the SFFGA shareholders as of the closing date of the merger will not be entitled to receive the portion of the escrowed investment properties consideration disbursed to Kilroy Realty. As a result, SFFGA shareholders will not know the amount of escrowed investment properties consideration, if any, that may be payable to SFFGA shareholders until the date approximately four months from the July 18, 2014 closing of the sale of the investment properties.

The SFFGA Representative will have the ability to take actions in connection with the merger and the merger agreement on behalf of the SFFGA shareholders without further notice to or approval by the SFFGA shareholders.

In connection with the adoption of the merger agreement and approval of the principal terms of the merger by the SFFGA shareholders, Angelo Stagnaro, Jr. and Ronald Chiappari and any successors thereto will be appointed as the SFFGA shareholders’ exclusive agent and attorney-in-fact, or the SFFGA Representative, with respect to any actions specified or contemplated by the merger agreement and the escrow agreement. The appointment of the SFFGA Representative will constitute the authorization by each holder of SFFGA common stock, even if a SFFGA shareholder did not vote to approve the merger and thereby appoint the SFFGA Representative. The SFFGA Representative may take action or decline to do so as he may determine in his sole discretion without any notice to or further approval by the SFFGA shareholders, and will be indemnified by the SFFGA shareholders in taking or declining to take such action. For example, the SFFGA Representative may settle indemnification claims pursuant to the merger agreement and the escrow agreement, which would reduce the escrowed merger consideration to be received by the SFFGA shareholders. SFFGA will establish an escrow account (independent of the escrow established with respect to the escrowed merger consideration) into which SFFGA will deposit an amount reasonably anticipated to be necessary to cover the costs and expenses of the SFFGA Representative subsequent to the closing of the merger. Any amounts remaining after termination of the duties of the SFFGA Representative will be distributed to the SFFGA shareholders on a pro rata basis.

Because there is no public market for the SFFGA common stock, it is difficult to determine how the fair value of SFFGA common stock compares with the merger consideration being paid by Kilroy Realty in connection with the merger.

The outstanding shares of SFFGA common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of the outstanding SFFGA common stock. Although the SFFGA board of directors has received advice from its financial advisor and obtained appraisals of the real property comprising the SFFGA property, the board of directors did not obtain a formal opinion from a financial advisor regarding the fairness, from a financial point of view, of the merger consideration being received by the holders of SFFGA common stock. Because the merger consideration was determined based on negotiations between SFFGA and Kilroy Realty, it may not be more or less than the fair value of the shares of SFFGA common stock.

SFFGA’s shareholders will not control Kilroy Realty’s future operations.

Currently, SFFGA’s shareholders own 100% of SFFGA and have the power to approve or reject any matters requiring shareholder approval under California law and SFFGA’s articles of incorporation and bylaws. After the merger, SFFGA shareholders are expected to become owners of less than 0.5% of the outstanding shares of Kilroy Realty common stock. Even if all former SFFGA shareholders voted together on all matters presented to Kilroy Realty’s stockholders, from time to time, the former SFFGA shareholders would not have an impact on the approval or rejection of future Kilroy Realty proposals submitted to a vote of the Kilroy Realty stockholders.

Because the market price of Kilroy Realty’s stock will fluctuate, the SFFGA shareholders cannot be certain of the price of Kilroy Realty common stock after completion of the merger.

The exchange ratio used to determine the number of shares of Kilroy Realty common stock that you will be entitled to receive for each share of SFFGA common stock which you hold will be determined based upon the average closing price per share of Kilroy Realty common stock on the NYSE, as reported by the Wall Street Journal, which we refer to as the reference price, during the 10 trading day period ending on the second trading day prior to completion of the merger. As such, the reference price will likely differ from the price at which shares of Kilroy Realty common stock will trade on the date of the special meeting of the SFFGA shareholders, on the closing date or on the date you receive the closing merger consideration. The value of the closing merger consideration will not be adjusted to reflect any changes in the market price of Kilroy Realty common stock prior to the closing date and the number of shares of Kilroy Realty common stock issued in the merger may be higher or lower than what would be issued had the merger occurred on a different date. In addition, because the price of Kilroy Realty common stock will continue to fluctuate after completion of the merger, the aggregate value of Kilroy Realty common stock received by you may, at any particular time, be higher or lower than the closing merger consideration.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger Agreement—Conditions to the Merger” on page 60. There can be no assurance that Kilroy Realty and SFFGA will satisfy or waive the closing conditions or that closing conditions beyond their control will be satisfied or waived. Kilroy Realty and SFFGA can agree at any time to terminate the merger agreement, even if SFFGA shareholders have already voted to approve the merger agreement. Kilroy Realty and SFFGA can also terminate the merger agreement under other specified circumstances.

The merger agreement limits SFFGA’s ability to pursue alternative transactions to the merger.

The merger agreement prohibits SFFGA and its affiliates, directors, officers, representatives, and agents from soliciting, initiating, encouraging, facilitating or inducing any inquiry with respect to any offer or proposal reasonably expected to lead to any alternative competing transaction. The prohibition limits SFFGA’s ability to pursue offers from other possible acquirers that may be superior from a financial point of view to the merger with Kilroy Realty.

The rights of SFFGA shareholders who become Kilroy Realty shareholders in the merger will be governed by Maryland law and by Kilroy Realty’s Articles of Restatement, as supplemented, and Second Amended and Restated Bylaws, as amended.

The SFFGA shareholders who receive shares of Kilroy Realty common stock in the merger will become Kilroy Realty stockholders. Kilroy Realty currently is a corporation formed under the laws of Maryland. As a result, the SFFGA shareholders who become shareholders of Kilroy Realty will be governed by the Maryland General Corporation Law and Kilroy Realty’s Articles of Restatement, as supplemented and as may be supplemented from time to time, and Kilroy Realty’s Second Amended and Restated Bylaws, as amended and as may be amended from time to time, rather than being governed by the CGCL and the SFFGA’s articles of incorporation and SFFGA’s bylaws. There may be material differences between the current rights of the SFFGA shareholders, as compared to the rights they will have as stockholders of Kilroy Realty. For more information, see “Comparison of Shareholder Rights” beginning on page 81 of this proxy statement-prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus, including the documents incorporated by reference, contain, and documents Kilroy Realty subsequently files with the SEC and incorporate by reference, may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act. Forward-looking statements can be identified by the use of words such as “believes,” “expects,” “projects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” and the negative of these words and phrases and similar expressions that do not relate to historical matters. Forward-looking statements are based on Kilroy Realty’s and SFFGA’s current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of Kilroy Realty’s and SFFGA’s control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.

The factors included in this proxy statement-prospectus, including the documents incorporated by reference, and documents Kilroy Realty subsequently files with the SEC and incorporates by reference, are not exhaustive. For a discussion of additional risk factors that could adversely affect Kilroy Realty’s and SFFGA’s business and financial performance, see the factors included under the caption “Risk Factors” in this proxy statement-prospectus, and in Kilroy Realty’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and in Kilroy Realty’s subsequent Quarterly Reports on Form 10-Q and the documents incorporated by reference in each. All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. Neither Kilroy Realty nor SFFGA assumes any obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise.

INFORMATION ABOUT THE SPECIAL MEETING OF SFFGA STOCKHOLDERS

The SFFGA board of directors is using this proxy statement-prospectus to solicit proxies from the holders of SFFGA common stock for use at the special meeting of the SFFGA shareholders.

Date, Time and Place of the Special Meeting

The special meeting will be held at [—], on [—], 2014 at 4:00 P.M., Pacific time.

Purpose of the Special Meeting

At the special meeting, SFFGA board of directors will ask you to vote upon the following:

•	a proposal to adopt the merger agreement and approve the principal terms of the merger; and

•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Record Date and Voting Rights for the Special Meeting

The SFFGA board of directors has set the close of business on [—], 2014, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only the SFFGA shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 540.88 shares of SFFGA common stock outstanding and entitled to vote at the special meeting.

Quorum

The presence in person or by proxy of at least a majority of SFFGA’s shares issued and outstanding and entitled to vote at the special meeting is required for a quorum to be present at the special meeting. Abstentions will count toward the establishment of a quorum.

Vote Required

Adoption of the merger agreement and approval of the principal terms of the merger requires the affirmative vote of at least a majority of SFFGA’s outstanding shares entitled to vote. In addition, Kilroy Realty is not required to complete the merger unless holders of not more than 10% of the total shares of SFFGA common stock are, or have the ability to become, dissenting shares pursuant to the CGCL, meaning that holders of shares representing at least 90% of the shares of SFFGA common stock outstanding immediately prior to the effective time of the merger have voted to adopt the merger agreement and approve the principal terms of the merger, allowed their dissenter’s rights to lapse under California law or otherwise do not have dissenter’s rights because such shares were not issued and outstanding as of the record date for the special meeting of the SFFGA shareholders.

Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of SFFGA common stock entitled to vote, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders of a majority of the shares of SFFGA common stock present in person or by proxy may adjourn the special meeting. To satisfy the quorum requirements set forth in SFFGA’s bylaws, shareholders holding at least a majority of the voting power of the outstanding shares of SFFGA common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. The SFFGA shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.

The failure of a SFFGA shareholder to vote will have the same effect as voting against the proposals to adopt the merger agreement and approve the principal terms of the merger and to approve the meeting adjournment proposal. For purposes of the shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposals to adopt the merger agreement and approve the principal terms of the merger and to adjourn the special meeting.

The sale of the investment properties to Flair has been approved by the board of directors of SFFGA. Approval of the outstanding shares of SFFGA common stock is not required in connection with the sale of the investment properties.

Ownership of Directors and Officers

As of the record date, SFFGA’s directors and executive officers and their affiliates beneficially owned a total of [—] shares of SFFGA common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately [—]% of the outstanding shares of SFFGA common stock entitled to vote at the special meeting.

How to Vote

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy form, which should be returned in the enclosed prepaid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the SFFGA board of directors recommends and will be voted “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger, “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and the approve of the principal terms of the merger.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by:

•	filing with SFFGA’s secretary a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: San Francisco Flower Growers’ Association, 644 Brannan Street, San Francisco, CA 94107, Attention: Angelo Stagnaro, Jr.

Proxy Solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of SFFGA in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. SFFGA will pay the costs associated with the solicitation of proxies for the special meeting.

Other Business; Adjournments

SFFGA is not currently aware of any other business to be acted upon at the SFFGA special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of the holders of a majority of the shares of SFFGA common stock present in person or by proxy at the special meeting, whether or not a quorum is present, without further notice other than by announcement at the special meeting.

THE MERGER

This section of the proxy statement-prospectus describes material aspects of the merger. While Kilroy Realty and SFFGA believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus, the attached Annexes, and the other documents to which this proxy statement-prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Annex A, not this summary, is the legal document which governs the merger.

General

The SFFGA board of directors is using this proxy statement-prospectus to solicit proxies from the holders of SFFGA common stock for use at the SFFGA special meeting, at which the SFFGA shareholders will be asked to vote on the adoption of the merger agreement and approve the principal terms of the merger. When the merger is consummated, SFFGA will merge with and into KR SFFGA, LLC, a wholly-owned subsidiary of Kilroy Realty, which we refer to as merger sub and SFFGA will cease to exist. Merger sub will survive the merger and remain a wholly-owned subsidiary of Kilroy Realty. At the effective time of the merger, shares of SFFGA common stock will be cancelled and the holders of such shares immediately prior to the effective time of the merger will be exchanged for shares of Kilroy Realty common stock. The exact number of shares of Kilroy Realty common stock comprising the merger consideration cannot be determined until two trading days before completion of the merger and will be based on the calculation of the aggregate merger consideration. See “Description of the Merger Agreement—Consideration to be Received in the Merger” for a detailed description of the method for determining the per share merger consideration.

SFFGA shareholders will not receive fractional shares of Kilroy Realty common stock and instead, they will receive a cash payment for any fractional share based on the reference price of the Kilroy Realty common stock. Shares of SFFGA common stock held by SFFGA shareholders who properly elect to exercise their dissenter’s rights will not be converted into merger consideration.

The Companies

Kilroy Realty Corporation

Kilroy Realty Corporation, a Maryland corporation, or Kilroy Realty, was incorporated in 1996. Kilroy Realty is a self-administered real estate investment trust, or REIT, that owns, develops, acquires and manages real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego County, San Francisco Bay Area, and greater Seattle. Kilroy Realty’s portfolio has in excess of 100 office properties. Kilroy Realty owns its interests in all its properties directly or indirectly through Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P. Unless otherwise expressly stated or the context otherwise requires, in this proxy statement-prospectus “Kilroy Realty” refers collectively to Kilroy Realty and its subsidiaries, including Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P.

As of March 31, 2014, Kilroy Realty had total assets of approximately $5.1 billion, total liabilities of $2.5 billion, and total shareholders’ equity of approximately $2.6 billion.

Kilroy Realty common stock is traded on the NYSE under the ticker symbol “KRC.”

Financial and other information relating to Kilroy Realty, including information relating to Kilroy Realty’s current directors and executive officers, is set forth in Kilroy Realty’s 2013 Annual Report on Form 10-K/A, Kilroy Realty’s Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on April 11, 2014 and Kilroy Realty’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2014, which are incorporated by reference to this proxy statement-prospectus. Copies of these documents may be obtained from Kilroy Realty as indicated under “Where You Can Find More Information” on page 98.

KR SFFGA, LLC

KR SFFGA, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Kilroy Realty and was formed solely for the purpose of consummating the merger, and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

San Francisco Flower Growers’ Association

San Francisco Flower Growers’ Association, a California corporation, is headquartered in San Francisco, California. SFFGA was incorporated in 1923 as a cooperative organized by local flower and fern growers. Its primary business is to own and operate a portion of the real estate on which the San Francisco Flower Mart is situated. SFFGA and an adjacent property owner occupy two contiguous sites to the northeast fronting Brannan Street near Sixth Street in San Francisco. The combined operations are commonly referred to as the San Francisco Flower Mart. Together they represent the largest wholesale flower distributorship operation in San Francisco.

As of June 30, 2014, SFFGA had total assets of approximately $6.8 million, liabilities of $6.3 million and shareholders’ equity of $0.5 million. SFFGA is not a public company and, accordingly, there is no established trading market for SFFGA’s common stock.

In 2006, following the sale of the Villa dei Fiori project, a mixed use rental project located adjacent to the existing San Francisco Flower Mart property that was developed by SFFGA, SFFGA acquired four investment properties with the proceeds from the sale. Two of the properties are in North Carolina, one in Virginia and one in Rhode Island. We refer to these properties as the Kernersville Property, the Winston-Salem Property, the VA Property and the RI Property, and collectively, as the investment properties. The VA Property, the Kernersville Property, and the Winston-Salem properties are leased to Walgreens and the RI Property is leased to Lowe’s. SFFGA anticipates that the sale of the investment properties will occur on or about July 18, 2014.

At the effective time of the merger, following the sale of the investment properties (and subsequent distribution of a portion of the proceeds therefrom) and completion of other actions to be taken by SFFGA under the terms of the merger agreement (including distribution of any remaining cash other than the reserve established for the payment of taxes arising from the sale of the investment properties), the only material asset of SFFGA will consist of the 1.9 acre land site in Central SOMA on which a portion of the San Francisco Flower Mart is currently situated. At such time, all other assets and liabilities of SFFGA will be immaterial to the transaction and SFFGA will effectively only own the land site. There will be no employees, employee related costs, or employee benefit plans transferring in connection with the merger. The merger transaction was structured to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the 1.9 acre land site followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

SFFGA’s Proposals

At the SFFGA special meeting, SFFGA’s shareholders will be asked to vote on the adoption of the merger agreement and the approval of the principal terms of the merger. The merger will not be completed unless the holders of a majority of the outstanding SFFGA common stock vote to adopt the merger agreement and approve the principal terms of the merger.

Background of the Merger

The board of directors of SFFGA regularly reviews SFFGA’s performance, future growth prospects and overall strategic direction and considers potential opportunities to enhance shareholder value. These reviews have included, from time to time, consideration of potential transactions with third parties involving the sale of the SFFGA property, and the potential benefits and risks of those transactions.

In particular, over the years a number of potential developers expressed an interest in acquiring the SFFGA property. However, the applicable zoning for the SFFGA property limited the use of the SFFGA property to service, arts and light industrial uses and prevented any high density office development. This limited the interest by potential purchasers in the SFFGA property.

In June 2012, representatives of a group, which we refer to as Party A, invited representatives of SFFGA to a meeting with San Francisco political and administrative officials and other adjacent landowners to discuss issues related to the development of the numerous properties being used for the distribution of flowers and related products and services as part of the large San Francisco Flower Mart complex.

Party A and SFFGA thereafter continued to discuss development issues related to the various adjacent properties. Party A on several occasions expressed an interest in acquiring the SFFGA property for $15.5 million in cash. Subsequently, verbal offers were received at $17.0 million and eventually $20.0 million, but no evidence of financing was provided and no firm offer was ever received by SFFGA.

In December 2012, SFFGA retained James Reuben and the law firm of Reuben, Junius & Rose, LLP to advise SFFGA with respect to ongoing efforts by the City and County of San Francisco to rezone areas along and nearby the 4th Street transportation corridor to encourage additional commercial development, such rezoning referred to as the Central SoMa Plan. Mr. Reuben has previously worked with SFFGA on the development of the Villa dei Fiori project.

In early 2013, representatives of SFFGA, including its legal counsel, were invited to a meeting at the offices of a local development firm, which we refer to as Party B, to discuss development of the SFFGA property and adjacent properties including the property owned by Party A.

Discussions between Party B and SFFGA continued into 2013 and in August 2013 SFFGA received a written letter of intent from Party B to purchase the SFFGA property for a cash purchase price of $19.5 million, subsequently increased to $20.0 million. Because of the uncertainty of Party B’s financing, the SFFGA board of directors determined that the offer was not acceptable.

In the third quarter of 2013, SFFGA was introduced to Kilroy Realty by Mr. Reuben. As a result of conversations between SFFGA and representatives from Kilroy Realty, in November 2013, SFFGA received a draft offer to purchase the SFFGA property for $22.0 million in cash. In evaluating the offer, the SFFGA board of directors determined that a substantial tax savings to SFFGA and its shareholders could potentially be achieved if the transaction were structured as a tax free reorganization. On January 13, 2014, SFFGA and its legal advisors met with representatives of Kilroy Realty to discuss the potential issues related to structuring the transaction in a tax free manner.

On January 17, 2014, SFFGA entered into a Confidentiality Agreement with Kilroy Realty and thereafter provided to Kilroy Realty certain information concerning SFFGA.

On February 19, 2014, SFFGA received a draft letter of intent from Kilroy Realty offering to purchase SFFGA by means of a merger with a wholly-owned subsidiary of Kilroy Realty in a tax free transaction for an aggregate consideration of $22.0 million. Thereafter the parties proceeded to negotiate a definitive letter of intent. A condition of the transaction was that all of SFFGA’s assets, other than the SFFGA property, be distributed to the SFFGA shareholders prior to closing.

On February 26, 2014, SFFGA retained Fabbro, Moore & Associates, a real estate appraisal firm to update an earlier appraisal related to the SFFGA property. On February 24, 2014 SFFGA retained Cabrillo Advisors, LLC, to advise the board of directors of SFFGA regarding the proposed structure of the transaction, including advantages and disadvantages, and general information regarding Kilroy Realty. On April 26, 2014, SFFGA retained an appraisal firm to advise the board of directors of SFFGA regarding the value of the SFFGA property taking into account the ongoing City and County of San Francisco Central SoMa Plan.

During this period, SFFGA, in conjunction with its legal and accounting advisors, proceeded to evaluate the financial and tax implications of the proposed Kilroy Realty offer.

On March 3, 2014, SFFGA and Kilroy Realty entered into a Cooperation Agreement pursuant to which the parties agreed to cooperate with respect to planning matters to ensure that the City and County of San Francisco Central SoMa Plan incorporates elements beneficial to both parties.

On March 4, 2014, SFFGA received a revised letter of intent reflecting the results of certain negotiations between counsel for SFFGA and Kilroy Realty, but containing terms the board of directors of SFFGA did not agree with related to the reimbursement to Kilroy Realty of substantial amounts in the event the transaction was not approved by SFFGA’s shareholders.

On March 6, 2014, SFFGA received a further revised draft letter of intent addressing a number of issues that the board of directors of SFFGA had indicated were objectionable.

On March 7, 2014, SFFGA’s board of directors met to review the March 6, 2014 draft letter of intent from Kilroy Realty. In the course of the meeting, the board of directors was advised that one of the directors had again been approached by Party B and Party A regarding the possible acquisition of the SFFGA property. He recommended that the board of directors of SFFGA meet with Party B before taking any further action with respect to the proposal from Kilroy Realty.

On March 10, 2014, SFFGA’s board of directors and its legal counsel, Roger Mertz, met with representatives of Party B to review a presentation by Party B. In connection with that meeting, Party B’s representatives presented a $25.0 million all-cash offer to SFFGA, including the alternative of making the offer directly to SFFGA’s shareholders, which could potentially eliminate any taxes at the corporate level. The directors proceeded to consider the offer and requested Mr. Mertz, to contact Kilroy Realty’s representatives and indicate that it was not prepared to accept the $22.0 million offer.

On March 13, 2014, Kilroy Realty representatives provided to SFFGA a revised offer from Kilroy Realty increasing the purchase price from $22.0 million to $27.0 million with deductions only for existing debt and a portion of normal real estate closing costs associated with the sale of commercial real property in San Francisco. They indicated that the transaction would be structured as a tax free reorganization such that the SFFGA would not incur any taxes on the sale of SFFGA. Upon receipt of the revised offer, SFFGA management discussed the terms with each of the directors. The directors also informally reviewed the sale process.

Thereafter, Kilroy Realty requested an in person meeting with SFFGA’s board of directors to formally present the offer. On March 14, 2014, the board of directors of SFFGA met with John Kilroy, Jr. and Mike Sanford of Kilroy Realty and thoroughly discussed the offer. Following this presentation, the board of directors carefully considered the revised offer of Kilroy Realty, in light of the other existing offers for the SFFGA property.

On March 14, 2014, SFFGA entered into a letter of intent with Kilroy Realty pursuant to which all of the outstanding shares of SFFGA would be acquired by Kilroy Realty in a tax free transaction for an aggregate consideration of $27.0 million in Kilroy Realty common stock, with the value determined immediately prior to the closing of the merger.

On April 14, 2014, SFFGA entered into an agreement with California Pacific Real Estate Brokerage Company to sell all four of its investment properties. SFFGA had previously entered into an agreement with California Pacific to sell its Rhode Island investment property.

On May 21, 2014, SFFGA received the report and presentation from David P. Rhoades of David P. Rhoades & Associates, Inc. indicating that the fair market value was not more than $27.0 million (taking into consideration the current status of the Central SoMa Plan) and on June 25, 2014, SFFGA received a report from Cabrillo Advisors evaluating the structure, financial and tax implications of the transaction and reporting on the transaction.

On June 25, 2014, the board of directors of SFFGA held a meeting. The members of the board of directors reviewed the Rhoades report and the investment advisor’s report and discussed several considerations with respect to the merger agreement and the proposed transaction with Kilroy Realty including: the current significantly appreciated value of SFFGA’s property; the ability of SFFGA’s shareholders to receive consideration for their SFFGA shares in a tax free transaction; the value of the proposed cash dividend from the sale of SFFGA’s investment properties; the value of Kilroy Realty’s common stock and the fact that it is traded on the NYSE and would offer SFFGA shareholders liquidity; and the advice received from Fabbro Moore & Co., David P. Rhoades & Associates, Inc. and Cabrillo Advisors, LLC. Following the discussion, the board of directors approved the merger with Kilroy Realty, authorized the officers to enter into a definitive merger agreement on substantially the terms set forth in the March 14, 2014 letter of intent with such modifications as they approve, and directed that a proposal to approve and adopt the Merger Agreement be submitted to a vote at a special meeting of the holders of SFFGA’s common stock.

SFFGA’s Reasons for the Merger and Recommendation of the Board of Directors

The SFFGA board of directors has concluded that the merger offers the SFFGA shareholders an attractive opportunity to achieve the SFFGA board of directors’ strategic business objectives, including increasing shareholder value, and enhancing liquidity for the SFFGA shareholders.

In deciding to adopt the merger agreement and approve the principal terms of the merger, the SFFGA board of directors consulted with SFFGA’s management, as well as its appraisal firms, financial advisor and legal counsel, and considered numerous factors, including the following:

•	the value to be received by the SFFGA shareholders in the merger as compared to shareholder value projected for SFFGA as an independent entity;

•	the perceived risks and uncertainties attendant to SFFGA as an independent real estate operator;

•	the favorable tax treatment of shares of Kilroy Realty common stock received in the merger as compared to receiving a cash distribution from a taxable sale of SFFGA’s property;

•	information with respect to the business, earnings, operations, financial condition, and prospects of Kilroy Realty;

•	the market value of Kilroy Realty common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Kilroy Realty’s strategic real estate initiatives; and

•	the fact that Kilroy Realty is publicly held and the merger would provide liquidity through access to a public trading market for the SFFGA shareholders whose investments currently are in a privately held company.

The above discussion of the information and factors considered by the SFFGA board of directors is not intended to be exhaustive, but includes a description of the material factors considered by the SFFGA board of directors. In view of the wide variety of factors considered by the SFFGA board of directors in connection with its evaluation of the merger, the SFFGA board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The SFFGA board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of the SFFGA shareholders.

The SFFGA board of directors believes that the merger is fair to, and in the best interests of, SFFGA and its shareholders. The SFFGA board of directors approved the merger agreement and recommends that shareholders vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger. The SFFGA board of directors also recommends that shareholders vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the merger agreement and approve the principal terms of the merger.

Structure

The transaction was structured as a merger that qualified as a reorganization within the meaning of Section 368(a) of the Code at the request of SFFGA to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the real property followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of SFFGA common stock and of the ownership and disposition of Kilroy Realty common stock received in the merger. The summary is based upon the Code, legislative history of the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax, and does not discuss any tax reporting requirements.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of SFFGA common stock (or, following the effective time of the merger, of Kilroy Realty common stock) that is: an individual who is a citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of SFFGA common stock that hold their SFFGA common stock, and will hold their shares of Kilroy Realty common stock received in the merger, as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of SFFGA common stock, or Kilroy Realty common stock received in the merger, in light of their individual circumstances or to holders of SFFGA common stock or Kilroy Realty common stock received in the merger that are subject to special rules, including, but not limited to:

•	investors in pass-through entities;

•	tax-exempt persons;

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold SFFGA common stock or the Kilroy Realty common stock received in the merger as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons who hold SFFGA common stock or the Kilroy Realty common stock received in the merger pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons who are not citizens or residents of the United States; and

•	persons who are subject to alternative minimum tax.

If a partnership (or other entity or arrangement that is treated as a partnership for federal income tax purposes) holds SFFGA common stock or Kilroy Realty common stock received in the merger, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors regarding the tax consequences of the merger and the ownership and disposition of Kilroy Realty common stock to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to SFFGA’s obligation to complete the merger that SFFGA receive an opinion from Allen Matkins Leck Gamble Mallory and Natsis LLP, counsel to SFFGA, dated the closing date of the merger, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Kilroy Realty’s obligation to complete the merger that Kilroy Realty receive an opinion from Latham & Watkins, LLP, counsel to Kilroy Realty, dated the closing date of the merger, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon representation letters provided by Kilroy Realty and SFFGA and upon customary factual assumptions. Neither Kilroy Realty nor SFFGA has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinion described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Kilroy Realty or SFFGA. We urge you to consult your tax advisor as to the tax consequences of the merger and the ownership and disposition of Kilroy Realty common stock received in the merger in light of your particular circumstances, including the applicability and effect of other federal tax laws, such as estate and gift tax laws, the Medicare tax on unearned income and the alternative minimum tax as well as any state, local, foreign or other tax laws and any tax reporting requirements.

Tax Consequences of the Merger Generally. Assuming the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will be as follows:

•	No gain or loss will be recognized by Kilroy Realty or SFFGA as a result of the merger.

•	Gain (but not loss) will be recognized by a U.S. holder who receives shares of Kilroy Realty common stock (including any escrowed shares of Kilroy Realty common stock) and cash in exchange for shares of SFFGA common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Kilroy Realty common stock and cash received by a U.S. holder (excluding cash received in lieu of a fractional share of Kilroy Realty common stock, but as described further below including any escrowed cash, any cash distributed by SFFGA in respect of the costs and expenses of the shareholders’ agent and any cash distributions received after the closing of the merger), exceeds such U.S. holder’s basis in its SFFGA common stock and (2) the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional share of Kilroy Realty common stock).

•	Gain recognized generally will be capital gain, provided that any cash received in the merger does not have the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (including through the application of Section 302 of the Code). Such capital gain will be long-term capital gain if the shares of SFFGA common stock exchanged were held for more than one year. Whether or not the cash received by any stockholder in the merger could be considered essentially equivalent to, or having the effect of, a dividend will depend on the stockholder’s particular situation. Each U.S. holder should consult its tax advisor as to the applicability of these rules to them.

•	The aggregate basis of the Kilroy Realty common stock received by a U.S. holder in the merger (including any escrowed shares of Kilroy Realty common stock and fractional shares of Kilroy Realty common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the SFFGA common stock for which it is exchanged, decreased by the amount of cash received in the merger or after the closing of the merger (other than cash received in lieu of a fractional share in Kilroy Realty common stock ), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Kilroy Realty common stock.

•	If a U.S. holder acquired different blocks of shares of SFFGA common stock at different times or different prices, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of Kilroy Realty common stock received in the merger. U.S. holders that hold multiple blocks of shares of SFFGA common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Kilroy Realty common stock received in the merger under these Treasury Regulations.

•	The holding period of Kilroy Realty common stock received in exchange for shares of SFFGA common stock (including fractional shares of Kilroy Realty common stock deemed received and redeemed as described below) will include the holding period of the SFFGA common stock for which it is exchanged.

If the merger were not treated as a reorganization within the meaning of Section 368(a) of the Code, it would be a fully taxable transaction to SFFGA and all SFFGA shareholders, and each SFFGA shareholder would recognize capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the Kilroy Realty common stock and any cash received pursuant to the merger and (ii) the SFFGA shareholder’s tax basis in its shares of SFFGA common stock. In that event, the aggregate tax basis of the Kilroy Realty common stock received by an SFFGA shareholder in connection with the merger would be equal to the fair market value of such Kilroy Realty common stock and the holding period of that Kilroy Realty stock would begin on the day after the merger.

Receipt of Cash Instead of a Fractional Share of Kilroy Realty Common Stock. A U.S. holder of SFFGA common stock who receives cash in lieu of a fractional share of Kilroy Realty common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Kilroy Realty. As a result, such U.S. holder of SFFGA common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences of the Escrow Account. Pursuant to the terms of the escrow agreement, for U.S. federal income tax purposes, former SFFGA shareholders will be treated as the owners of the cash and Kilroy Realty common stock placed into escrow at the closing of the merger. At the closing of the merger, an SFFGA shareholder will be treated as receiving his or her pro rata share of the Kilroy Realty common stock and cash placed into escrow in exchange for his or her shares of SFFGA common stock. Such cash or Kilroy Realty common stock will generally be taxable to a U.S. holder at the closing of the merger and in the manner described above under “—Tax Consequences of the Merger Generally.” U.S. holders should consult their tax advisors regarding the tax treatment of the escrow, including in the event the amount of cash or Kilroy Realty common stock released to a U.S. holder from the escrow is less than the amount included in such holder’s income in connection with the closing of the merger. In addition, pursuant to the terms of the escrow agreement, each former SFFGA shareholder will be taxed on his or her proportionate share of any interest income earned on the escrow account in a given taxable year and will be required to report such interest on its U.S. federal income tax return, regardless of whether such holder ever receives any distributions from the escrow account. The former SFFGA shareholders will be entitled to receive any distributions paid by Kilroy Realty with respect to the Kilroy Realty common stock held in the escrow account. Any such distributions received by U.S. holders will generally be taxable to the shareholders of SFFGA in the manner described below under “Material U.S. Federal Income Tax Considerations Applicable to Holders of Kilroy Realty Common Stock—Taxation of Taxable U.S. holder of Kilroy Realty Common Stock—Distributions Generally.”

Certain Other Cash Amounts. Pursuant to the merger agreement, at the closing of the merger, SFFGA is required to transfer $350,000 to an account designated by the shareholders’ agent to pay the costs and expenses of the shareholders’ agent subsequent to the closing of the merger. Kilroy Realty and SFFGA intend to take the position that a U.S. holder will be treated as receiving his or her pro rata share of such cash in exchange for his or her shares of SFFGA common stock, and that such cash will generally be taxable to a U.S. holder at the closing of the merger and in the manner described above under “—Tax Consequences of the Merger Generally.” Notwithstanding the discussion in this paragraph, the federal income tax treatment of the cash amount reserved to pay the costs and expenses of the shareholders’ agent is not entirely clear, and U.S. holders should consult their tax advisors regarding the tax treatment of such cash amount, including with respect to the payment of some or all of such cash as a fee to the shareholders’ agent.

Former holders of SFFGA common stock may receive cash distributions after the closing of the merger in respect of any tax refunds for a Pre-Closing Period or any excess reserves for taxes arising from the sale of the investment properties. A former holder of SFFGA common stock who receives a cash distribution as a result of a tax refund for a Pre-Closing Period or from any excess reserve for taxes will generally be treated as having received such distribution in exchange for his or her shares of SFFGA common stock, and such amount shall generally be taxable to a U.S. holder, if and when it is received, in the manner described above under “—Tax Consequences of the Merger Generally.” A portion of any such distribution may also be treated as interest income to such U.S. holder, taxable at ordinary income tax rates. U.S. holders should consult their tax advisors regarding the tax treatment of any cash they receive after the closing of the merger.

Receipt of Cash Upon Exercise of Dissenter’s Rights. SFFGA shareholders who receive cash for their SFFGA common stock as a result of exercising statutory dissenter’s rights will generally be treated as having received a distribution and redemption of their stock subject to Section 302 of the Code. Assuming the requirements of Section 302 are satisfied, a shareholder exercising dissenter’s rights will recognize capital gain (or capital loss), measured by the difference between the cash payment received by such shareholder and such shareholder’s tax basis in his or her shares of SFFGA common stock. In general, such shareholder should also be able to reduce the capital gain (or increase the capital loss) by the amount of any expenses the shareholder incurred in pursuing or prosecuting dissenter’s rights. Dissenting shareholders should consult their tax advisors regarding the tax consequences of exercising statutory dissenter’s rights, including the application of Section 302.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of SFFGA common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences of the Dividend from the investment properties. It is intended that the distributions of the after-tax cash proceeds from the sale of the investment properties will be treated as distributions to a U.S. holder from SFFGA. In such case, such distribution will generally be treated, for U.S. federal income tax purposes, as follows:

•	to the extent such distributions are paid from SFFGA’s current or accumulated earnings and profits, they will be taxable to a U.S. holder as dividends;

•	the remaining amount of such distributions, if any, will first be applied against, and reduce, a U.S. holder’s basis in such shareholder’s SFFGA stock, but not below zero; and

•	any remaining amount of such distributions will be treated as gain from the sale or exchange of such stock.

Gain recognized by a U.S. holder will be a long-term capital gain if, as of the date of receipt of such distributions, the U.S. holder’s holding period for the relevant shares is greater than one year. Dividend income that satisfies the definition of “qualified dividend income” (as defined in the Code) and long-term capital gain are taxed to non-corporate U.S. holders of SFFGA common stock at a maximum U.S. federal income tax rate of 20%.

Notwithstanding the intended U.S. federal income tax treatment described above, the proper federal income tax treatment of the sale of the investment properties and the distribution of proceeds from the sale to SFFGA shareholders is not entirely clear. It is possible that the IRS could treat the distribution as additional cash consideration in the merger. The consequences upon a recharacterization of the distribution as additional merger consideration would generally be as described under “—Tax Consequences of the Merger Generally” treating the amount of such distribution as cash received in the merger and not as a distribution by SFFGA.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend or any dividends received in respect of the investment properties as described above under “—Tax Consequences of the Dividend from the investment properties”).

Material U.S. Federal Income Tax Considerations Applicable to Holders of Kilroy Realty Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of Kilroy Realty to be taxed as a REIT and the ownership of Kilroy Realty common stock. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations. Kilroy Realty has not sought and does not plan to seek any rulings from the IRS that it qualifies as a REIT, or otherwise regarding the matters discussed below. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively in a manner that could adversely affect a holder of Kilroy Realty common stock. Thus, Kilroy Realty can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

U.S. holders are urged to consult their tax advisors regarding the tax consequences to them of:

•	the ownership and sale or other disposition of Kilroy Realty common stock, including the U.S. federal, state, local, foreign and other tax consequences;

•	Kilroy Realty’s election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in the applicable tax laws.

Taxation of Kilroy Realty in General

Kilroy Realty elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1997. Kilroy Realty believes it has been organized and has operated in a manner which will allow it to qualify for taxation as a REIT under the Code commencing with its taxable year ended December 31, 1997, and Kilroy Realty intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon Kilroy Realty’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that Kilroy Realty has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Provided Kilroy Realty qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its net income that is currently distributed to Kilroy Realty’s stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay tax at the corporate-level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Kilroy Realty will be required to pay U.S. federal income tax, however, as follows:

•	Kilroy Realty will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Kilroy Realty may be required to pay the “alternative minimum tax” on its items of tax preference under some circumstances.

•	If Kilroy Realty has (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Kilroy Realty will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property Kilroy Realty acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Kilroy Realty will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	If Kilroy Realty fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, Kilroy Realty will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of its gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect Kilroy Realty’s profitability.

•	If Kilroy Realty fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests), as described below, due to reasonable cause and Kilroy Realty nonetheless maintains its REIT qualification because of specified cure provisions, Kilroy Realty will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

•	If Kilroy Realty fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, Kilroy Realty may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•	Kilroy Realty will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

If Kilroy Realty acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Kilroy Realty’s hands is less than the fair market value of the asset, in each case determined at the time Kilroy Realty acquired the asset, and Kilroy Realty subsequently recognizes gain on the disposition of the asset during the 10-year period beginning on the date on which it acquired the asset, then Kilroy Realty will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) Kilroy Realty’s adjusted basis in the asset, in each case determined as of the date on which Kilroy Realty acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect. The IRS recently issued final Treasury regulations which exclude from the application of this built-in gains tax any gain from the sale of property acquired by Kilroy Realty in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code.

•	Kilroy Realty will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by Kilroy Realty’s “taxable REIT subsidiary” to any of its tenants. See “—Penalty Tax.” Redetermined deductions and excess interest generally represent amounts that are deducted by Kilroy Realty’s taxable REIT subsidiary for amounts paid to Kilroy Realty that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•	Kilroy Realty may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

1) that is managed by one or more trustees or directors;

2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3) that would be taxable as a domestic corporation but for special Code provisions applicable to REITs;

4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5) that is beneficially owned by 100 or more persons;

6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

Kilroy Realty believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, Kilroy Realty’s charter with respect to its common stock, and the articles supplementary with respect to preferred stock that Kilroy Realty may issue from time to time, provide for restrictions regarding the ownership and transfer of Kilroy Realty’s shares which are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions with respect to Kilroy Realty’s common stock are described in Article IV of its charter. These restrictions, however, may not ensure that Kilroy Realty will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If Kilroy Realty fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, Kilroy Realty complies with the rules contained in applicable Treasury regulations that require it to ascertain the actual ownership of its shares and Kilroy Realty does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Kilroy Realty will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, Kilroy Realty may not maintain its status as a REIT unless its taxable year is the calendar year. Kilroy Realty has and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. Kilroy Realty owns and operates one or more properties through partnerships and limited liability companies. Treasury regulations generally provide that, in the case of a REIT which is a partner in a partnership or a member in a limited liability company that is treated as a partnership for U.S. federal income tax purposes, the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, pursuant to Treasury regulations, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which Kilroy Realty directly or indirectly owns an interest include such entity’s share of assets and items of income of any partnership or limited liability company in which it owns an interest. See “—Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and Limited Liability Companies” below.

Kilroy Realty has direct control of the operating partnership and certain subsidiary partnerships and limited liability companies and it intends to continue to operate them in a manner consistent with the requirements for Kilroy Realty’s qualification as a REIT. From time to time, Kilroy Realty may be a limited partner or non-managing member in certain partnerships and limited liability companies. If any such partnership or limited liability company were to take actions that could jeopardize Kilroy Realty’s status as a REIT or require it to pay tax, Kilroy Realty could be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Kilroy Realty to fail a REIT income or asset test, and that Kilroy Realty would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, Kilroy Realty could fail to qualify as a REIT unless it was entitled to relief, as described below. See “—Failure to Qualify” below.

Kilroy Realty may from time to time own and operate certain properties through wholly-owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as a qualified REIT subsidiary if a REIT owns 100% of the corporation’s outstanding stock and does not elect with the corporation to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of Kilroy Realty’s qualified REIT subsidiaries will be treated as Kilroy Realty’s assets, liabilities and such items, for all purposes of the Code, including the REIT qualification tests. Thus, in applying the U.S. federal tax requirements described in this discussion, any corporations in which Kilroy Realty owns a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as Kilroy Realty’s assets, liabilities, and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay U.S. federal income tax, and Kilroy Realty’s ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt that the parent REIT directly or indirectly funds if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. Kilroy Realty’s ownership of securities of its taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below. See “—Asset Tests.” Kilroy Realty currently own interests in Kilroy Realty TRS, Inc., and it has jointly elected with Kilroy Realty TRS, Inc. to have it be treated as a taxable REIT subsidiary. Kilroy Realty may acquire interests in additional taxable REIT subsidiaries in the future.

Income Tests. Kilroy Realty must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year Kilroy Realty must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or (b) certain types of temporary investments. Second, in each taxable year Kilroy Realty must derive at least 95% of its gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into on or after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents that Kilroy Realty receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. However, an amount Kilroy Realty receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Kilroy Realty, or an actual or constructive owner of 10% or more of its stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents Kilroy Realty receives from such a tenant that is its taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by Kilroy Realty’s other tenants for substantially comparable space. Whether rents paid by Kilroy Realty’s taxable REIT subsidiary are substantially comparable to rents paid by Kilroy Realty’s other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which Kilroy Realty owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	Kilroy Realty generally must not operate or manage the property or furnish or render services to its tenants, subject to a 1% de minimis exception and except as provided below. Kilroy Realty may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Kilroy Realty may employ an independent contractor from whom it derives no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by Kilroy Realty, to provide both customary and non-customary services to Kilroy Realty’s tenants without causing the rent Kilroy Realty receives from those tenants to fail to qualify as “rents from real property.” Any amounts Kilroy Realty receives from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

Kilroy Realty generally does not intend, and as a general partner of the operating partnership does not intend to permit the operating partnership, to take actions it believes will cause Kilroy Realty to fail to satisfy the rental conditions described above. However, Kilroy Realty may intentionally fail to satisfy some of these conditions to the extent such failure will not, based on the advice of its tax counsel, jeopardize Kilroy Realty’s tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, Kilroy Realty has not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with Kilroy Realty’s determinations of value.

Income Kilroy Realty receives that is attributable to the rental of parking spaces at its properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom Kilroy Realty derives no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. Kilroy Realty believes that the income it receives that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, Kilroy Realty may enter into hedging transactions with respect to one or more of its assets or liabilities. The term “hedging transaction” generally means any transaction Kilroy Realty enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by Kilroy Realty to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. The hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income Kilroy Realty derives from a hedging transaction, including gain from the sale or disposition thereof, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008.

Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005, will be qualifying income for purposes of the 95% gross income test. To the extent that Kilroy Realty does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Kilroy Realty intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

To the extent Kilroy Realty’s taxable REIT subsidiary, Kilroy Realty TRS, Inc., pays dividends, Kilroy Realty generally will derive its allocable share of such dividend income through its interest in the operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test.

Kilroy Realty will monitor the amount of the dividend and other income from its taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While Kilroy Realty expects these actions will prevent a violation of the REIT income tests, it cannot guarantee that such actions will in all cases prevent such a violation. If Kilroy Realty fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. Kilroy Realty generally may avail itself of the relief provisions if:

•	following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Kilroy Realty files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	Kilroy Realty’s failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances Kilroy Realty would be entitled to the benefit of these relief provisions. For example, if Kilroy Realty fails to satisfy the gross income tests because nonqualifying income that it intentionally accrued or received exceeds the limits on nonqualifying income, the IRS could conclude that Kilroy Realty’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Kilroy Realty will not qualify as a REIT. As discussed above in “—Taxation of Kilroy Realty in General,” even if these relief provisions apply, and Kilroy Realty retains its status as a REIT, a tax would be imposed with respect to Kilroy Realty’s nonqualifying income. Kilroy Realty may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of its income.

Prohibited Transaction Income. Any gain that Kilroy Realty realizes on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including Kilroy Realty’s share of any such gain realized by the operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect Kilroy Realty’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Kilroy Realty intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties and to make occasional sales of its properties consistent with its investment objectives. Kilroy Realty does not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by Kilroy Realty or by Kilroy Realty’s subsidiary partnerships or limited liability companies are prohibited transactions. Kilroy Realty would be required to pay the 100% penalty tax on its allocable share of the gains from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest Kilroy Realty generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of Kilroy Realty’s tenants by one of Kilroy Realty’s taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to Kilroy Realty that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents Kilroy Realty receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Kilroy Realty believes that, in all instances in which Kilroy Realty TRS, Inc. provides services to Kilroy Realty’s tenants, the fees paid to Kilroy Realty TRS, Inc. for such services are at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Kilroy Realty would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each quarter of Kilroy Realty’s taxable year, Kilroy Realty must also satisfy four tests relating to the nature and diversification of its assets.

First, at least 75% of the value of Kilroy Realty’s total assets, including assets held by its qualified REIT subsidiaries and its allocable share of the assets held by the operating partnership and its subsidiary partnerships and other entities treated as partnerships for U.S. federal income tax purposes, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date Kilroy Realty receives such proceeds.

Second, not more than 25% of the value of Kilroy Realty’s total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, Kilroy Realty’s qualified REIT subsidiaries and its taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of Kilroy Realty’s total assets and Kilroy Realty may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities that Kilroy Realty may own are disregarded as securities solely for purposes of the 10% value test, including but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of Kilroy Realty’s interest in the assets of a partnership or limited liability company in which it owns an interest will be based on Kilroy Realty’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose, certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning before January 1, 2009) of the value of Kilroy Realty’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The operating partnership owns 100% of the outstanding stock of Kilroy Realty TRS, Inc. Kilroy Realty TRS, Inc. elected, together with Kilroy Realty, to be treated as a taxable REIT subsidiary. So long as Kilroy Realty TRS, Inc. qualifies as Kilroy Realty’s taxable REIT subsidiary, Kilroy Realty will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to its ownership of securities in Kilroy Realty TRS, Inc. Kilroy or Kilroy Realty TRS, Inc. may acquire securities in other taxable

REIT subsidiaries in the future. Kilroy Realty believes that the aggregate value of its taxable REIT subsidiaries will not exceed 25% (or 20% for taxable years beginning before January 1, 2009) of the aggregate value of its gross assets. With respect to each issuer in which Kilroy Realty currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Kilroy Realty believes that its ownership of the securities of any such issuer has complied with the 5% asset test, the 10% voting securities limitation, 10% value limitation, and the 75% asset test. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with Kilroy Realty’s determinations of value.

The asset tests described above must be satisfied at the close of each calendar quarter of Kilroy Realty’s taxable year in which it (directly or through the operating partnership or Kilroy Realty’s subsidiary partnerships and limited liability companies) acquires securities in the applicable issuer, and also at the close of each calendar quarter in which Kilroy Realty increases its ownership of securities of such issuer (including as a result of increasing its interest in the operating partnership or in its subsidiary partnerships and limited liability companies). For example, Kilroy Realty’s indirect ownership of securities of each issuer will increase as a result of its capital contributions to the operating partnership and as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, Kilroy Realty will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Kilroy Realty fails to satisfy an asset test because it acquired securities or other property during a quarter (including as a result of an increase in its interests in the operating partnership or in its subsidiary partnerships and limited liability companies), Kilroy Realty may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Kilroy Realty believes that it has maintained and it intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests. In addition, Kilroy Realty intends to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to Kilroy Realty if it fails to satisfy the asset tests described above after the 30 day cure period. Under these provisions, Kilroy Realty will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter or (b) $10,000,000, and (ii) Kilroy Realty disposes of the nonqualifying assets or otherwise satisfies such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset test, in excess of the de minimis exception described above, Kilroy Realty may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow Kilroy Realty to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, and (ii) disclosing certain information to the IRS. In such case, Kilroy Realty will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Although Kilroy Realty believes that it has satisfied the asset tests described above and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that it will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If Kilroy Realty fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, Kilroy Realty would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements. To maintain Kilroy Realty’s qualification as a REIT, it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its “REIT taxable income”; and

•	90% of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of the “REIT taxable income.”

For these purposes, Kilroy Realty’s “REIT taxable income” is computed without regard to the dividends paid deduction and Kilroy Realty’s net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

Also, Kilroy Realty’s “REIT taxable income” will be reduced by any taxes Kilroy Realty is required to pay on any gain it recognizes from the disposition of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which Kilroy Realty’s basis in the asset is less than the fair market value of the asset, in each case determined at the time Kilroy Realty acquired the asset, within the 10-year period following its acquisition of such asset. See “—General” above.

Kilroy Realty generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At Kilroy Realty’s election, a distribution for a taxable year may be declared before it timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions generally are taxable to Kilroy Realty’s stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than in according to its dividend rights as a class). To the extent that Kilroy Realty does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be required to pay tax on the undistributed amount at regular corporate tax rates. Kilroy Realty believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreement of the operating partnership authorizes Kilroy Realty, as general partner of the operating partnership, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit Kilroy Realty to meet these distribution requirements.

Kilroy Realty expects that its REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, Kilroy Realty anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, Kilroy Realty may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, Kilroy Realty may be required to borrow funds to pay cash dividends or to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving its cash. In addition, Kilroy Realty may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons.

Under some circumstances, Kilroy Realty may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in Kilroy Realty’s deduction for dividends paid for the earlier year. Thus, Kilroy Realty may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, Kilroy Realty will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, Kilroy Realty will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year, at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period, and paid during January of the following year, will be treated as paid by Kilroy Realty and received by its stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. Kilroy Realty has in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject Kilroy Realty to U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Specified cure provisions are available to Kilroy Realty in the event that Kilroy Realty discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If Kilroy Realty fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Kilroy Realty will be required to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Kilroy Realty fails to qualify as a REIT will not be deductible by Kilroy Realty, and Kilroy Realty will not be required to distribute any amounts to its stockholders. As a result, Kilroy Realty anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if Kilroy Realty fails to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of Kilroy Realty’s current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, individuals may be eligible for the preferential rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, Kilroy Realty will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances Kilroy Realty would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and Limited Liability Companies

General. Substantially all of Kilroy Realty’s investments are held indirectly through the operating partnership. In addition, the operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which Kilroy Realty expects will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether the partners or members receive a distribution of cash from the entity. Kilroy Realty will include in its income its proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of Kilroy Realty’s REIT taxable income. Moreover, as described above under “—Asset Tests,” for purposes of the REIT asset tests, Kilroy Realty will generally include its proportionate share of assets held by the operating partnership, including its share of assets held by its subsidiary partnerships and limited liability companies, based on its capital interests. See “—Taxation of Kilroy Realty in General.”

Entity Classification. Kilroy Realty’s interests in the operating partnership and its subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of any of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for U.S. federal income tax purposes. If the operating partnership, a subsidiary partnership or a limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of Kilroy Realty’s assets and items of gross income would change and could preclude Kilroy Realty from satisfying the asset tests and possibly the income tests (see “—Taxation of Kilroy Realty in General—Asset Tests” and “—Income Tests”). This, in turn, could prevent Kilroy Realty from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of Kilroy Realty’s failure to meet these tests for a taxable year. In addition, a change in the operating partnership’s, a subsidiary partnership’s or a subsidiary limited liability company’s status for tax purposes might be treated as a taxable event. If so, Kilroy Realty might incur a tax liability without any related cash distributions.

Kilroy Realty believes the operating partnership and each of its other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury regulations. Generally, Section 704(b) of the Code and the related Treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members.

The partnership agreement of the operating partnership provides for preferred distributions of cash and preferred allocations of income to the holders of its preferred units. Preferred units have been issued to Kilroy Realty in connection with its issuance of preferred stock. Upon Kilroy Realty’s issuance of additional shares of preferred stock for cash or other consideration, Kilroy Realty will contribute the net proceeds or other consideration from such issuance to the operating partnership in exchange for additional preferred units with similar terms. In general, all remaining items of income and loss will be allocated to the holders of common units in proportion to the number of common units held by each unit holder. Some limited partners have agreed to guarantee debt of the operating partnership, either directly or indirectly through an agreement to make capital contributions to the operating partnership under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common units, these limited partners could under limited circumstances be allocated a disproportionate amount of net loss of the operating partnership or a disproportionate amount of net income of the operating partnership to offset any such allocations of net loss.

If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property (i.e., property having an adjusted tax basis less than its fair market value at the time of contribution). Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to the operating partnership in exchange for interests in the operating partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

Treasury regulations issued under Section 704(c) of the Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. Kilroy Realty and the operating partnership have determined to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to the operating partnership and for certain assets contributed subsequently. Kilroy Realty and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future.

In general, the partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes that are lower than such deductions would have been if they had been determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to such book-tax difference (as adjusted) generally will be allocated to the contributing partners. These allocations will tend to eliminate the book-tax difference over the life of the operating partnership. However, under the traditional method, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause Kilroy Realty or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to Kilroy Realty or other partners as a result of the sale. Such an allocation might cause Kilroy Realty or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect Kilroy Realty’s ability to comply with the REIT distribution requirements. See “—Taxation of Kilroy Realty in General—Requirements for Qualification as a Real Estate Investment Trust” and “—Annual Distribution Requirements.”

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Material U.S. Federal Income Tax Consequences for Holders of Kilroy Realty Common Stock

The following discussion is a summary of certain U.S. federal income tax consequences of owning and disposing of Kilroy Realty common stock received in the merger.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. SFFGA SHAREHOLDERS WHO RECEIVE KILROY COMMON STOCK IN THE MERGER SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF KILROY COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Taxation of Taxable U.S. Holders of Kilroy Realty Common Stock

Distributions Generally. Distributions out of Kilroy Realty’s current or accumulated earnings and profits, other than capital gain dividends and certain amounts previously subject to corporate level taxation as discussed below, will constitute dividends taxable to Kilroy Realty’s taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as Kilroy Realty qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to individuals. For purposes of determining whether distributions to holders of Kilroy Realty’s stock are out of current or accumulated earnings and profits, Kilroy Realty’s earnings and profits will be allocated first to its outstanding preferred stock and then to its outstanding common stock.

To the extent that Kilroy Realty makes distributions on its common stock in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in its shares of Kilroy Realty common stock by the amount of the distribution, but not below zero. Distributions in excess of Kilroy Realty’s current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Kilroy Realty declares in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by Kilroy Realty and received by the stockholder on December 31 of that year, provided Kilroy Realty actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of Kilroy Realty’s net operating losses or capital losses.

U.S. holders who receive taxable stock dividends, as described above under “Taxation of Kilroy Realty in General—Annual Distribution Requirements,” including dividends partially payable in Kilroy Realty common stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of Kilroy Realty’s current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any dividend payable in Kilroy Realty common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such a U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it receives as a dividend in order to pay this tax and the sales proceeds are less than the amount required to be included in income with respect to the dividend, such U.S. holder could have a capital loss with respect to the common stock sale that could not be used to offset such dividend income. A U.S. holder that receives common stock pursuant to a distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that Kilroy Realty properly designates as capital gain dividends will be taxable to taxable U.S. holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed Kilroy Realty’s actual net capital gain for the taxable year. If Kilroy Realty properly designates any portion of a dividend as a capital gain dividend then, except as otherwise required by law, Kilroy Realty presently intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of its common stock for the year to the holders of each class of its common stock in proportion to the amount that Kilroy Realty’s total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of Kilroy Realty common stock for the year.

Retention of Net Capital Gains. Kilroy Realty may elect to retain, rather than distribute as a capital gain dividend, all or a portion of its net capital gains. If Kilroy Realty makes this election, it would pay tax on its retained net capital gains. In addition, to the extent Kilroy Realty so elect, a U.S. holder generally would:

•	include its pro rata share of Kilroy Realty’s undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Kilroy Realty’s taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on Kilroy Realty on the designated amounts included in the U.S. holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be issued.

Passive Activity Losses and Investment Interest Limitations. Distributions Kilroy Realty makes and gain arising from the sale or exchange by a U.S. holder of Kilroy Realty common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by Kilroy Realty, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Kilroy Realty Common stock. If a U.S. holder sells or disposes of shares of common stock to a person other than Kilroy Realty, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year at the time of such sale or disposition. However, if a U.S. holder recognizes loss upon the sale or other disposition of Kilroy Realty common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from Kilroy Realty which were required to be treated as long-term capital gains.

Backup Withholding. Kilroy Realty reports to its U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide Kilroy Realty with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, Kilroy Realty may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status.

Tax Rates

The maximum tax rate for non-corporate taxpayers for capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets that produced these gains and on designations made, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends paid by a REIT will only be eligible for the rates described above to the extent they are properly designated by the REIT as “capital gain dividends.” The maximum tax rate for non-corporate taxpayers for income that a REIT properly designates as “qualified dividend income” is generally 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of, stock. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of Kilroy Realty common stock.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-United States entities (including payments to U.S. holders who hold shares of Kilroy Realty common stock through such a foreign financial institution or non-United States entity). Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, Kilroy Realty common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, in order to avoid the imposition of such withholding, it generally must undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts to the IRS (or, in some cases, local tax authorities), and withhold 30% on payments it makes to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules.

The IRS issued final Treasury regulations and additional guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017. Because Kilroy Realty may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. U.S. holders should consult their tax advisors regarding the effect of state, local and foreign tax laws with respect to Kilroy’s tax treatment as a REIT and on an investment in Kilroy common stock.

Accounting Treatment

Kilroy Realty intends to account for the transaction as an asset acquisition, and it will allocate the purchase price to the acquired assets and liabilities based on their relative fair values. As discussed above, the SFFGA assets, liabilities and San Francisco Flower Mart operations excluding the land being acquired are immaterial and inconsequential to the overall transaction. Kilroy Realty’s intent is to acquire the land site for future development opportunities.

Approvals and Consents

The merger cannot proceed without obtaining all requisite third party consents and approvals. Kilroy Realty and SFFGA have agreed to take all appropriate actions necessary to obtain such approvals and consents.

No Restrictions on Resale of Kilroy Realty Common Stock

The shares of Kilroy Realty common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable by the recipients of such shares.

Release of SFFGA Officers and Directors

Concurrent with the approval of the merger, each holder of shares of SFFGA common stock voting in favor of the merger will be required to release each director and officer of SFFGA for any and all actions taken by those individuals prior to the effective time of the merger.

SFFGA Shareholder Dissenter’s Rights

Any shares of SFFGA common stock that are issued and outstanding immediately prior to the effective time of the merger and that have not approved the merger (or with respect to which the holder has not otherwise waived his rights under Chapter 13 of the CGCL), and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the CGCL, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of SFFGA common stock, except as set forth in the following discussion. The record holders of SFFGA common stock that are eligible to, and do, exercise their dissenter’s rights with respect to the merger are referred to herein as dissenting shareholders, and the shares with respect to which they exercise dissenter’s rights are referred to herein as dissenting shares.

The following discussion is not a complete statement of the law pertaining to dissenter’s rights under the CGCL and is qualified in its entirety by reference to Sections 1300 through 1313 of the CGCL, the full text of which are attached to this proxy statement-prospectus as Annex B and incorporated herein by reference. Annex B should be reviewed carefully by any SFFGA shareholder who wishes to exercise dissenter’s rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenter’s rights.

ANY HOLDER OF SFFGA COMMON STOCK WISHING TO EXERCISE DISSENTER’S RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

Shares of SFFGA common stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

•	the shares of SFFGA common stock must have been outstanding on [—], 2014;

•	the shares of SFFGA stock must not have approved the merger;

•	the holder of such shares of SFFGA stock must make a written demand that SFFGA repurchase such shares of SFFGA common stock at fair market value (as described below); and

•	the holder of such shares of SFFGA common stock must submit certificates for endorsement (as described below).

Refusal to approve the merger does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require SFFGA to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within 10 days following approval of the merger by the SFFGA shareholders, SFFGA is required to mail a dissenter’s notice to each person who did not vote in favor of the merger. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger;

•	a statement of the price determined by SFFGA to represent the fair market value of dissenting shares (which shall constitute an offer by SFFGA to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must:

•	demand that SFFGA repurchase such shareholder’s dissenting shares;

•	include in that demand the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that SFFGA purchase;

•	include in that demand a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price; and

•	submit to SFFGA certificates representing any dissenting shares that the dissenting shareholder demands SFFGA purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. The demand, statement and SFFGA certificates should be delivered to:

San Francisco Flower Growers’ Association

c/o Kilroy Realty Corporation

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Secretary

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, SFFGA and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If SFFGA and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of SFFGA common stock held by such shareholder are dissenting shares, and the fair market value of such shares of SFFGA common stock.

In determining the fair market value for the dissenting SFFGA shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between SFFGA and dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of SFFGA shares exceeds the price offered by SFFGA in the notice of approval, then SFFGA shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by SFFGA, then the court may in its discretion impose additional costs on SFFGA, including attorneys’ fees, fees of expert witnesses and interest.

SFFGA shareholders considering whether to exercise dissenter’s rights should consider that the fair market value of their SFFGA common stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of merger consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, SFFGA reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of SFFGA common stock is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. SFFGA shareholders considering whether to exercise dissenter’s rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenter’s rights.

Strict compliance with certain technical prerequisites is required to exercise dissenter’s rights. SFFGA shareholders wishing to exercise dissenter’s rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any SFFGA shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex B to this proxy statement-prospectus, will forfeit the right to exercise dissenter’s rights and will, instead, receive the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

SFFGA shareholders should be aware that California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless SFFGA consents to such request for withdrawal.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. While Kilroy Realty and SFFGA believe this summary covers all material terms of the merger agreement, this summary may not cover topics important to you. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement-prospectus and is incorporated by reference into this proxy statement-prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides that upon the consummation of the merger, SFFGA will be merged with and into merger sub and SFFGA will cease to exist. After the consummation of the merger, merger sub will continue as the surviving entity and remain a wholly-owned subsidiary of Kilroy Realty.

Closing and Effective Time

The closing of the merger will take place on the third business day following the satisfaction of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon; provided that Kilroy Realty may elect to delay the closing of the merger for up to 30 calendar days. See “Conditions to the Merger” below for a more complete description of the conditions that must be satisfied prior to closing. The completion of the merger sometimes is referred to in this proxy statement-prospectus as the closing date.

The merger will become effective on the date when the certificate of merger filed by the parties is duly filed by the California and Delaware Secretaries of State, or at such later date and time specified in such filing as the parties mutually agree upon. The time at which the merger becomes effective is sometimes referred to in this proxy statement-prospectus as the effective time.

Consideration to be Received in the Merger

If the merger is completed, the shares of SFFGA common stock that you own immediately prior to the effective date of the merger will be automatically cancelled and converted into the right to receive shares of Kilroy Realty common stock and cash in lieu of any fractional shares. The aggregate merger consideration paid by Kilroy Realty to SFFGA shareholders is expected to be approximately $22.0 million (subject to adjustment). In addition, a portion of the merger consideration equal to $2.5 million in Kilroy Realty common stock, which we refer to as the escrowed merger consideration, will be withheld from payment at closing and contributed to an escrow account to secure certain indemnification and reimbursement obligations of the SFFGA shareholders under the merger agreement, as described below under “—Escrowed Merger Consideration.” We refer to the remaining merger consideration (the shares of Kilroy Realty common stock not delivered to the escrow account), which you shall receive in common stock, as the closing merger consideration.

The following table illustrates the per share value of merger consideration that SFFGA’s shareholders will receive in the merger based on a range of reference prices, assuming (i) no downward adjustment to the merger consideration, (ii) that the currently outstanding 540.88 shares of SFFGA common stock remain unchanged as of immediately prior to the effective time of the merger and (iii) that shareholders are entitled to receive the full amount of the escrowed merger consideration. The table is for illustrative purposes only. The exchange ratio used to determine the number of shares of Kilroy Realty common stock that you will be entitled to receive for each share of SFFGA common stock will be determined based upon the average closing price per share of Kilroy Realty common stock on the NYSE, as reported by the Wall Street Journal, during the 10 trading day period ending on the second trading day prior to completion of the merger. The actual prices at which Kilroy Realty common stock trades during the reference period will establish the actual reference price and therefore the actual aggregate share amount. The table assumes that the closing price of Kilroy Realty’s common stock on the date of the merger is the same as the reference price during the reference period. The actual trading price of Kilroy Realty common stock is subject to market fluctuations, and SFFGA shareholders will not be entitled to receive additional shares in the merger if the trading price of Kilroy Realty’s common stock on the closing date of the merger is less than the average price during the reference period nor will they receive fewer shares in the merger if the trading price of Kilroy Realty’s common stock on the closing date is greater than the average price during the reference period.

Reference Price	Per Share Closing Consideration	Per Share Escrowed Consideration	Total Per Share Consideration
$57.00	632.6273 shares	81.0894 shares	713.7167 shares
$57.50	627.1262 shares	80.3843 shares	707.5105 shares
$58.00	621.7199 shares	79.6913 shares	701.4112 shares
$58.50	616.4061 shares	79.0102 shares	695.4163 shares
$59.00	611.1823 shares	78.3406 shares	689.5229 shares
$59.50	606.0463 shares	77.6823 shares	683.7286 shares
$60.00	600.9959 shares	77.0350 shares	678.0309 shares
$60.50	596.0290 shares	76.3983 shares	672.4273 shares
$61.00	591.1435 shares	75.7721 shares	666.9156 shares
$61.50	586.3375 shares	75.1561 shares	661.4935 shares
$62.00	581.6089 shares	74.5500 shares	656.1589 shares
$62.50	576.9561 shares	73.9536 shares	650.9096 shares
$63.00	572.3771 shares	73.3666 shares	645.7437 shares
$63.50	567.8701 shares	72.7889 shares	640.6591 shares
$64.00	563.4337 shares	72.2203 shares	635.6539 shares
$64.50	559.0660 shares	71.6604 shares	630.7264 shares
$65.00	554.7655 shares	71.1092 shares	625.8746 shares
$65.50	550.5306 shares	70.5664 shares	621.0970 shares
$66.00	546.3599 shares	70.0318 shares	616.3917 shares
$66.50	542.2519 shares	69.5052 shares	611.7572 shares
$67.00	538.2053 shares	68.9865 shares	607.1918 shares
$67.50	534.2186 shares	68.4755 shares	602.6941 shares
$68.00	530.2905 shares	67.9720 shares	598.2625 shares

Adjustment to Merger Consideration

The aggregate merger consideration is determined by taking $27.0 million and adjusting it downward by (i) the sum of (A) any outstanding principal balance of the indebtedness on the SFFGA property, plus all accrued and unpaid interest thereon on and as of the closing date of the merger, plus any prepayment fees or other amounts payable in connection therewith, (B) the proration amounts debited to SFFGA, and (C) the SFFGA expenses assumed by Kilroy Realty, (ii) further adjusting downward by any expenses of SFFGA which were not taken into account in calculating the merger consideration and (iii) adjusting upward to the extent of any proration amounts credited to SFFGA and the cash amount reserved for the payment of certain taxes arising from the sale of the investment properties (in the approximate amount of $[—] million). Pursuant to the merger agreement, the outstanding indebtedness on the SFFGA property (in the approximate amount of $4.6 million) will be deducted from the amount paid by Kilroy Realty in the merger and will be paid in full by Kilroy Realty at closing. The aggregate merger consideration of approximately $22.0 million is net of the retirement or assumption of such indebtedness.

Escrowed Merger Consideration

A portion of the aggregate merger consideration equal to $2.5 million in Kilroy Realty common stock, which we refer to as the escrowed merger consideration, will be withheld from the merger consideration deliverable to SFFGA shareholders on the closing date, to serve as security for the benefit of Kilroy Realty against the indemnification afforded Kilroy Realty in the merger agreement and to reimburse Kilroy Realty for certain fees and expenses that were not able to be calculated at the closing of the merger. On the closing date, the escrowed merger consideration will be deposited by Kilroy Realty with Computershare Trust Company, N.A., which we refer to as the escrow agent, in an escrow account, established in accordance with the escrow agreement to be entered into among Kilroy Realty, the escrow agent and the SFFGA Representative. If any payment is required to be made to Kilroy Realty from the escrow account, Kilroy Realty and the SFFGA Representative will promptly provide written instructions to the escrow agent to deliver to Kilroy Realty out of the escrow account.

Eighteen months following the closing date, Kilroy Realty will provide written instructions to the escrow agent to deliver to the SFFGA shareholders’ agent for the benefit of the former SFFGA shareholders the remaining escrowed merger consideration in the escrow account, except for (i) an amount equal to $0.5 million in Kilroy Realty common stock, which amount shall be withheld for an additional 18 months as security for the benefit of Kilroy Realty in respect of indemnification claims arising out of environmental matters; and (ii) amounts subject to claims for indemnification or reimbursement by Kilroy Realty. Amounts distributed by the escrow agent, whether on the day 18 months following the closing date or on the date 36 months following the closing date (with respect to the $0.5 million in Kilroy Realty common stock withheld in respect of indemnification claims arising out of environmental matters) are referred to herein as the escrow disbursement. The exchange agent will distribute any escrow disbursement to the former SFFGA shareholders on a pro rata basis, calculated by dividing the total escrow disbursement by the number of shares of SFFGA common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the per share escrowed merger consideration. Pursuant to the merger agreement, shares of Kilroy Realty common stock paid from the escrow account in satisfaction of indemnification claims, will be valued at a price per share equal to the reference price as of the closing of the merger. The former SFFGA shareholders will be entitled to receive any distributions paid by Kilroy Realty with respect to the Kilroy Realty common stock held in the escrow account and such shareholders shall be entitled to vote such shares on any matters submitted to a vote of the holders of Kilroy Realty common stock.

A portion of the investment properties consideration equal to $0.4 million in cash will be deposited at the closing with the escrow agent to serve as security for the benefit of Kilroy Realty in respect of indemnification obligations arising under the Agreement of Purchase and Sale in connection with the sale of the investment properties to Flair. This amount, which we refer to as the escrowed investment properties consideration, will be held by the escrow agent for a period of four months from the July 18, 2014 closing of the sale of the investment properties to Flair. The escrowed investment properties consideration will be released from the escrow account in accordance with the terms of the escrow agreement. If any portion of the escrowed investment properties consideration is required to be disbursed to Kilroy Realty (as a result of the satisfaction by Kilroy Realty of indemnification plans asserted by Flair), the SFFGA shareholders as of the closing date of the merger will not be entitled to receive such portion of the escrowed investment properties consideration disbursed to Kilroy Realty. As a result, SFFGA shareholders will not know the amount of escrowed investment properties consideration, if any, that may be payable to SFFGA shareholders until the date approximately four months from the July 18, 2014 closing of the sale of the investment properties.

Fractional Shares

No fractional shares of Kilroy Realty common stock will be issued in the merger. Instead, Kilroy Realty will pay to each holder of SFFGA common stock who would otherwise be entitled to a fractional share of Kilroy Realty common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the reference price by such fraction of a share of Kilroy Realty common stock to which such SFFGA shareholder would otherwise be entitled.

Appointment of Shareholder Representative

By virtue of the adoption of the merger agreement and approval of the principal terms of the merger, each of Angelo Stagnaro, Jr. and Ronald Chiappari will be constituted and appointed as the shareholders’ exclusive agent and attorney-in-fact, or the SFFGA Representative, with respect to taking any and all actions specified or contemplated by the merger agreement or as provided under the escrow agreement.

The actions of the SFFGA Representative pursuant to the merger agreement and the escrow agreement will bind each SFFGA shareholder, and no notice to or approval by the SFFGA shareholders of such action will be required. Kilroy Realty will be entitled to rely on any action taken by either Mr. Stagnaro, Jr. or Mr. Ronald Chiappari in his capacity as the SFFGA Representative for the benefit of all SFFGA shareholders. The SFFGA Representative will be fully protected, held harmless and indemnified by SFFGA’s shareholders in exercising, or in declining to exercise, a power provided for or contemplated by the merger agreement or as provided for in the escrow agreement for the benefit of all SFFGA shareholders, as he shall determine, whether upon consultation with the SFFGA shareholders or in his sole discretion, to be in the interests of all SFFGA shareholders. SFFGA will establish an account (independent of the escrow established with respect to the escrowed merger consideration) into which SFFGA will deposit an amount reasonably anticipated to be necessary to cover the costs and expenses of the SFFGA Representative subsequent to the closing of the merger. Any amounts remaining after termination of the duties of the SFFGA Representative will be distributed to the SFFGA shareholders. In the event of death or disability of the SFFGA representative or his resignation, a successor representative will be elected by a majority of the former shareholders of SFFGA.

Exchange of Certificates

Kilroy Realty has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of SFFGA common stock for the merger consideration and the payment of cash for any fractional shares. Within three business days after the effective time, the exchange agent will send to each SFFGA shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender SFFGA common stock certificates to the exchange agent in exchange for the applicable portion of the closing merger consideration. The SFFGA shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the applicable portion of the closing merger consideration. SFFGA shareholders that do not exchange their SFFGA common stock will not be entitled to receive the closing merger consideration or any dividends or other distributions by Kilroy Realty until their certificates are surrendered. After surrender of the certificates representing SFFGA shares, any unpaid dividends or distributions with respect to the Kilroy Realty common stock represented by the certificates will be paid without interest.

Representations and Warranties

The merger agreement contains various representations and warranties by SFFGA and/or Kilroy Realty. SFFGA is making representations and warranties concerning, among other things:

•	corporate existence, qualification to conduct business, and corporate standing and power;

•	ownership and certain activities of subsidiaries;

•	capitalization;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger;

•	conflicts with or breaches or violations of organizational documents, material agreements, applicable laws, judgments or orders as a result of the merger;

•	governmental and third party consents and approvals;

•	permits and licenses, and compliance with laws;

•	financial statements;

•	absence of undisclosed liabilities;

•	real property, personal property and other material assets;

•	accuracy of information provided;

•	absence of material adverse changes;

•	employee benefit plans;

•	labor and other employment matters;

•	contracts, commitments, leases, and other agreements;

•	absence of pending or threatened litigation or proceedings;

•	intellectual property;

•	certain tax matters;

•	insurance;

•	related party transactions;

•	votes required to approve the merger

•	broker/finder fees;

•	Investment Company Act;

•	no existing discussions;

•	no unlawful payments;

•	compliance with anti-money laundering laws;

•	prohibited persons and transactions;

•	zoning;

•	environmental matters;

•	improvements;

•	tenant leases;

•	third party rights;

•	property indebtedness;

•	condemnation;

•	personal property;

•	monetary liens; and

•	full disclosure.

Kilroy Realty is making representations and warranties concerning, among other things:

•	corporate existence, qualification to conduct business, and corporate standing and power;

•	capitalization;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger;

•	conflicts with or breaches or violations of organizational documents, material agreements, applicable laws, judgments or orders as a result of the merger;

•	governmental and third party consents and approvals;

•	compliance with laws;

•	financial statements and internal accounting controls;

•	filings with the SEC and other governmental agencies;

•	accuracy of information provided;

•	absence of pending or threatened litigation or proceedings;

•	broker/finder fees; and

•	certain tax matters.

The representations and warranties of each of SFFGA and Kilroy Realty have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Covenants

The merger agreement has a number of covenants and agreements that govern the actions of SFFGA and Kilroy Realty pending completion of the merger. Some of the more significant covenants and agreements are summarized below.

No Solicitation of Competing Transactions. The merger agreement contains provisions prohibiting SFFGA from seeking or discussing an alternative proposal to the merger. SFFGA has agreed that it will not, directly or indirectly solicit, encourage or facilitate any proposal or any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of SFFGA, or furnish any information to any person or entity proposing or seeking such an acquisition.

Disposition of Assets. The merger agreement contains provisions requiring SFFGA to sell the investment properties, retaining reserves for taxes in connection with the sale and paying other expenses associated with the sale of such properties, including costs, commissions and the retirement payments of indebtedness served by the properties (together with prepayment fees in connection therewith).

Recommendation of Merger Agreement by SFFGA Board. SFFGA has agreed that its board of directors will recommend that SFFGA shareholders vote to approve the merger agreement and the principal terms of the merger and use its best efforts to solicit shareholder proxies in favor of the approval of the merger agreement and the approval of the principal terms of the merger.

Conduct of Business Pending Closing of the Merger. SFFGA will, except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Kilroy Realty:

•	Conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, in a manner that will ensure that SFFGA has no undistributed earnings and profits as of the closing of the merger (as determined for U.S. Federal income tax purposes);

•	use commercially reasonable efforts to maintain its assets and properties in their current condition;

•	maintain the general character of its business;

•	preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties and maintain all SFFGA insurance policies;

•	cause its property to be maintained in compliance with applicable law and the ordinary and usual course of business and perform, or cause to be performed, in a timely manner all of its or its affiliates’ obligations under contracts, permits, leases and other agreements affecting its property; and

•	keep in full force and effect all existing insurance policies related to its property and keep in effect all existing permits.

Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Kilroy Realty, until the effective date of the merger, SFFGA will not:

•	enter into any new leases or contracts or terminate or amend any existing leases and contracts (other than disapproved contracts that are to be terminated pursuant to the merger agreement);

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any SFFGA common stock;

•	sell, pledge, dispose of, transfer, sell and leaseback, license, guarantee, securitize or create any lien, or authorize the sale, pledge, disposition, transfer, sale and leaseback, license, guarantee, securitization of or creation of any lien on, its property or interest therein of SFFGA;

•	enter into any agreement with respect to the voting of SFFGA common stock, split, combine, subdivide or reclassify any of the SFFGA common stock or purchase, redeem or otherwise acquire any of the SFFGA common stock;

•	directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person;

•	incur any indebtedness or guarantee indebtedness, issue or sell any debt securities or warrants, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, or make or authorize any loan, advance or capital contributions to, or investments in, any other person;

•	adopt or enter into any benefit plan or collective bargaining or other labor agreement or indemnification arrangement; or hire or engage any person as an employee or independent contractor or make any offers of employment to any person;

•	accelerate or delay collection of notes or rents receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

•	delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

•	cancel, discharge or adversely modify the terms of any indebtedness owed to SFFGA or waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	make any change in accounting policies or procedures;

•	make or change any material tax election, settle or compromise any claim, notice, audit report or assessment in respect of taxes, change any tax accounting period, adopt or change any method of tax accounting, file any material tax return or amended material tax return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	take any action to render inapplicable, or to exempt any person from any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case, other than the merger;

•	enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

•	take any action that would bind SFFGA or its property, or would otherwise obligate SFFGA to take any action, or to refrain from taking action;

•	take any action that is intended or would reasonably be expected to result in any of the representations and warranties discussed above to become untrue; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Directors’ and Officers’ Insurance. SFFGA has agreed that after the merger it will obtain and fully pay for “tail” insurance policies with respect to directors’ and officers’ liability insurance with a claims period of at least six years from the closing date in an amount and scope at least as favorable as SFFGA’s existing policies.

Registration of Shares. Kilroy Realty has filed a registration statement on Form S-4 to register with the SEC the issuance in the merger of the Kilroy Realty common stock. Kilroy Realty and SFFGA have agreed that they will use their reasonable best efforts to have the Form S-4 declared effective, ensure that the Form S-4 compiles in all material respects with the applicable provisions of the Exchange Act or Securities Act and keep the Form S-4 effective for so long as necessary to complete the merger.

Conditions to the Merger

Under the merger agreement, various conditions are required to be met before Kilroy Realty or SFFGA is obligated to complete the merger. These conditions are customary and include:

•	approval of the merger by the SFFGA shareholders;

•	absence of any order restraining or enjoining the merger;

•	the Form S-4 shall have been declared effective by the SEC;

•	listing on the NYSE of the Kilroy Realty common stock to be delivered to the SFFGA shareholders in connection with the merger;

•	continued accuracy as of the completion of the merger of Kilroy Realty’s and SFFGA’s representations and warranties;

•	performance in all material respects by Kilroy Realty and SFFGA of their respective obligations under the merger agreement;

•	receipt by Kilroy Realty and SFFGA of a tax opinion from their respective counsel, dated the closing date of the merger, substantially to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	receipt by SFFGA of all requisite consents, authorizations, approvals and releases;

•	the sale by SFFGA of the investment properties;

•	delivery by SFFGA and Kilroy Realty of certain real property related deliverables;

•	holders of not more than 10% of the outstanding shares of SFFGA common stock have exercised or have the continued right to exercise appraisal, dissenter’s or similar rights; and

•	the absence since signing of the merger agreement of any changes which have had or might reasonably be expected to have “a material adverse effect” (as defined in the merger agreement) on SFFGA.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger by:

•	mutual written consent of SFFGA and Kilroy Realty; or

•	either SFFGA or Kilroy Realty if:

•	the merger has not been completed within six months of the date the merger agreement was executed, which we refer to the outside date, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date; or

•	a court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the approval of SFFGA’s shareholders have not been obtained at a duly held meeting, but this termination right is not available to SFFGA if the failure to obtain such approval was primarily due to SFFGA’s failure to perform any of its obligations under the merger agreement; or

•	by SFFGA if Kilroy Realty has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure cannot be cured by the outside date or if curable, has not been cured within 20 days after receipt of written notice by SFFGA; or

•	by Kilroy Realty if SFFGA has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure cannot be cured by the outside date or if curable, has not been cured within 20 days after receipt of written notice by Kilroy Realty.

Expense Reimbursement

SFFGA may be required to reimburse Kilroy Realty for its out-of-pocket costs and expenses in the event that Kilroy Realty terminates the merger agreement as a result of SFFGA’s breach of its non-solicitation obligation under the merger agreement.

Effect of Termination

If the merger is terminated as described in the section entitled “Termination of the Merger Agreement” above, the merger agreement will be void, except that for certain designated provisions of the merger agreement, including with respect to notices, third-party beneficiaries, governing law, consent to jurisdiction, and waiver of jury trial, and nothing will relieve either party from liability for any willful breach of the merger agreement prior to termination.

Waiver and Amendment

Either Kilroy Realty or SFFGA may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement, unless applicable law requires the condition to be met.

Kilroy Realty or SFFGA can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after SFFGA shareholders approve the merger agreement if the amendment would change in a manner adverse to SFFGA shareholders the consideration to be received by SFFGA shareholders in the merger.

Expenses

The costs and expenses incurred in connection with or incident to the merger are allocated between Kilroy Realty and SFFGA as specified in the merger agreement. All costs and expenses not specifically described in the merger agreement shall be paid by the party incurring the same.

Regulatory Matters

Kilroy Realty is not aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the merger. SFFGA is also not aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SFFGA

As of June 20, 2014, no person beneficially owns more than 5% of SFFGA’s outstanding common stock. SFFGA’s directors and officers, as a group, own 12.2% of SFFGA’s outstanding common stock.

THE COMPANIES

Kilroy Realty Corporation

Kilroy Realty is a self-administered REIT active in premier office submarkets along the West Coast. Kilroy Realty owns, develops, acquires and manages real estate assets, consisting primarily of Class A properties in the coastal regions of Los Angeles, Orange County, San Diego, the San Francisco Bay Area and greater Seattle, which Kilroy Realty believes have strategic advantages and strong barriers to entry. Kilroy Realty is a Maryland corporation organized to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which owns its interests in all of its properties directly or indirectly through Kilroy Realty, L.P., or the operating partnership, and Kilroy Realty Finance Partnership, L.P. Kilroy Realty common stock trades on the NYSE under the symbol “KRC.” Kilroy Realty’s principal executive offices are located at 12200 W. Olympic Boulevard, Suite 200 Los Angeles, California 90064. Kilroy Realty’s telephone number at that location is (310) 481-8400.

Financial and other information about Kilroy Realty is set forth in Kilroy Realty’s Annual Report on Form 10-K/A for the year ended December 31, 2013. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Kilroy Realty, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Kilroy Realty’s Annual Report on Form 10-K/A for the year ended December 31, 2013, and Kilroy Realty’s Proxy Statement for its 2014 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page 98.

San Francisco Flower Growers’ Association

San Francisco Flower Growers’ Association, a California corporation, is headquartered in San Francisco, California. SFFGA was incorporated in 1923 as a cooperative organized by local flower and fern growers. Its primary business is to own and operate a portion of the real estate on which the San Francisco Flower Mart is situated. SFFGA and an adjacent property owner occupy two contiguous sites to the northeast fronting Brannan Street near Sixth Street in San Francisco. The combined operations are commonly referred to as the San Francisco Flower Mart. Together they represent the largest wholesale flower distributorship operation in San Francisco.

As of June 30, 2014, SFFGA had total assets of approximately $6.8 million, liabilities of $6.3 million and shareholders’ equity of $0.5 million. SFFGA is not a public company and, accordingly, there is no established trading market for SFFGA’s common stock.

In 2006, following the sale of the Villa dei Fiori project, a mixed use rental project located adjacent to the existing San Francisco Flower Mart property that was developed by SFFGA, SFFGA acquired four investment properties with the proceeds from the sale. Two of the properties are in North Carolina, one in Virginia and one in Rhode Island. We refer to these properties as the Kernersville Property, the Winston-Salem Property, the VA Property and the RI Property, and collectively, as the investment properties. The VA Property, the Kernersville Property, and the Winston-Salem properties are leased to Walgreens and the RI Property is leased to Lowe’s. SFFGA anticipates that the sale of the investment properties will closed July 18, 2014.

SFFGA considered various strategic options with respect to the investment properties: a spin-off of the properties to a new entity, a distribution of the investment properties to the shareholders, retention of the properties by SFFGA, and the sale of some or all of the investment properties. In connection with the structuring of the merger, SFFGA determined that all of the investment properties would have to be sold or distributed to the shareholders because Kilroy Realty was unwilling to acquire the investment properties in the merger because ownership of the investment properties would not be consistent with Kilroy Realty’s business objectives. SFFGA determined that, in part due to the potential tax implications of a distribution of the investment properties to the shareholders, which would cause SFFGA to recognize taxable gain and the shareholders to recognize dividend income, in each case with no cash proceeds from which to pay such taxes, it was preferable to sell the investment properties. In March 2014, Capital Pacific, a third-party real estate broker, commenced an extensive nationwide marketing effort for the investment properties on behalf of SFFGA.

On July 18, 2014, pursuant to an Agreement of Purchase and Sale and Joint Escrow Instructions entered into June 3, 2014 with Flair Diversified Properties, LLC, a California limited liability company, which we refer to as Flair, Flair purchased from the Company the four investment properties for an aggregate purchase price in cash of approximately $20.0 million. SFFGA intends to utilize a portion of the purchase price for the investment properties to retire outstanding indebtedness (in the approximate amount of $10.6 million), including loan pre-payment fees) and a portion of the purchase price for brokerage commissions and expenses of sale (in the approximate amount of $0.75). A portion of the investment properties purchase price in an amount equal to $0.4 million in cash, which we refer to as the escrowed investment properties consideration, will be contributed to an escrow account to support certain indemnification and reimbursement obligations of SFFGA under the Agreement of Purchase and Sale. The escrowed investment properties consideration will be released from the escrow account and distributed to the SFFGA shareholders in accordance with the terms of an escrow agreement. In addition, SFFGA intends to use approximately $[—] million of the proceeds to establish a reserve for taxes associated with the sale of the investment properties. SFFGA intends to pay a dividend, in one or more installments, to the SFFGA shareholders from the remaining cash available from the sale, to the extent not needed for other corporate purposes, in the approximate aggregate amount of $[—] million, or approximately $[—] per share of SFFGA common stock. SFFGA’s directors have declared an initial dividend of $[—] per share payable July 28, 2014 to shareholders of record on July 23, 2014. The cash for the reserve for taxes will be left in SFFGA following the merger and will be included in the calculation of the aggregate merger consideration.

At the effective time of the merger, following the sale of the investment properties (and subsequent distribution of a portion of the proceeds therefrom) and completion of other actions to be taken by SFFGA under the terms of the merger agreement, the only material asset of SFFGA will consist of the 1.9 acre land site in Central SOMA on which a portion of the San Francisco Flower Mart is currently situated. At such time, all other assets and liabilities of SFFGA will be immaterial to the transaction and SFFGA will effectively only own the land site. There will be no employees, employee related costs, or employee benefit plans transferring in connection with the merger. The merger transaction was structured to allow the SFFGA shareholders to defer a portion of the U.S. federal income tax that would have otherwise resulted from a taxable sale of the 1.9 acre land site followed by a distribution of the proceeds of the sale to the SFFGA shareholders.

KILROY REALTY CORPORATION CAPITAL STOCK

The following is a summary of some of the terms and provisions of the capital stock of Kilroy Realty. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of Kilroy Realty’s charter (including, without limitation, the articles supplementary (the “Articles Supplementary”) establishing the terms of Kilroy Realty’s 6.875% Series G Cumulative Redeemable Preferred Stock (the “Series G preferred stock”) and 6.375% Series H Cumulative Redeemable Preferred Stock (the “Series H preferred stock”)) incorporated by reference to Kilroy Realty’s SEC filings. See “Where You Can Find More Information.”

COMMON STOCK

General

Kilroy Realty’s charter authorizes it to issue 150,000,000 shares of common stock, par value $.01 per share. As of July 15, 2014, Kilroy Realty had 83,098,880 shares of common stock outstanding. The number of outstanding shares of common stock excludes the following as of July 15, 2014 (i) 1,169,000 shares of common stock issuable upon exercise of options granted under Kilroy Realty’s equity compensation plans; (ii) [—] additional shares of common stock reserved and available for issuance under Kilroy Realty’s equity compensation plans; (iii) 1,452,334 shares of common stock underlying restricted stock units awarded under Kilroy Realty’s stock award deferral program; (iv) 1,804,200 shares of common stock issuable upon redemption of common units of the operating partnership outstanding; (v) 5,038,947 shares (subject to certain anti-dilution and other potential adjustments) of common stock potentially issuable upon the exchange of Kilroy Realty’s 4.250% Exchangeable Senior Notes due 2014, calculated using the maximum exchange rate; and (vi) a total of up to 8,000,000 shares of Kilroy Realty’s common stock (subject to certain anti-dilution and other potential adjustments) issuable upon conversion of Kilroy Realty’s Series G preferred stock and Series H preferred stock following a “Change of Control” (as defined in the terms of the Series G preferred stock and Series H preferred stock, respectively) of Kilroy Realty.

Shares of Kilroy Realty’s common stock:

•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

•	do not have any conversion rights;

•	do not have any exchange rights;

•	do not have any sinking fund rights;

•	do not have any redemption rights;

•	do not generally have any appraisal rights;

•	do not have any preemptive rights to subscribe for any of Kilroy Realty’s securities; and

•	are subject to restrictions on ownership and transfer.

Kilroy Realty may pay distributions on shares of Kilroy Realty’s common stock, subject to the preferential rights of Kilroy Realty’s Series G preferred stock, Kilroy Realty’s Series H preferred stock and any other series or class of capital stock that Kilroy Realty may issue in the future with rights to dividends and other distributions senior to Kilroy Realty’s common stock. However, Kilroy Realty may only pay distributions when the board of directors (in its sole discretion) authorizes a distribution out of legally available funds.

Kilroy Realty’s board of directors may:

•	reclassify any unissued shares of Kilroy Realty’s common stock into other classes or series of capital stock;

•	establish the number of shares in each of these classes or series of capital stock;

•	establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;

•	establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each of these classes or series of capital stock; and

•	establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

Certain Provisions of the Maryland General Corporation Law

Under the Maryland General Corporation Law, or the MGCL, Kilroy Realty’s stockholders are generally not liable for Kilroy Realty’s debts or obligations. If Kilroy Realty liquidates, it will first pay all debts and other liabilities, including debts and liabilities arising out of Kilroy Realty’s status as general partner of the operating partnership, and, second, any preferential distributions on any outstanding shares of Kilroy Realty’s preferred stock. Each holder of Kilroy Realty’s common stock then will share ratably in Kilroy Realty’s remaining assets. All shares of Kilroy Realty’s common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in Kilroy Realty’s charter or as permitted by the board of directors pursuant to executed agreements waiving these ownership limits with respect to specific stockholders.

Under the MGCL, Kilroy Realty generally requires approval by Kilroy Realty’s stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before it can:

•	dissolve;

•	amend Kilroy Realty’s charter;

•	merge;

•	sell all or substantially all of Kilroy Realty’s assets;

•	engage in a share exchange; or

•	engage in similar transactions outside the ordinary course of business.

Because the term “substantially all” of a company’s assets is not defined in the MGCL, it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the MGCL allows Kilroy Realty’s charter to establish a lesser percentage of affirmative votes by Kilroy Realty’s stockholders for approval of those actions, Kilroy Realty’s charter does not include such a provision.

PREFERRED STOCK

Kilroy Realty’s charter authorizes Kilroy Realty to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, Kilroy Realty has classified and designated 4,600,000 shares as Series G preferred stock and 4,000,000 shares as Series H preferred stock. As of July 15, 2014, 4,000,000 shares of Kilroy Realty’s Series G preferred stock are issued and outstanding and 4,000,000 shares of Series H preferred stock are issued and outstanding.

Kilroy Realty may classify, designate and issue additional shares of currently authorized shares of preferred stock, in one or more classes or series, as authorized by the board of directors without the prior consent of Kilroy Realty’s stockholders. The board of directors may grant the holders of preferred stock of any class or series preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of Kilroy Realty’s common stock. The board of directors can authorize the issuance of currently authorized shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of Kilroy Realty’s common stock or otherwise be in their best interest. All shares of preferred stock which are issued and are or become outstanding are or will be fully paid and non-assessable. Before Kilroy Realty may issue any shares of preferred stock of any class or series, the MGCL and Kilroy Realty’s charter require the board of directors to determine the following with respect to such class or series:

•	the designation;

•	the terms;

•	preferences with respect to distributions and in the event of Kilroy Realty’s liquidation, dissolution or winding-up;

•	conversion and other rights, if any;

•	voting powers;

•	restrictions;

•	limitations as to distributions;

•	qualifications; and

•	terms or conditions of redemption, if any.

6.875% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK

General

Of Kilroy Realty’s 30,000,000 authorized preferred shares, 4,600,000 shares have been classified and designated as 6.875% Series G Cumulative Redeemable Preferred Stock. Of these shares, as of July 15, 2014, 4,000,000 are issued and outstanding.

Dividends

Each share of Series G preferred stock is entitled to receive, when, as, and if authorized by Kilroy Realty’s board of directors and declared by Kilroy Realty, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.875% of the $25.00 per share liquidation preference per annum (equivalent to $1.71875 per annum per share), payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Except as provided in the immediately following paragraph, unless full cumulative dividends for all past dividend periods on the Series G preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment, no dividends (other than in shares of Kilroy Realty’s common stock or shares of any other class or series of stock of Kilroy Realty ranking junior to the Series G preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of Kilroy Realty) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on Kilroy Realty’s common stock or any other class or series of stock of Kilroy Realty ranking junior to or on a parity with the Series G preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Kilroy Realty, nor shall any shares of Kilroy Realty’s common stock or any other class or series of stock of Kilroy Realty ranking junior to or on a parity with the Series G preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Kilroy Realty be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Kilroy Realty (except by conversion into or exchange for shares of Kilroy Realty’s common stock or shares of any other class or series of stock of Kilroy Realty ranking junior to the Series G preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of Kilroy Realty); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Kilroy Realty’s stock to preserve Kilroy Realty’s status as a real estate investment trust, or REIT, for federal and/or state income tax purposes. With respect to the Series G preferred stock, all references to “past dividend periods” shall mean, as of any date, dividend periods ending on or prior to such date, and with respect to shares of any other class or series of stock ranking on a parity as to dividends with the Series G preferred stock”, past dividend periods” shall mean, as of any date, dividend periods with respect to such other class or series of stock ending on or prior to such date.

When full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of Series G preferred stock and when full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of any other class or series of Kilroy Realty’s stock ranking on a parity as to dividends with the Series G preferred stock, then all dividends declared on shares of Series G preferred stock and any other outstanding classes or series of Kilroy Realty’s stock ranking on a parity as to dividends with the Series G preferred stock shall be declared pro rata so that the amount of dividends declared per share on the Series G preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series G preferred stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series G preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series G preferred stock (which, in the case of any such other class or series of stock ranking on a parity as to dividends with the Series G preferred stock, shall not include any accumulation in respect of unpaid dividends for past dividend periods if such other class or series of stock ranking on a parity as to dividends with the Series G preferred stock does not have a cumulative dividend) bear to each other.

Ranking

The Series G preferred stock will, with respect to dividends and rights upon the distribution of assets upon Kilroy Realty’s voluntary or involuntary liquidation, dissolution or winding-up, rank:

•	senior to Kilroy Realty’s common stock and all other classes or series of Kilroy Realty’s stock designated as ranking junior to Series G preferred stock;

•	on parity with all other classes or series of stock designated as ranking on a parity with the Series G preferred stock (including, without limitation, the Series H preferred stock); and

•	junior to all other classes or series of Kilroy Realty’s stock designated as ranking senior to the Series G preferred stock.

Redemption

The Series G preferred stock will not be redeemable before March 27, 2017, except to preserve Kilroy Realty’s status as a REIT for federal and/or state income tax purposes and except as described below upon the occurrence of a Series G Change of Control (as defined below). On and after March 27, 2017, Kilroy Realty may, at its option, redeem any or all of the shares of the Series G preferred stock, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption.

Upon the occurrence of a Series G Change of Control, Kilroy Realty may, at its option, at any time or from time to time, redeem any or all of the shares of Series G preferred stock, within 120 days after the first date on which such Series G Change of Control occurred, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption. If, prior to the Series G Change of Control Conversion Date (as defined below), Kilroy Realty has provided or will provide notice of its election to redeem some or all of the shares of Series G preferred stock (whether pursuant to Kilroy Realty’s optional redemption right described in the paragraph above or the special optional redemption right described in this paragraph), the holders of Series G preferred stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series G preferred stock called for redemption.

A “Series G Change of Control” is when the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of Kilroy Realty entitling that person to exercise more than 50% of the total voting power of all stock of Kilroy Realty entitled to vote generally in the election of Kilroy Realty’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither Kilroy Realty nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex, or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ.

The “Series G Change of Control Conversion Date” is the date the Series G preferred stock is to be converted into Kilroy Realty’s common stock, which will be a business day selected by Kilroy Realty that is no fewer than 20 days nor more than 35 days after the date on which Kilroy Realty provides a notice of the occurrence of the Series G Change of Control that describes the resulting Series G Change of Control Conversion Right to the holders of Series G preferred stock.

Conversion Rights

Upon the occurrence of a Series G Change of Control, each holder of Series G preferred stock will have the right, which Kilroy Realty refers to as the Series G Change of Control Conversion Right (unless, prior to the Series G Change of Control Conversion Date, Kilroy Realty has provided notice of its election to redeem some or all of the shares of Series G preferred stock held by such holder pursuant to the redemption provisions describe above under “—Redemption,” in which case such holder will have the right only with respect to shares of Series G preferred stock that are not called for redemption) to convert some or all of the Series G preferred stock held by such holder on the Series G Change of Control Conversion Date, into a number of shares of Kilroy Realty’s common stock per share of Series G preferred stock equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series G preferred stock plus the amount of any accrued and unpaid dividends thereon to the Series G Change of Control Conversion Date (unless the Series G Change of Control Conversion Date is after a record date for a Series G preferred stock dividend payment and prior to the corresponding dividend payment date for the Series G preferred stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Series G Common Stock Price (as defined below); and

•	1.0975, which Kilroy Realty refers to as the Series G Share Cap, subject to adjustments to the Series G Share Cap for any splits, subdivisions or combinations of Kilroy Realty’s common stock;

subject, in each case, to provisions for the receipt of alternative consideration under specified circumstances as set forth in the Articles Supplementary for the Series G preferred stock.

The “Series G Common Stock Price” is (i) if the consideration to be received in the Series G Change of Control by the holders of Kilroy Realty’s common stock is solely cash, the amount of cash consideration per share of Kilroy Realty’s common stock or (ii) if the consideration to be received in the Series G Change of Control by holders of Kilroy Realty’s common stock is other than solely cash (x) the average of the closing sale prices per share of Kilroy Realty’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the 10 consecutive trading days immediately preceding, but not including, the date on which such Series G Change of Control occurred as reported on the principal U.S. securities exchange on which Kilroy Realty’s common stock is then traded, or (y) the average of the last quoted bid prices for Kilroy Realty’s common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the date on which such Series G Chang of Control occurred, if Kilroy Realty’s common stock is not then listed for trading on a U.S. securities exchange.

No Maturity, Sinking Fund or Mandatory Redemption

The Series G preferred stock has no maturity date, and Kilroy Realty is not required to redeem the Series G preferred stock at any time. Accordingly, the shares of Series G preferred stock will remain outstanding indefinitely, unless Kilroy Realty decides, at its option, to exercise its redemption rights or otherwise repurchase them or they become convertible and are converted in the manner set forth in Articles Supplementary for the Series G preferred stock. None of the Series G preferred stock is subject to any sinking fund.

Limited Voting Rights

Holders of Series G preferred stock do not have any voting rights except as set forth below. Whenever dividends on any shares of Series G preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series G preferred stock will have the right to vote as a single class with all other classes or series of stock ranking on parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable for the election of two additional directors to the board of directors. The election will take place at:

•	a special meeting called at the request of the holders of at least 10% of the outstanding shares of Series G preferred stock, or the holders of shares of any other class or series of Kilroy Realty’s preferred stock ranking on a parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series G preferred stock in the election of the two directors, if this request is received 90 or more days before the date fixed for Kilroy Realty’s next annual or special meeting of stockholders or, if Kilroy Realty receives the request for a special meeting less than 90 days before the date fixed for Kilroy Realty’s next annual or special meeting of stockholders, at such next annual or special meeting of stockholders; and

•	each subsequent annual meeting until all dividends accumulated on the Series G preferred stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

When all of the dividends in arrears have been paid or declared and provided for in full, the right of holders of the Series G preferred stock to elect those two directors will cease and, unless there are one or more other classes or series of Kilroy Realty’s preferred stock ranking on a parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate and the number of directors constituting the board of directors shall be reduced accordingly.

In addition, so long as any shares of Series G preferred stock are outstanding, without the consent or affirmative vote of at least two-thirds of the shares of Series G preferred stock then outstanding, Kilroy Realty may not:

•	authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series G preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of Kilroy Realty’s authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•	amend, alter or repeal any of the provisions of Kilroy Realty’s charter, including the Articles Supplementary for the Series G preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series G preferred stock; or

•	enter into any share exchange that affects the Series G preferred stock or consolidate with or merge into any other entity, or permit another entity to consolidate with or merge into Kilroy Realty, unless in each such case described in this bullet point each share of Series G preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to and in any event without any material adverse change to those of the Series G preferred stock;

provided that any amendment to Kilroy Realty’s charter to increase the number of authorized shares of stock or the creation or issuance of any other class or series of preferred stock or any increase in the number of authorized or outstanding shares of Series G preferred stock or any other class or series of stock, in each case ranking on a parity with or junior to the Series G preferred stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series G preferred stock.

On each matter on which holders of Series G preferred stock are entitled to vote, each share of Series G preferred stock will be entitled to one vote, except that when shares of any other class or series of Kilroy Realty’s preferred stock have the right to vote with the Series G preferred stock as a single class on any matter, the Series G preferred stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued and unpaid dividends), resulting in each share of Series G preferred stock being entitled to on-behalf of a vote under such circumstances.

Except as expressly stated in the Articles Supplementary for the Series G preferred stock, the Series G preferred stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders shall not be required for the taking of any corporate action.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, all outstanding shares of Series G preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Kilroy Realty, each share of Series G preferred stock is entitled to receive, out of Kilroy Realty’s assets legally available for distribution to stockholders, a liquidation distribution of $25.00 per share, plus any accrued but unpaid dividends, in preference to any of Kilroy Realty’s common stock or any other class or series of Kilroy Realty’s stock ranking junior to the Series G preferred stock, but subject to the preferential rights of any class or series of Kilroy Realty’s preferred stock ranking senior to the Series G preferred stock.

6.375% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

General

Of Kilroy Realty’s 30,000,000 authorized preferred shares, 4,000,000 shares have been classified and designated as 6.375% Series H Cumulative Redeemable Preferred Stock. Of these shares, as of July 15, 2014, 4,000,000 are issued and outstanding.

Dividends

Each share of Series H preferred stock is entitled to receive, when, as, and if authorized by Kilroy Realty’s board of directors and declared by Kilroy Realty, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.375% of the $25.00 per share liquidation preference per annum (equivalent to $1.59375 per annum per share), payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Except as provided in the immediately following paragraph, unless full cumulative dividends for all past dividend periods on the Series H preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment, no dividends (other than in shares of Kilroy Realty’s common stock or shares of any other class or series of stock of Kilroy Realty ranking junior to the Series H preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of Kilroy Realty) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on Kilroy Realty’s common stock or any other class or series of stock of Kilroy Realty ranking junior to or on a parity with the Series H preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Kilroy Realty, nor shall any shares of Kilroy Realty’s common stock or any other class or series of stock of Kilroy Realty ranking junior to or on a parity with the Series H preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Kilroy Realty be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Kilroy Realty (except by conversion into or exchange for shares of Kilroy Realty’s common stock or shares of any other class or series of stock of Kilroy Realty ranking junior to the Series H preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of Kilroy Realty); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Kilroy Realty’s stock to preserve Kilroy Realty’s status as a REIT for federal and/or state income tax purposes. With respect to the Series H preferred stock, all references to “past dividend periods” shall mean, as of any date, dividend periods ending on or prior to such date, and with respect to shares of any other class or series of stock ranking on a parity as to dividends with the Series H preferred stock, “past dividend periods” shall mean, as of any date, dividend periods with respect to such other class or series of stock ending on or prior to such date.

When full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of Series H preferred stock and when full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of any other class or series of Kilroy Realty’s stock ranking on a parity as to dividends with the Series H preferred stock, then all dividends declared on shares of Series H preferred stock and any other outstanding classes or series Kilroy Realty’s stock ranking on a parity as to dividends with the Series H preferred stock shall be declared pro rata so that the amount of dividends declared per share on the Series H preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series H preferred stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series H preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series H preferred stock (which, in the case of any such other class or series of stock ranking on a parity as to dividends with the Series H preferred stock, shall not include any accumulation in respect of unpaid dividends for past dividend periods if such other class or series of stock ranking on a parity as to dividends with the Series H preferred stock does not have a cumulative dividend) bear to each other.

Ranking

The Series H preferred stock will, with respect to dividends and rights upon the distribution of assets upon Kilroy Realty’s voluntary or involuntary liquidation, dissolution or winding-up, rank:

•	senior to Kilroy Realty’s common stock and all other classes or series of Kilroy Realty’s stock designated as ranking junior to Series H preferred stock;

•	on parity with all other classes or series of stock designated as ranking on a parity with the Series H preferred stock (including, without limitation, the Series G preferred stock); and

•	junior to all other classes or series of Kilroy Realty’s stock designated as ranking senior to the Series H preferred stock.

Redemption

The Series H preferred stock will not be redeemable before August 15, 2017, except to preserve Kilroy Realty’s status as a REIT for federal and/or state income tax purposes and except as described below upon the occurrence of a Series H Change of Control (as defined below). On and after

August 15, 2017, Kilroy Realty may, at its option, redeem any or all of the shares of the Series H preferred stock, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption.

Upon the occurrence of a Series H Change of Control, Kilroy Realty may, at its option, at any time or from time to time, redeem any or all of the share of Series H preferred stock, within 120 days after the first date on which such Series H Change of Control occurred for, cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption. If, prior to the Series H Change of Control Conversion Date (as defined below), Kilroy Realty has provided or provide notice of Kilroy Realty’s election to redeem some or all of the shares of Series H preferred stock (whether pursuant to Kilroy Realty’s optional redemption right described in the paragraph above or the special optional redemption right described in this paragraph), the holders of Series H preferred stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series H preferred stock called for redemption.

A “Series H Change of Control” is when the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of Kilroy Realty entitling that person to exercise more than 50% of the total voting power of all stock of Kilroy Realty entitled to vote generally in the election of Kilroy Realty’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither Kilroy Realty nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex, or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the NASDAQ.

The “Series H Change of Control Conversion Date” is the date the Series H preferred stock is to be converted into Kilroy Realty common stock, which will be a business day selected by Kilroy Realty that is no fewer than 20 days nor more than 35 days after the date on which Kilroy Realty provides a notice of the occurrence of the Series H Change of Control that describes the resulting Series H Change of Control Conversion Right to the holders of Series H preferred stock.

Conversion Rights

Upon the occurrence of a Series H Change of Control, each holder of Series H preferred stock will have the right, which Kilroy Realty refer to as the Series H Change of Control Conversion Right (unless, prior to the Series H Change of Control Conversion Date, Kilroy Realty has provided notice of its election to redeem some or all of the shares of Series H preferred stock held by such holder pursuant to the redemption provisions describe above under “—Redemption,” in which case such holder will have the right only with respect to shares of Series

H preferred stock that are not called for redemption) to convert some or all of the Series H preferred stock held by such holder on the Series H Change of Control Conversion Date, into number of shares of Kilroy Realty’s common stock per share of Series H preferred stock equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series H preferred stock plus the amount of any accrued and unpaid dividends thereon to the Series H Change of Control Conversion Date (unless the Series H Change of Control Conversion Date is after a record date for a Series H preferred stock dividend payment and prior to the corresponding dividend payment date for the Series H preferred stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Series H Common Stock Price (as defined below); and

•	1.0469, which Kilroy Realty refers to as the Series H Share Cap, subject to adjustments to the Series H Share Cap for any splits, subdivisions or combinations of Kilroy Realty common stock;

subject, in each case, to provisions for the receipt of alternative consideration under specified circumstances as set forth in the Articles Supplementary for the Series H preferred stock.

The “Series H Common Stock Price” is (i) if the consideration to be received in the Series H Change of Control by the holders of Kilroy Realty common stock is solely cash, the amount of cash consideration per share of Kilroy Realty common stock or (ii) if the consideration to be received in the Series H Change of Control by holders of Kilroy Realty common stock is other than solely cash (x) the average of the closing sale prices per share of Kilroy Realty common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the 10 consecutive trading days immediately preceding, but not including, the date on which such Series H Change of Control occurred as reported on the principal U.S. securities exchange on which Kilroy Realty common stock is then traded, or (y) the average of the last quoted bid prices for the Company’s common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the date on which such Series H Change of Control occurred, if Kilroy Realty common stock is not then listed for trading on a U.S. securities exchange.

No Maturity, Sinking Fund or Mandatory Redemption

The Series H preferred stock has no maturity date, and Kilroy Realty is not required to redeem the Series H preferred stock at any time. Accordingly, the shares of Series H preferred stock will remain outstanding indefinitely, unless Kilroy Realty decides, at its option, to exercise its redemption rights or otherwise repurchase them or they become convertible and are converted in the manner set forth in Articles Supplementary for the Series H preferred stock. None of the Series H preferred stock is subject to any sinking fund.

Limited Voting Rights

Holders of Series H preferred stock do not have any voting rights except as set forth below. Whenever dividends on any shares of Series H preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series H preferred stock will have the right to vote as a single class with all other classes or series of stock ranking on parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable for the election of two additional directors to the board of directors. The election will take place at:

•

a special meeting called at the request of the holders of at least 10% of the outstanding shares of Series H preferred stock, or the holders of shares of any other class or series of Kilroy Realty’s preferred stock ranking on a parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H preferred stock in the election of the two directors, if this request is received 90 or more days before the date fixed for Kilroy

Realty’s next annual or special meeting of stockholders or, if Kilroy Realty receives the request for a special meeting less than 90 days before the date fixed for Kilroy Realty’s next annual o special meeting of stockholders, at such next annual or special meeting of stockholders; and

•	each subsequent annual meeting until all dividends accumulated on the Series H preferred stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

When all of the dividends in arrears have been paid or declared and provided for in full, the right of holders of the Series H preferred stock to elect those two directors will cease and, unless there are one or more other classes or series of Kilroy Realty’s preferred stock ranking on a parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate and the number of directors constituting the board of directors shall be reduced accordingly.

In addition, so long as any shares of Series H preferred stock are outstanding, without the consent or affirmative vote of at least two-thirds of the shares of Series H preferred stock then outstanding, Kilroy Realty may not:

•	authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series H preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of Kilroy Realty’s authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•	amend, alter or repeal any of the provisions of Kilroy Realty’s charter, including the Articles Supplementary for the Series H preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H preferred stock; or

•	enter into any share exchange that affects the Series H preferred stock or consolidate with or merge into any other entity, or permit another entity to consolidate with or merge into Kilroy Realty, unless in each such case described in this bullet point each share of Series H preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to and in any event without any material adverse change to those of the Series H preferred stock;

provided that any amendment to Kilroy Realty’s charter to increase the number of authorized shares of stock or the creation or issuance of any other class or series of preferred stock or any increase in the number of authorized or outstanding shares of Series H preferred stock or any other class or series of stock, in each case ranking on a parity with or junior to the Series H preferred stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series H preferred stock.

On each matter on which holders of Series H preferred stock are entitled to vote, each share of Series H preferred stock will be entitled to vote, except that when shares of any other class or series of Kilroy Realty’s preferred stock have the right to vote with the Series H preferred stock as a single class on any matter, the Series H preferred stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued and unpaid dividends), resulting in each share of Series H preferred stock being entitled to on-behalf of a vote under such circumstances.

Except as expressly stated in the Articles Supplementary for the Series H preferred stock, the Series H preferred stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders shall not be required for the taking of any corporate action.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, all outstanding shares of Series H preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Kilroy Realty, each share of Series H preferred stock is entitled to receive, out of Kilroy Realty’s assets legally available for distribution to stockholders, a liquidation distribution of $25.00 per share, plus any accrued but unpaid dividends, in preference to any of Kilroy Realty common stock or any other class or series of Kilroy Realty’s stock ranking junior to the Series H preferred stock, but subject to the preferential rights of any class or series of Kilroy Realty’s preferred stock ranking senior to the Series H preferred stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF KILROY REALTY’S CAPITAL STOCK

Internal Revenue Code Requirements

To maintain Kilroy Realty’s tax status as a REIT, five or fewer “individuals,” as that term is defined in the Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of Kilroy Realty’s issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Code determine if any individual or entity constructively owns Kilroy Realty’s capital stock for purposes of this requirement. In addition, 100 or more persons must beneficially own Kilroy Realty’s capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants in which Kilroy Realty actually or constructively owns a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Code. To help ensure Kilroy Realty meets these tests, Kilroy Realty’s charter restricts the acquisition and ownership of shares of Kilroy Realty’s capital stock.

Transfer Restrictions in Kilroy Realty’s Charter

Subject to exceptions specified therein, Kilroy Realty’s charter provides that no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Code:

•	more than 7.0%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty common stock;

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty Series G preferred stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty Series H preferred stock.

In addition, because rent from tenants in which Kilroy Realty actually or constructively owns a 10% or greater interest is not qualifying rent for purposes of the gross income tests under the Code, Kilroy Realty’s charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence:

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty common stock;

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty Series G preferred stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of Kilroy Realty Series H preferred stock.

Kilroy Realty refers to the limits described in this paragraph and the preceding paragraph, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Code are complex, and may cause shares of Kilroy Realty’s capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of Kilroy Realty’s capital stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns Kilroy Realty’s capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by Kilroy Realty’s board of directors.

Kilroy Realty’s charter permits the board of directors to waive the ownership limits with respect to a particular stockholder if the board of directors:

•	determines that the ownership will not jeopardize Kilroy Realty’s status as a REIT; and

•	otherwise decides that this action would be in Kilroy Realty’s best interest.

As a condition of this waiver, Kilroy Realty’s board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Kilroy Realty’s REIT status. The board of directors has waived the ownership limit applicable to Kilroy Realty common stock for John B. Kilroy, Sr. and John B. Kilroy, Jr., members of their families and some of their affiliated entities, allowing them to own up to 19.6% of Kilroy Realty common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which it believed were reasonably necessary to conclude that the waiver would not cause Kilroy Realty to fail to qualify and maintain Kilroy Realty’s status as a REIT. Kilroy Realty’s board of directors has also waived the ownership limits with respect to the initial purchasers and certain of their affiliated entities in the offering of 4.250% Exchangeable Senior Notes due 2014, by Kilroy Realty’s operating partnership, allowing each of such initial purchasers and certain of their affiliated entities to beneficially own up to 9.8%, in the aggregate, of Kilroy Realty common stock in connection with hedging of certain capped call transactions relating to those notes.

In addition to the foregoing ownership limits, Kilroy Realty’s charter provides that no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of Kilroy Realty’s capital stock if, as a result of this ownership:

•	more than 50% in value of Kilroy Realty’s outstanding capital stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Code, by five or fewer individuals, as defined in the Code;

•	Kilroy Realty’s capital stock would be beneficially owned by less than 100 persons, determined without reference to any constructive ownership provisions; or

•	Kilroy Realty would fail to qualify as a REIT.

Under Kilroy Realty’s charter, any person who acquires or attempts or intends to acquire actual or constructive ownership of Kilroy Realty’s shares of capital stock that violate any of the foregoing restrictions on transferability and ownership must give Kilroy Realty notice immediately and provide Kilroy Realty with any other information that Kilroy Realty may request to determine the effect of the transfer on Kilroy Realty’s status as a REIT. The foregoing restrictions on transferability and ownership will not apply if Kilroy Realty’s board of directors determines that it is no longer in Kilroy Realty’s best interest to attempt to qualify, or to continue to qualify, as a REIT.

Effect of Violation of Ownership Limits and Transfer Restrictions

Kilroy Realty’s charter provides that if any attempted transfer of Kilroy Realty’s capital stock or any other event would result in any person violating the ownership limits described above, unless otherwise permitted by the board of directors, then the purported transfer will be void ab initio and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable ownership limit, and the transferee shall acquire no right or interest in the excess shares. Kilroy Realty’s charter further provides that in the case of any event other than a purported transfer, the person or entity holding record title to any of the excess shares shall cease to own any right or interest in the excess shares.

Kilroy Realty’s charter provides that if any transfer or other event occurs that, if effective, would result in any person owning shares of Company’s capital stock in violation of the ownership limit described above, the number of shares of capital stock that otherwise would cause such person to violate the ownership limit (the “excess shares”) will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by Kilroy Realty or, if for any reason that transfer is not automatically effective, then the transfer of such excess shares shall be void ab initio and the purported transferee will not have any rights in such excess shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.

The trustee of the charitable trust must:

•	within 20 days of receiving notice from Kilroy Realty of the transfer of excess shares to the trust,

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by the board of directors, and

•	distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in such transfer to the charitable trust) or the sales proceeds (net any commissions and other expenses of sale) received by the trust for the excess shares; and

•	distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by Kilroy Realty as beneficiary of the trust.

Excess shares transferred to the charitable trust shall be deemed to have been offered for sale to Kilroy Realty at a price per share equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable shares did not involve the purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in the transfer of such shares to the charitable trust) and the market price on the date Kilroy Realty accepts such offer. Kilroy Realty will have the right to accept such offer until the charitable trust has sold the excess shares as described above.

The trustee shall be designated by Kilroy Realty and be unaffiliated with Kilroy Realty and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by Kilroy Realty with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Kilroy Realty’s charter provides that, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to Kilroy Realty’s discovery that Kilroy Realty’s shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if Kilroy Realty has already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to Kilroy Realty’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then Kilroy Realty’s charter provides that the transfer of the excess shares will be void ab initio.

If shares of capital stock are transferred to any person in a manner which would cause Kilroy Realty to be beneficially owned by fewer than 100 persons, Kilroy Realty’s charter provides that the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

If Kilroy Realty’s board of directors shall at any time determine in good faith that a person has acquired, intends to acquire or own, has attempted to acquire or own, or may acquire or own Kilroy Realty’s capital stock in violation of the limits described above, Kilroy Realty’s charter provides that the board of directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

•	in the case of the Series G preferred stock, causing Kilroy Realty to redeem the shares of Series G preferred stock for cash at a redemption price of $25.00 per share plus, subject to exceptions, accrued and unpaid dividends to the date fixed for redemption;

•	in the case of the Series H preferred stock, causing Kilroy Realty to redeem the shares of Series H preferred stock for cash at a redemption price of $25.00 per share plus, subject to exceptions, accrued and unpaid dividends to the date fixed for redemption;

•	authorizing Kilroy Realty to repurchase stock;

•	refusing to give effect to the ownership or acquisition on Kilroy Realty’s books; or

•	instituting proceedings to enjoin the ownership or acquisition.

All certificates representing shares of Kilroy Realty’s capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the outstanding shares of Kilroy Realty’s stock must file with Kilroy Realty a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable Treasury regulations. Under current Treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of Kilroy Realty’s shares. In addition, each stockholder may be required to disclose to Kilroy Realty in writing information about the actual and constructive ownership of Kilroy Realty’s shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of Kilroy Realty’s shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR FOR SHARES OF CAPITAL STOCK

Computershare Shareowner Services LLC is the transfer agent and registrar for shares of Kilroy Realty’s preferred stock and common stock.

COMPARISON OF SHAREHOLDER RIGHTS

If the merger is completed, SFFGA’s shareholders (other than those exercising dissenter’s rights) will become shareholders of Kilroy Realty, and their rights as shareholders will then be governed by Kilroy Realty’s governing documents and the MGCL, rather than by SFFGA’s governing documents and the CGCL. The following is a summary of the material differences between the rights of holders of SFFGA common stock and holders of Kilroy Realty common stock under applicable law and the governing documents of Kilroy Realty and SFFGA. The summary is not a complete statement of the provisions affecting, and the differences between, such rights. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

The description of the rights of holders of SFFGA common stock is qualified in its entirety by reference to the CGCL and SFFGA’s articles of incorporation and bylaws. The description of the rights of holders of Kilroy Realty common stock is qualified in its entirety by reference to the MGCL and Kilroy Realty’s Articles of Restatement, as supplemented and as may be supplemented from time to time, and Second Amended and Restated Bylaws, as amended and as may be amended from time to time. We urge you to read these statutes and documents in their entirety.

Although it is impracticable to compare all aspects in which Maryland law and California law and Kilroy Realty’s and SFFGA’s governing documents differ with respect to rights of shareholders, the following is a brief discussion summarizing certain differences between them.

Authorized Capital Stock

SFFGA	Kilroy Realty Corporation
Authorized: 624 shares of common stock.

Authorized:

150,000,000 shares of common stock.

30,000,000 shares of preferred stock, including:

•    4,600,000 shares of 6.875% Series G Cumulative Redeemable Preferred stock

•    4,000,000 shares of 6.375% Series H Cumulative Redeemable Preferred stock

Outstanding at July 15, 2014: 540.88 shares of common stock.

Outstanding at July 15, 2014:

83,098,880 shares of common stock.

8,000,000 shares of preferred stock, consisting of:

•    6.875% Series G Cumulative Redeemable Preferred stock, 4,000,000 shares issued and outstanding ($100,000,000 liquidation preference)

•    6.375% Series H Cumulative Redeemable Preferred stock, 4,000,000 shares issued and outstanding ($100,000,000 liquidation preference)

Size of Board of Directors

SFFGA	Kilroy Realty Corporation
SFFGA’s bylaws provide that the number of directors of SFFGA shall be seven until changed by a duly-adopted amendment to the articles of incorporation and the bylaws of SFFGA. The SFFGA Board is not classified.	Kilroy Realty’s charter provides that the number of the directors shall be established by its bylaws, but cannot be less than the minimum number required by the MGCL, which is one. Kilroy Realty’s bylaws allow the board of directors to fix or change the number to not fewer than three and not more than 13 members. The number of directors is currently fixed at six.

Election of Directors

SFFGA	Kilroy Realty Corporation
At each annual meeting of SFFGA’s shareholders, the holders of a majority of the shares of SFFGA common stock entitled to vote will be able to elect all of the successors of the directors at that meeting by plurality vote.	Each director is elected by a majority of the votes cast with respect to such director at any meeting of stockholders duly called and at which a quorum is present and directors are to be elected; provided, however, that in a contested election, as defined in the bylaws, directors are elected by a plurality of the votes cast.

Removal of Directors

SFFGA	Kilroy Realty Corporation
SFFGA’s bylaws provide that directors may be removed from office with or without cause pursuant Sections 302, 303 and 304 of the CGCL. The CGCL defines cause to include fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the Corporation. Under SFFGA’s bylaws, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.	Kilroy Realty’s charter provides that its stockholders may remove a director only for “cause” and then only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The MGCL does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

Filling Vacancies on the Board of Directors

SFFGA	Kilroy Realty Corporation

Under SFFGA’s bylaws, a vacancy may be filled by a majority of the remaining directors, unless the vacancy is created by the removal of a director by the vote or written consent of the shareholders or by court order, in which case the vacancy may be filled only by: (1) the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (and where the affirmative votes constitute a majority of said quorum); or (2) by the written consent of a majority of all shares entitled to vote thereon.

A director elected to fill a vacancy created by removal shall hold office until the next annual meeting of the

A majority of the remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of the board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of Kilroy Realty’s stockholders may fill a vacancy resulting from the removal of a director; provided, however, that such vacancy may be filled by a majority of the remaining directors, subject to approval by the stockholders at the next annual or special meeting of stockholders called for such purpose.

SFFGA	Kilroy Realty Corporation
shareholders and until a successor has been elected and qualified. A director elected to fill a vacancy not created by removal shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Nomination of Director Candidates by Shareholders

SFFGA	Kilroy Realty Corporation

Under SFFGA’s bylaws, directors are elected at each annual meeting of the shareholders to hold office until the next annual meeting. Directors are nominated for election by the SFFGA board.

The CGCL, SFFGA’s articles of incorporation and SFFGA’s bylaws do not contain specific provisions relating to the procedures for shareholder nomination of directors.

To nominate a candidate for election as a Kilroy Realty director at an annual meeting, a stockholder must (i) provide timely notice in writing and in proper form to the Secretary of Kilroy Realty and (ii) provide any updates or supplements to such notice at the times and in the forms required by the bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Kilroy Realty not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

The stockholder’s notice must set forth:

•     the name and address of each nominating person (including, if applicable, the name and address that appear on Kilroy Realty’s books and records). A “nominating person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice is made, and (iii) any affiliate or associate of such stockholder or beneficial owner;

•     the class or series and number of shares of Kilroy Realty that are, directly or indirectly, owned of record or beneficially owned by each nominating person;

•     any derivative, swap or other transaction or series of transactions engaged in by each nominating person, the purpose or effect of which is to give such nominating person economic risk similar to ownership of shares of any class or series of Kilroy Realty (“Synthetic

SFFGA	Kilroy Realty Corporation

Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such nominating person; (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares; or (z) such nominating person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

•     any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which each nominating person has or shares a right to vote any shares of any class or series of Kilroy Realty;

•     any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in by each nominating person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of Kilroy Realty by, manage the risk of share price changes for, or increase or decrease the voting power of, such nominating person with respect to the shares of any class or series of Kilroy Realty, or which provides the opportunity to profit from any decrease in the price or value of the shares of any class or series of Kilroy Realty (“Short Interests”);

•     any rights to dividends on the shares of any class or series of Kilroy Realty owned beneficially by each nominating person that are separated or separable from the underlying shares of Kilroy Realty;

•     any performance related fees (other than an asset based fee) that each nominating person is entitled to based on any increase or decrease in the price or value of shares of any class or series of Kilroy Realty, or any Synthetic Equity Interests or Short Interests, if any; and

•     any other information relating to each nominating person that would be required to be

SFFGA	Kilroy Realty Corporation

disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such nominating person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

The stockholder’s notice must also set forth as to each person whom the nominating person proposes to nominate for election as a director:

•     the name and address of such proposed nominee (including, if applicable, the name and address that appear on Kilroy Realty’s books and records);

•     the class or series and number of shares of Kilroy Realty that are owned of record or beneficially owned by such proposed nominee;

•     all other information with respect to such proposed nominee required to be provided by the nominating person, including without limitation, Synthetic Equity Interests and Short Interests of such proposed nominee;

•     all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•     a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among each nominating person and each proposed nominee and his or her respective affiliates and associates, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

•     a completed and signed written questionnaire with respect to the background and qualification

SFFGA	Kilroy Realty Corporation

of such proposed nominee and a written representation and agreement that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of Kilroy Realty, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Kilroy Realty or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of Kilroy Realty, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than Kilroy Realty with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to Kilroy Realty and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of Kilroy Realty, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Kilroy Realty.

Cumulative Voting

SFFGA	Kilroy Realty Corporation
Under SFFGA’s articles of incorporation, each holder of SFFGA’s common stock is entitled to one vote for each share held of record. Holders of shares of SFFGA common stock have the right to cumulative voting for the election of directors.	Kilroy Realty holders of shares of Kilroy Realty common stock have no right to cumulative voting for the election of directors.

Calling Special Meetings of Shareholders

SFFGA	Kilroy Realty Corporation
Under SFFGA’s bylaws, a special meeting of the shareholders may be called at any time by the President or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting, by delivering to the President of SFFGA a written request specifying the time and general nature of the business proposed to be transacted at the special meeting.

Kilroy Realty’s bylaws provide that special meetings of stockholders may be called by:

•   the president;

•   the board of directors;

•   the chairman of the board; and

•   holders of at least a majority of Kilroy Realty’s outstanding common stock entitled to vote by making a written request.

In addition, Kilroy Realty’s charter provides that special meetings of stockholders may also be called by:

•   holders of 10% of Kilroy Realty’s Series G preferred stock for the stockholders of Series G preferred stock and all other classes or series of stock ranking on parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series G preferred stock in the election of the following two directors, to elect two additional directors to the board of directors if dividends on any shares of Series G preferred stock remain unpaid for six or more quarterly periods, whether or not consecutive; and

•   holders of 10% of Kilroy Realty’s Series H preferred stock for the stockholders of Series H preferred stock and all other classes or series of stock ranking on parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H preferred stock in the election of the following two directors, to elect two additional directors to the board of directors if dividends on any shares of Series H preferred stock remain unpaid for six or more quarterly periods, whether or not consecutive.

Notice of Shareholder Meetings

SFFGA	Kilroy Realty Corporation
Whenever shareholders are required or permitted to take action at a meeting, SFFGA’s bylaws require SFFGA to give notice to each shareholder entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, Kilroy Realty’s bylaws require it to give notice to each stockholder entitled to vote at such meeting not less than 10 nor more than 90 days before the date of the meeting.

Shareholder Action at a Meeting

SFFGA	Kilroy Realty Corporation

SFFGA’s bylaws provide that the holders of a majority of the issued and outstanding shares entitled to vote at any meeting of shareholders, present in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business, except as otherwise provided by the CGCL, the articles of incorporation or the bylaws. A majority of the votes cast at a meeting of shareholders shall decide any question brought before such meeting, other than elections of directors. In the election of directors, candidates receiving the highest number of votes up to the number of directors to be elected shall be elected.

In the event that one share is owned by two or more persons, the holders of more than a 50% interest in each share shall determine how such share shall be voted.

SFFGA’s shareholders may adopt, amend or repeal bylaws by the vote or written consent of the holders of more than 50% of the outstanding shares entitled to vote; provided, however, that so long as SFFGA’s articles of incorporation set forth the number of authorized directors, the number of authorized directors can only be changed by an amendment of the articles.

SFFGA’s board may adopt, amend or repeal bylaws, subject to the rights of the shareholders to do so; provided, however, that the SFFGA board may not adopt, amend or repeal a bylaw or an amendment of a bylaw that changes the authorized number of directors nor may the board amend or repeal any provision of the bylaws previous adopted by the shareholders.

Kilroy Realty’s bylaws provide that when the holders of a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders are present in person or represented by proxy, a majority of the votes cast at the meeting shall decide any question brought before such meeting, except as otherwise provided with respect to the election of directors, unless the question is one upon which by express provision of the MGCL or the rules of any securities exchange on which the Corporation’s capital stock is listed or Kilroy Realty’s charter a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a majority of the votes cast with respect to each director; provided, however, that in a contested election, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

Shareholder Action Without a Meeting

SFFGA	Kilroy Realty Corporation
Under SFFGA’s bylaws any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a	The MGCL provides that any action required or permitted to be taken at a meeting of Kilroy Realty’s stockholders may be taken without a meeting if a

SFFGA	Kilroy Realty Corporation
consent in writing, setting forth the action so taken, is signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.	unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Amendments to Charter and Bylaws

SFFGA	Kilroy Realty Corporation

SFFGA’s articles of incorporation may generally be amended by the vote or written consent of the holders of more than 50% of the outstanding shares entitled to vote.

SFFGA’s shareholders may adopt, amend or repeal bylaws by the vote or written consent of the holders of more than 50% of the outstanding shares entitled to vote; provided, however, that so long as SFFGA’s articles of incorporation set forth the number of authorized directors, the number of authorized directors can only be changed by an amendment of the articles.

SFFGA’s board may adopt, amend or repeal bylaws, subject to the rights of the shareholders to do so; provided, however, that the SFFGA board may not adopt, amend or repeal a bylaw or an amendment of a bylaw that changes the authorized number of directors nor may the board amend or repeal any provision of the bylaws previous adopted by the shareholders.

Kilroy Realty’s charter may generally be amended only if the amendment is declared advisable by the board of directors and approved by its stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment.

Kilroy Realty’s bylaws may generally be amended by the affirmative vote of a majority of the board of directors or the holders of a majority of Kilroy Realty’s shares of capital stock entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of Kilroy Realty’s shares of capital stock entitled to vote: (i) provisions opting out of the control share acquisition statute, (ii) provisions requiring approval by the independent directors for selection of operators of our properties or of transaction involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates and (iii) provisions governing amendment of Kilroy Realty’s bylaws.

Anti-Takeover Provisions

SFFGA	Kilroy Realty Corporation

Neither SFFGA’s articles of incorporation nor SFFGA’s bylaws contain specific anti-takeover provisions.

Notwithstanding the foregoing, SFFGA’s articles of incorporation provide that a person is eligible to be a shareholder of SFFGA only if:

•       a shareholder of SFFGA as of midnight on December 31, 2006 (an “Existing Shareholder”); or

•       the spouse (or former spouse) of an Existing Shareholder; or

•       the lineal descendant of an Existing Shareholder (a “Lineal Descendant”); or

•       the spouse (or former spouse) of an Lineal Descendant; or

Kilroy Realty is not Subject to the Maryland Business Combination Statute

Kilroy Realty has elected not to be subject to the “business combination” provisions of the MGCL (sections 3-601 through 3-604) and it cannot rescind such election and become subject to these business combination provisions without the approval of holders of a majority of its shares entitled to vote.

In the event that Kilroy Realty decides to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested

SFFGA	Kilroy Realty Corporation

•     the sibling (whether by the whole or half-blood), aunt, uncle, nephew, niece, or ancestor of an Existing Shareholder or a Lineal Descendant (a “Collateral Descendant”); or

•     the spouse (or former spouse) of a Collateral Descendant; or

•     the Lineal Descendant of a Collateral Descendant (a “Lineal Collateral Descendant”); or

•     the spouse (or former spouse) of a Lineal Collateral Descendant; or

•     the trustee or trustees of a trust in which all shares of SFFGA are held for the benefit, without regard to an unexercised power of appointment, of an Existing Shareholder, or a Lineal Descendant, or a Collateral Descendant, or a Lineal Collateral Descendant, or a spouse of former spouse thereof; or

•     any person who qualifies as an “heir” of an Existing Shareholder under California Probate Code Section 44.

Under SFFGA’s articles of incorporation, no person may own, directly or indirectly, more than 16 shares of the common stock of SFFGA.

stockholder. A business combination includes a merger, consolidation or share exchange.

A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the MGCL as:

•     any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s shares; or

•     an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the business combinations provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•     80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•     two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of Kilroy Realty’s decision not to be subject to the business combinations statute, an

SFFGA	Kilroy Realty Corporation

interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving Kilroy Realty. However, Kilroy Realty cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of capital stock from its stockholders at a premium.

Kilroy Realty is not Subject to the Maryland Control Share Acquisition Statute

Kilroy Realty has elected in its bylaws not to be subject to the “control share acquisition” provisions of the MGCL (Sections 3-701 through 3-710). If it wants to be subject to these provisions, its bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of the shares entitled to vote.

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of Kilroy Realty. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•     one-tenth or more but less than one-third;

•     one-third or more but less than a majority; or

•     a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request

SFFGA	Kilroy Realty Corporation

for a meeting is made, Kilroy Realty may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if Kilroy Realty is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Because Kilroy Realty is not subject to these provisions, stockholders who acquire a substantial block of Company common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with Kilroy Realty. However, Kilroy Realty cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of Company common stock from any stockholder at a premium.

Unsolicited Takeovers

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject to certain statutory provisions

SFFGA	Kilroy Realty Corporation

relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in its board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in Kilroy Realty’s charter or bylaws, or by resolution of the board of directors. Any such statutory provision to which Kilroy Realty elects to be subject will apply even if other provisions of Maryland law or Kilroy Realty’s charter or bylaws provide to the contrary.

If Kilroy Realty made an election to be subject to the statutory provisions described above, the board of directors would automatically be classified into three classes with staggered terms of office of three years each, and would have the exclusive right to determine the number of directors and the exclusive right to fill vacancies on the board of directors. Moreover, any director elected to fill a vacancy would hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the board of directors.

Kilroy Realty has not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, Kilroy Realty could by resolutions adopted by the board of directors and without stockholder approval, elect to become subject to some or all of these statutory provisions.

Shareholder Vote Required for Mergers, Sales of Assets and Other Transactions

SFFGA	Kilroy Realty Corporation

The CGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The CGCL similarly requires that a sale of all or substantially all of the assets of the corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Holders of at least a majority of the voting power of the outstanding shares of SFFGA common stock entitled to vote must vote in favor of the adoption of the merger agreement and the approval of the principal terms of the merger. Abstentions have the effect of votes against the adoption of the merger agreement and the approval of the principal terms of the merger.

Pursuant to the MGCL, certain mergers, consolidations and share exchanges, and a sale of all or substantially all of Kilroy Realty’s assets, must be approved by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

Dissenter’s Rights

SFFGA	Kilroy Realty Corporation
SFFGA shareholders are entitled to appraisal and dissenter’s rights under Sections 1300 through 1313 of the CGCL in connection with the merger. Any SFFGA shareholder who does not vote in favor of adoption of the merger agreement and approval of the principal terms of the merger and otherwise complies with all of the procedures of Sections 1300 through 1313 of CGCL may be entitled to receive payment in cash for the fair value of their shares of SFFGA common stock as ultimately determined under the statutory process. Failure to follow precisely any of the statutory procedures set forth in Annex B hereto may result in the loss or waiver of dissenter’s rights under California law.	Under the MGCL, because Kilroy Realty common stock is listed on the NYSE, holders of Kilroy Realty common stock generally will not have appraisal rights in connection with a consolidation, merger or share exchange.

Indemnification of Directors and Officers

SFFGA	Kilroy Realty Corporation
Under SFFGA’s bylaws, SFFGA may indemnify its directors and officers to the full extent permitted under Section 317 of CGCL. Pursuant to the bylaws, SFFGA shall have the right to purchase and maintain insurance on behalf of any such person whether or not SFFGA would have the power to indemnify such person against the liability insured against.

Kilroy Realty’s charter and bylaws provide for indemnification of its officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits Kilroy Realty to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may

SFFGA	Kilroy Realty Corporation

be made a party by reason of their service in those or other capacities unless it is established that:

•     the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•     the director or officer actually received an improper personal benefit in money, property or services; or

•     in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, Kilroy Realty may indemnify its directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by Kilroy Realty or in its right and the director or officer has been found to be liable to Kilroy Realty. In addition, Kilroy Realty may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Kilroy Realty’s charter contains no such limitation.

The partnership agreement of the operating partnership provides that Kilroy Realty, as general partner, and its officers and directors are indemnified

SFFGA	Kilroy Realty Corporation

to the same extent its officers and directors are indemnified in its charter.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling Kilroy Realty for liability arising under the Securities Act of 1933, as amended, the Securities Act, Kilroy Realty has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Kilroy Realty has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements provide that:

•     Kilroy Realty must indemnify its executive officers and directors to the fullest extent permitted by applicable law and advance to its executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•     Kilroy Realty must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•     to the extent to which Kilroy Realty maintains directors’ and officers’ liability insurance, Kilroy Realty must provide coverage under such insurance to its executive officers and directors.

Kilroy Realty’s indemnification agreements with its executive officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as contracts, these indemnification agreements provide greater assurance to its directors and executive officers that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

Limitations on Directors’ and Officers’ Liability

SFFGA	Kilroy Realty Corporation
Under SFFGA’s bylaws, SFFGA may indemnify its directors and officers to the full extent permitted under Section 317 of CGCL. Pursuant to the bylaws, SFFGA shall have the right to purchase and maintain insurance on behalf of any such person whether or not SFFGA would have the power to indemnify such person against the liability insured against.

As permitted by the MGCL, Kilroy Realty’s charter limits the liability of its directors and officers to Kilroy Realty and its stockholders for money damages, subject to specified restrictions. However, the liability of Kilroy Realty’s directors and officers to it and its stockholders for money damages is not limited if:

•     it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•     a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit Kilroy Realty’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement of the operating partnership limits Kilroy Realty’s liability and the liability of its officers and directors to the operating partnership and its partners to the same extent that its charter limits the liability of its officers and directors to it and its stockholders.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this proxy statement-prospectus by reference from Kilroy Realty Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2013, and the effectiveness of Kilroy Realty Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedules, incorporated in this proxy statement-prospectus by reference from Kilroy Realty, L.P.’s Annual Report on Form 10-K/A for the year ended December 31, 2013, and the effectiveness of Kilroy Realty, L.P.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Certain legal matters with respect to the validity of shares of Kilroy Realty’s capital stock will be passed upon for Kilroy Realty by Ballard Spahr LLP, Baltimore, Maryland.

Latham & Watkins LLP will deliver an opinion concerning certain U.S. federal income tax matters.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Kilroy Realty has filed a registration statement on Form S-4 to register with the SEC the Kilroy Realty common stock to be issued in the merger to SFFGA shareholders. This proxy statement-prospectus is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Kilroy Realty and its common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Kilroy Realty SEC Filings

Kilroy Realty files proxy statements and annual, quarterly and current reports and other information with the SEC. You may read and copy any document Kilroy Realty files with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information Kilroy Realty files at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

For further information with respect to Kilroy Realty and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this proxy statement-prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement or an exhibit to a document incorporated by reference into the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s website.

Kilroy Realty SEC Filings (File No. 001-02979)

– Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 14, 2014 (as amended on Form 10-K/A June 6, 2014).*

– Proxy Statement on Schedule 14A filed April 11, 2014.

– Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 1, 2014.*

– Current Reports on Form 8-K filed March 28, 2014, May 20, 2014, May 23, 2014, and June 27, 2014* (other than the portions of those documents not deemed to be filed).

*	Combined report of Kilroy Realty Corporation and Kilroy Realty, L.P.

All documents filed by Kilroy Realty Corporation with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement-prospectus and prior to effectiveness of this proxy statement-prospectus are incorporated by reference into this proxy statement-prospectus and are part of this proxy statement-prospectus from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Other Documents

Documents that are described in this proxy statement-prospectus but are not incorporated by reference are also available from Kilroy Realty or SFFGA, as the case may be, upon request in writing or by telephone to the appropriate company.

Documents Available Without Charge

Kilroy Realty and SFFGA will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, as well as certain other documents described in this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference into this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference in this proxy statement-prospectus and any other document described in this proxy statement-prospectus by writing or calling the appropriate company at the following addresses:

Attention: Investor Relations Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 (310) 481-8400	San Francisco Flower Growers’ Association 644 Brannan Street San Francisco, California 94107 (415) 781-8410

To ensure delivery of the copies in time for the special meeting, your request should be received by [—], 2014.

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with different information. This proxy statement-prospectus is dated [—], 2014. You should not assume that information contained or incorporated by reference in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to SFFGA shareholders nor the issuance by Kilroy Realty of its common stock in the merger will create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KILROY REALTY CORPORATION,

KR SFFGA, LLC,

SAN FRANCISCO FLOWER GROWERS’ ASSOCIATION

AND

SFFGA REPRESENTATIVE

DATED AS OF JULY 11, 2014

ARTICLE I. THE MERGER		A-2

1.1	Merger	A-2
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Organizational Documents	A-2
1.5	Tax Consequences	A-2

ARTICLE II. MERGER CONSIDERATION; EFFECT OF THE MERGER		A-3

2.1	Calculation of Merger Consideration	A-3
2.2	Effect on Shares	A-3
2.3	Exchange Fund; Exchange Agent	A-4
2.4	Transfer of Funds	A-5
2.5	Withholding Rights	A-6
2.6	Lost Certificates	A-6
2.7	Dissenters’ Rights	A-6
2.8	Fractional Shares	A-6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7

3.1	Organization and Qualification; Subsidiaries.	A-7
3.2	Organizational Documents	A-7
3.3	Capitalization	A-7
3.4	Authority	A-8
3.5	No Conflict; Required Filings and Consents	A-8
3.6	Permits; Compliance With Law	A-9
3.7	Financial Statements	A-9
3.8	No Undisclosed Liabilities	A-10
3.9	Assets	A-10
3.10	Disclosure Documents	A-10
3.11	Absence of Certain Changes or Events	A-11
3.12	Employee Benefit Plans	A-11
3.13	Labor and Other Employment Matters	A-11
3.14	Contracts	A-11
3.15	Litigation	A-12
3.16	Intellectual Property	A-12
3.17	Taxes	A-12
3.18	Insurance	A-14
3.19	Related Party Transactions	A-14
3.20	Vote Required	A-14
3.21	Brokers	A-14
3.22	Investment Company Act	A-14
3.23	No Existing Discussions	A-14
3.24	No Unlawful Payments	A-14
3.25	Compliance with Anti-Money Laundering Laws	A-14
3.26	Prohibited Persons and Transactions	A-15
3.27	No Other Representations or Warranties	A-15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE PROPERTY		A-15

4.1	Zoning	A-15
4.2	Environmental Matters	A-15

A-i

4.3	Improvements	A-16
4.4	Tenant Leases	A-16
4.5	No Third Party Rights	A-17
4.6	Assumed Property Indebtedness	A-17
4.7	No Condemnation	A-17
4.8	Personal Property	A-17
4.9	Monetary Liens	A-17
4.10	Full Disclosure	A-17

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-17

5.1	Organization and Qualification	A-18
5.2	Organizational Documents	A-18
5.3	Capital Structure	A-18
5.4	Authority	A-18
5.5	No Conflict; Required Filings and Consents	A-19
5.6	Compliance With Law	A-19
5.7	SEC Filings; Financial Statements	A-20
5.8	Disclosure Documents	A-20
5.9	Litigation	A-20
5.10	Brokers	A-21
5.11	Taxes	A-21
5.12	No Other Representations or Warranties	A-21

ARTICLE VI. COVENANTS AND AGREEMENTS		A-21

6.1	Conduct of Business by the Company	A-21
6.2	Conduct of Business by Parent	A-23
6.3	Financial Statements	A-24
6.4	Preparation of Form S-4; Shareholder Meeting	A-24
6.5	Access to Information; Confidentiality	A-25
6.6	No Solicitation of Competing Transactions.	A-26
6.7	Appropriate Action; Consents; Filings	A-26
6.8	Notification of Certain Matters; Transaction Litigation	A-27
6.9	Public Announcements	A-28
6.10	Excluded Assets	A-28
6.11	Tax Matters	A-29
6.12	Directors and Officers Insurance	A-30

ARTICLE VII. CONDITIONS		A-30

7.1	Conditions to the Obligations of Each Party	A-30
7.2	Conditions to the Obligations of Parent and Merger Sub	A-31
7.3	Conditions to the Obligations of the Company	A-33

ARTICLE VIII. PRORATIONS AND EXPENSES		A-34

8.1	General	A-34
8.2	Specific Calculation of Credits and Prorations	A-34
8.3	Prorations at Closing and Prorations Not Able to be Calculated at Closing	A-36
8.4	Charges Relating to Property Indebtedness and Other Indebtedness	A-36
8.5	Lease Costs	A-37
8.6	Expenses	A-37
8.7	Transfer Taxes and Closing Costs.	A-37
8.8	Estimated Closing Statement	A-38
8.9	Unpaid Excluded Assets Taxes	A-38

A-ii

ARTICLE IX. SURVIVAL; INDEMNIFICATION		A-38

9.1	Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy	A-38
9.2	Indemnification	A-39
9.3	Limitations on Indemnity	A-41
9.4	Procedure for Claims between Parties Related to Indemnification	A-42
9.5	Defense of Third Party Claims	A-43
9.6	Resolution of Conflicts and Claims	A-44
9.7	SFFGA Representative.	A-45
9.8	As-Is Sale of Property.	A-46

ARTICLE X. TERMINATION, AMENDMENT, WAIVER AND CONDEMNATION OR DESTRUCTION OF PROPERTY		A-48

10.1	Termination	A-48
10.2	Effect of Termination	A-49
10.3	Amendment	A-49
10.4	Waiver	A-50
10.5	Condemnation or Destruction of Property	A-50

ARTICLE XI. GENERAL PROVISIONS		A-50

11.1	Notices	A-50
11.2	Interpretation; Certain Definitions	A-52
11.3	Severability	A-52
11.4	Assignment; Delegation	A-52
11.5	Entire Agreement	A-53
11.6	No Third-Party Beneficiaries	A-53
11.7	Specific Performance	A-53
11.8	Counterparts	A-53
11.9	Governing Law	A-53
11.10	Consent to Jurisdiction	A-53
11.11	WAIVER OF JURY TRIAL	A-54
11.12	Certain Definitions	A-54
11.13	Terms Defined Elsewhere	A-61

A-iii

LIST OF EXHIBITS

Exhibit A	Indemnification Escrow Agreement

Exhibit B	Company Tax Representation Letter

Exhibit C	Parent Tax Representation letter

Exhibit D	Latham & Watkins LLP Reorg Opinion

Exhibit E-1	Tenant Estoppel - Bechelli & Rossi, Inc.

Exhibit E-2	Tenant Estoppel - Other Tenants

Exhibit F	Allen Matkins Reorg Opinion

Exhibit G	Description of the Property

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of July 11, 2014 (this “Agreement”), by and among Kilroy Realty Corporation, a Maryland corporation (“Parent”), KR SFFGA, LLC, a Delaware limited liability company (“Merger Sub”), and San Francisco Flower Growers’ Association, a California corporation (the “Company”) and solely with respect to Article VIII, Articles IX and Article XI, Angelo Stagnaro, Jr. and Ronald Chiappari each as a SFFGA Representative. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in Section 11.12.

RECITALS

WHEREAS, the parties hereto wish to effect a merger transaction in which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock of the Company, without par value (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code (the “CCC”) and the Delaware Limited Liability Company Act (“DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company’s shareholders;

WHEREAS, the Company Board has directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company’s shareholders and has resolved to recommend that the Company’s shareholders vote to adopt this Agreement and approve the principal terms of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent has taken all actions required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement and declare that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement a majority of the members of the Company Board, have, on their own behalf and on behalf of their applicable Affiliates, executed and delivered to Parent a voting agreement pursuant to which each has agreed to vote to adopt this Agreement and approve the principal terms of the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “KR SFFGA, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the CCC and the DLLCA.

1.2 Closing. The closing of the Merger (the “Closing”) shall occur on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties; provided, however, if the SEC does not review and provide comments to the Form S-4, Parent may delay the Closing for up to thirty (30) calendar days to allow the Closing to occur on the same day as Parent’s closing of the acquisition of any real property adjacent to the Property. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA 94111, or at such other place as agreed to by the parties hereto.

1.3 Effective Time. Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause a certificate of merger with respect to the Merger (the “CA Certificate”) to be duly executed and filed with the Secretary of State of the State of California (the “CA Secretary”), (ii) cause a certificate of merger with respect to the Merger (the “DE Certificate” and together with the CA Certificate, the “Certificates of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “DE Secretary”) and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CCC or DLLCA in connection with the Merger. The Merger shall become effective upon the acceptance for record of the CA Certificate by the CA Secretary and the acceptance for record of the DE Certificate by the DE Secretary or on such other date and time (not to exceed 30 days from the date the DE Certificate is accepted for record by the DE Secretary) as shall be agreed to by the Company and Parent and specified in the Certificates of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the CCC, the DLLCA and this Agreement.

1.4 Organizational Documents. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE II.

MERGER CONSIDERATION; EFFECT OF THE MERGER

2.1 Calculation of Merger Consideration.

(a) Parent shall pay aggregate merger consideration in the form of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Parent (the “Parent Common Stock”) in an amount equal to:

(i) $27,000,000; reduced by

(ii) the sum of (A) the outstanding principal balance of the Property Indebtedness, plus all accrued and unpaid interest thereon on and as of the Closing Date, plus any prepayment fees or other amounts payable in connection therewith, (B) the Proration Debit Amount, (C) the Identified Company Expenses, (D) all Unpaid Pre-Closing Taxes and (E) the Unpaid Excluded Assets Taxes;

(iii) further reduced by any Unidentified Company Expenses, to the extent such expenses have not previously been paid by the Company;

(iv) and increased by the sum of the (A) Cash Amount and (B) the Proration Credit Amount.

The foregoing being referred to herein as the “Aggregate Merger Consideration.”

(b) The number of shares of Parent Common Stock to be issued by Parent (the “Merger Shares”) will equal the Aggregate Merger Consideration divided by the average closing price per share of Parent Common Stock as reported by the Wall Street Journal (or its equivalent successor if not available) for the ten (10) day trading period ending two (2) trading days prior to the Closing Date (the “Parent Share Price”).

2.2 Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which statutory dissenters’ appraisal rights have been exercised and not withdrawn or forfeited) (the “Eligible Shares”) shall automatically be converted into the right to receive (i) the Per Share Merger Consideration (including the right, if any, to receive pursuant to Section 2.8, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted) plus (ii) the right to receive its respective allocation of those portions, if any, of the of the Indemnification Escrow Shares distributed to the holders of Eligible Shares (the “Holders”) in accordance with the Indemnification Escrow Agreement and this Agreement (collectively, the “Merger Consideration”). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with this Section 2.2(a), including the right, if any, to receive, pursuant to Section 2.8, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 2.2(a).

(b) Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

2.3 Exchange Fund; Exchange Agent.

(a) As soon as practicable following the date of this Agreement, Parent shall appoint Computershare Trust Company, N.A. to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration as provided in Section 2.2(a). On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration as provided in Section 2.8 (such cash amounts, the “Exchange Fund”), for the sole benefit of Holders. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Fractional Share Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held Eligible Shares shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other customary provisions as the Company and Parent may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall issue to the Holder of such Certificate that number of uncertificated shares of Parent Common Stock that such Holder is entitled to receive pursuant to Section 2.2(a) plus a check representing the amount of cash such Holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such Holder has the right to receive pursuant to the provisions of Section 2.8. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 2.3(c), each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 2.3(c) shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered Holder of the Certificate and shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the Holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such Holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the Holders on the one (1) year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article II shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, whether current or former, shall be liable to any Holder in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such Holders or their successors, assigns or personal representatives previously entitled thereto.

2.4 Transfer of Funds.

(a) Transfer of Shares to Indemnification Escrow Agent. On the Closing Date, Parent shall deposit with the Indemnification Escrow Agent the number of shares of Parent Common Stock determined by dividing $2,500,000 by the Parent Share Price (the “Indemnification Escrow Shares”), which shares shall be in book entry form in the name of the Escrow Agent for the benefit of the Holders in accordance with each Holder’s Pro Rata Interest. Each Holder shall have the right to vote the Indemnification Escrow Shares held for such Holder’s benefit and shall have the right to receive any dividends paid with respect to such Indemnification Escrow Shares held for such Holder’s benefit at the time of such payment on the Parent Common Stock (it being acknowledged that no dividends will be paid with respect to any Indemnification Escrow Shares that have been released from the Indemnification Escrow Fund to the Parent Indemnified Parties). The Indemnification Escrow Shares shall be held by the Indemnification Escrow Agent in trust pursuant to the terms of an Indemnification Escrow Agreement between Parent, the SFFGA Representative and the Indemnification Escrow Agent (the “Indemnification Escrow Holder”) in substantially the form attached as Exhibit A hereto (the “Indemnification Escrow Agreement”) and shall be available to (i) reimburse Parent for the Post-Closing Proration Adjustment Amount and any Unidentified Prepayment Fees, any Unidentified Company Expenses and (ii) compensate the Parent Indemnified Parties under Article IX for Damages claims made pursuant to Article IX. The remaining portion of the Indemnification Escrow Fund shall be released in accordance with the terms of this Agreement and the Indemnification Escrow Agreement to the Holders based on each Holder’s Pro Rata Interest in the Indemnification Escrow Fund.

(b) For purposes of determining the number of shares of Parent Common Stock necessary to reimburse Parent for the Post-Closing Proration Adjustment Amount, any Unidentified Prepayment Fees and any Unidentified Company Expenses or to satisfy any Damages under Article IX, the value of the shares of Parent Common Stock in the Indemnification Escrow Fund, as applicable, shall be equal to the Parent Share Price.

2.5 Withholding Rights. If Parent becomes aware that any Taxes are required to be withheld from the Merger Consideration pursuant to any applicable legal requirement, Parent shall promptly (but in no event later than three (3) business days prior to the time of such withholding) notify the SFFGA Representative of such withholding requirement and the SFFGA Representative and Parent shall discuss the requirements for such withholding in good faith. Parent, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Persons such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of any applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as applicable. To the extent the Company provides to Parent forms relating to Parent’s United States and applicable state Tax withholding obligations not later than six (6) Business Days prior to the Closing, Parent agrees to act reasonably in taking such forms into account in determining its Tax withholding obligations. The Company acknowledges that it is a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct (which bond shall remain outstanding for such period as the Surviving Entity may direct), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to Section 2.2(a).

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are dissenting shares (as defined in Section 1300 of the CCC), if any, shall not be converted or represent a right to receive the Merger Consideration set forth under Section 2.2(a), but the holders thereof shall be entitled only to such rights as are granted by the CCC. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the CCC shall receive payment from the Surviving Entity in accordance with the CCC; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his entitlement to dissenter rights as provided in the CCC, (ii) if any such holder of dissenting shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CCC, or (iii) if neither any holder of dissenting shares nor the Surviving Entity shall have filed a petition demanding a determination of the value of all dissenting shares within the time provided in the CCC, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to represent a right to receive the Merger Consideration set forth in Section 2.2(a).

2.8 Fractional Shares. No certificate representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to have any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each Holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Share Price.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the executed disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which identifies exceptions by specific subsection references, the Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article III are true and correct and will also be true and correct as of the Closing Date as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Article III. To the extent applicable, all representations and warranties with respect to the Company shall also pertain and apply to the Company’s Subsidiaries, as if given by the Company on behalf of such Subsidiaries.

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) At the Closing, the Company will not (i) have any ownership interest in any other Person, (ii) have a right, whether by Contract or operation of Law, to control any other Person or (iii) hold the position of member, partner, trustee or similar position of any other Person. As of the date of this Agreement, the Company owns all of the ownership interest in each of (i) SFFGA Kernersville, LLC, (ii) SFFGA Winston-Salem, LLC, (iii) SFFGA VA, LLC and (iv) SFFGA Rhode Island, LLC. As of the date of this Agreement, the Company owns a fifty (50) percent interest in two general partnerships with California Flower Market, Inc., Flower Market Badge Fund and San Francisco Flower Mart Parking (collectively, the “Partnerships”).

3.2 Organizational Documents. The Company has delivered to Parent complete and correct copies of (i) the Company’s articles of incorporation, as amended to date (the “Company Charter”) and (ii) the Company’s bylaws, as amended to date (the “Company Bylaws”), each as in effect on the date hereof.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 624 shares of Company Common Stock, of which 540.88 shares of Company Common Stock are issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. There are no outstanding, and the Company has not at any time issued or granted, any compensatory equity or equity-linked awards of any form, including, without limitation, any profits interests, stock appreciation rights, stock options, restricted stock, stock units, phantom stock, deferred stock, performance stock or similar awards or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company Common Stock.

(b) There are no securities, options, warrants, calls, puts, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. There are no outstanding obligations (whether pursuant to a Contract or the Company Charter or Company Bylaws) of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other equity securities of the Company. The Company is neither a party to nor bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company.

(c) All dividends or other distributions on the shares of Company Common Stock which have been authorized or declared prior to the date hereof have been paid in full.

3.4 Authority.

(a) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Shareholder Approval, the filing of the CA Certificate with, and acceptance for record of the CA Certificate by, the CA Secretary and the filing of the DE Certificate with, and acceptance for record of the DE Certificate by, the DE Secretary. The Company Board, at a duly held meeting, has, by vote of the Company Board, (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interest of the Holders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, (iii) authorized the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) directed that this Agreement and the other transactions contemplated hereby be submitted for consideration at the Company Shareholder Meeting and (v) resolved to recommend that the holders of Company Common Stock vote in favor of the approval of this Agreement and the principal terms of the Merger and the other transactions contemplated hereby (the “Company Recommendation”).

(b) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or (iii) require any consent or approval (except as contemplated by Section 3.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) under, give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company under, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company is a party.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the CA Certificate and the acceptance for record by the CA Secretary, (iv) the filing of the DE Certificate and the acceptance for record by the DE Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a materially adverse effect on the Company or the Surviving Entity.

3.6 Permits; Compliance With Law. The Company has conducted its business in material compliance with all Laws relating to the operation and conduct of its business or any of its properties or facilities (including the Property); and the Company has not received written notice (whether material or not) of any violation or alleged violation, and to the Company’s knowledge, has not received any non-written notice of a violation or alleged violation, and to the Company’s knowledge, has not received any non-written notice of a violation or alleged violation, of any such Laws. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company of, or a failure on the part of the Company to comply with, any Law or Company Permit relating to the operation and conduct of its business or any of its properties or facilities (including the Property). To the Company’s knowledge, the Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company to own, lease and operate its properties or to conduct its business consistent with past practice (collectively, the “Company Permits”). To the Company’s knowledge, all applications for or renewals of all such Company Permits have been timely filed and made and no such Company Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. Section 3.6 of the Company Disclosure Letter sets forth a complete and accurate list of all Company Permits and copies of all such Company Permits have been delivered to Parent. To the Company’s knowledge, all of such Company Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company is in compliance with the foregoing without any conflict with the valid rights of others.

3.7 Financial Statements.

(a) The Company has delivered to Parent: (i) consolidated audited financial statements of the Company as of December 31 for each of the fiscal years 2010 through 2013 (the “Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet of the Company as of April 30, 2014 (the “Interim Balance Sheet”), and the related consolidated statements of income, for the four-month period ended April 30, 2014 (the “Interim Financial Statements”).

(b) The financial statements referenced in Section 3.7(a), and the Monthly Financial Statements will when prepared, fairly present the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of the Interim Financial Statements and the Monthly Financial Statements, to normal and recurring year–end adjustments (the effect of which will not, individually or in the aggregate, be material in amount) and to the sale or other disposition of the Excluded Assets. Such financial statements referenced in Section 3.7(a) were, and the Monthly Financial Statements will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company, (iii) access to such assets is permitted only in accordance with management’s authorization, (iv) the reporting of such assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Company Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (a) liabilities or obligations adequately reflected or reserved against in the Interim Balance Sheet, (b) liabilities or obligations under Contracts or commitments incurred in the ordinary course of business that are not required to be reflected on the Interim Balance Sheet and that will be prorated as of the Proration Time pursuant to Article VIII, (c) the Identified Unpaid Tenant Improvement Costs, (d) the Identified Company Expenses, (e) current liabilities incurred, and Taxes incurred or accrued, since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice that will be satisfied prior to the Closing Date or that will result in a credit to the Proration Debit Amount or be reflected in Unpaid Pre-Closing Taxes or (f) liabilities for Taxes arising from the sale or other disposition of the Excluded Assets to the extent reflected in Unpaid Excluded Assets Taxes. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that result from, arise out of, relate to, are in the nature of, or were caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law. The Company does not owe any debt for borrowed money other than the Property Indebtedness.

3.9 Assets. Except as set forth in Section 3.9 of the Company Disclosure Letter and except for the Property, accounts receivable and prepaid items, at Closing, the Company will not own, have any interest in, hold title to or retain control over any property, real property or any other type of asset, including any loans or other securities.

3.10 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 (including the proxy statement included as a prospectus thereto) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All documents filed with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included in the Form S-4 (including the proxy statement) to the extent based upon information supplied by or on behalf of Parent or Merger Sub.

3.11 Absence of Certain Changes or Events. Since January 1, 2013, the Company has, except for the sale or other disposition of the Excluded Assets, conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been: (a) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect, (b) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company, (c) any material change by the Company in its accounting methods, principles or practices, (d) any revaluation by the Company of the Property or (e) any settlement of pending or threatened litigation involving the Company (whether brought by a private party or a Governmental Authority).

3.12 Employee Benefit Plans. Except for any Company Board compensation arrangements set forth on Section 3.12 of the Company Disclosure Letter, the Company has never maintained, sponsored, contributed to or had any liability (either fixed or contingent, including with respect to any ERISA Affiliate) with respect to, and does not currently maintain, sponsor, contribute to or have any liability (either fixed or contingent, including with respect to any ERISA Affiliate) with respect to, any (a) “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (b) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA , “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or “multiple employer” plan described in Section 413 of the Code, (c) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary association,” (under Section 501(c)(9) of the Code), profit-sharing, pension, retirement, deferred compensation, cafeteria, medical, life insurance, disability, accident, salary continuation, accrued leave, vacation, sick pay, sick leave, supplemental retirement or unemployment benefit plans, programs, arrangements, agreements, commitments and/or practices (whether or not insured) or (d) employment, consulting, termination, severance, change in control or other compensatory plans, programs, policies or agreements, in each case for current, retired or former employees, directors, independent contractors, or partners, whether or not any such plans, programs, policies, arrangements, commitments, contracts, agreements and/or practices (referred to in (a), (b), (c) or (d) above) are in writing and/or are otherwise exempt from the provisions of ERISA (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (a), (b), (c) and (d) above are collectively referred to as “Company Benefit Plans”). The Company is not an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and the Company’s assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

3.13 Labor and Other Employment Matters.

(a) Set forth in Section 3.13(a) of the Company Disclosure Letter is a list of all employees employed by the Company. As of the Closing, the Company does not have any employees. The Company is in compliance in all material respects with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours and immigration.

(b) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing.

3.14 Contracts. The Company has delivered to Parent true and correct copies of all written Contracts and summaries of all oral Contracts set forth in Section 3.14 of the Company Disclosure Letter, and there are no

Contracts (excluding Leases) (i) to which the Company is a party or (ii) affecting the Property or the operation thereof other than the Contracts set forth on Section 3.14 of the Company Disclosure Letter. Except as set forth in Section 3.14 of the Company Disclosure Letter, each Contract is a validly existing agreement and is in full force and effect in accordance with the terms thereof, all amounts due thereunder have been paid, no material default by the Company or, to the Company’s knowledge, any other party thereto exists under any Contract, the Company has not received any notice from any other party to any Contract claiming the existence of a material default under such contract that remains uncured and no Contract has been assigned, transferred, hypothecated, pledged or encumbered by the Company.

3.15 Litigation. There is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or the Property before any court or Governmental Authority, or for which the Company is obligated to indemnify a Third Party and neither the Company nor the Property is subject to any continuing order, writ, injunction, judgment, arbitration ruling, award, decree or other finding, settlement agreement or other similar agreement with, or continuing investigation by, any Governmental Authority. Neither the Company nor the Property has been a party to or subject to any order, writ, injunction, judgment, arbitration ruling, award, decree or other finding, settlement agreement or other similar agreement with, or investigation by or before, any Governmental Authority within the prior five (5) years.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all Intellectual Property registrations and applications for registration owned by the Company, and true and correct copies of such registrations and applications for registration have been delivered to Parent.

(b) (i) The Company owns or is licensed or otherwise possesses valid rights to use all Intellectual Property necessary to conduct its business as it is currently conducted, (ii) the conduct of the business of the Company as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company. The Company is taking all actions that the Company reasonably believes are necessary to maintain and protect each material item of Intellectual Property that the Company owns.

3.17 Taxes.

(a) The Company and its Subsidiaries have filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company has duly paid or made adequate provisions in the Company Financial Statements for all Taxes required to be paid by it and by its Subsidiaries with respect to the Pre-Closing Periods, whether or not shown on any Tax Return (such Taxes, to the extent not paid by the Company as of the Closing Date, the “Unpaid Pre-Closing Taxes”; provided, however, any such Taxes that constitute Unpaid Excluded Assets Taxes pursuant to Section 8.9 shall be excluded from Unpaid Pre-Closing Taxes). To the extent the Company has any earnings and profits as determined for U.S. federal income tax purposes at the Closing, Parent shall be deemed to have additional Unpaid Pre-Closing Taxes in an amount equal to thirty percent (30%) of such earnings and profits amount.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Company’s knowledge, threatened, with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received written notice of any deficiency for Taxes of the Company or its Subsidiaries that has been claimed, proposed or assessed or threatened by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the

Company’s Financial Statements, (iii) neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year and (iv) neither the Company nor any of its Subsidiaries are currently the beneficiary of any extension of time within which to file any material Tax Return.

(c) There are no Tax Liens upon any property or assets of the Company or its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s Financial Statements.

(d) Within the ten (10) year period ending on the Closing Date, the Company and its Subsidiaries have not requested or received, and are not subject to any written ruling of a Governmental Authority, nor have they entered into any written agreement with a Governmental Authority with respect to any Taxes.

(e) Neither the Company nor its Subsidiaries have been a member of an affiliated group filing a consolidated federal income Tax Return and neither the Company nor its Subsidiaries have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(f) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or its Subsidiaries, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which agreements or arrangements do not relate to Taxes, and after the Closing Date the Company and its Subsidiaries shall not be bound by any such Tax allocation agreement or similar arrangement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) The Company and its Subsidiaries have not been a party to any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1)-(2).

(h) Within the five (5) year period ending on the Closing Date, the Company and its Subsidiaries have not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) The Company (or its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) installment sale by the Company made on or prior to the Closing Date or (C) election by the Company under Section 108(i) of the Code made prior to the Closing Date.

(j) Within the ten (10) year period ending on the Closing Date, the Company and its Subsidiaries have not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) On the Closing Date, the Company will not have any current or accumulated earnings and profits for U.S. federal income tax purposes.

(l) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies held by the Company. True and complete copies of all such insurance policies have been delivered by the Company to Parent. All premiums due on such insurance policies have been paid. The Company has not failed to give any notice or present any claim under any such insurance policies in a timely fashion, except where such failure would not prejudice the Company’s ability to make a claim. Such insurance policies to the date hereof have (a) been maintained in full force and effect and (b) not been cancelled or changed, except to extend the maturity dates thereof. No notice of cancellation or termination has been received with respect to any such insurance policies. The Company has not been refused any insurance with respect to any aspect of operations of its business, nor has its coverage been rescinded by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of the Company have been conducted in a manner so as to conform to all material provisions of the Company’s insurance policies.

3.19 Related Party Transactions. Except as set forth in Company Board arrangements entered into in the ordinary course and set forth on Section 3.12 of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company on the one hand, and any Affiliate (including any officer or director) thereof, on the other hand.

3.20 Vote Required. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Merger, the principal terms of the Merger Agreement and the other transactions contemplated hereby.

3.21 Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Additionally, there are no agreements with brokers providing for the payment from and after Closing by the Company of leasing commissions or fees for procuring tenants with respect to the Property.

3.22 Investment Company Act. The Company is not required to be registered as an investment company under the Investment Company Act.

3.23 No Existing Discussions. As of the date hereof, the Company is not in breach of its obligations set forth in the letter agreement, dated March 13, 2014, between Parent and the Company.

3.24 No Unlawful Payments. Neither the Company nor any of its Affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the FCPA or the U.K. Bribery Act or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.25 Compliance with Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the CFTRA, and the applicable money laundering statutes of all other jurisdictions having jurisdiction over the Company, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any other governmental agency having jurisdiction over the Company (collectively, the “Other Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the CFTRA or the Other Anti-Money Laundering Laws is pending or, threatened.

3.26 Prohibited Persons and Transactions. Neither the Company nor any of its Affiliates, nor any of their respective member, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to the Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act, (b) any other requirements contained in the rules and regulations of OFAC (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action, and is not and prior to the Closing or the earlier termination of this Agreement will not engage in any dealings or transactions with or be otherwise associated with such persons or entities.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub or their respective businesses, affairs, assets, liabilities, financial condition, Taxes, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent or Merger Sub.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO THE PROPERTY

Except as set forth in the Company Disclosure Letter, which identifies exceptions by specific subsection references, the Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article IV are true and correct and will also be true and correct as of the Closing Date as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV.

4.1 Zoning. Parent acknowledges that Parent and its Representatives affirmatively satisfied themselves regarding the zoning applicable to the Property prior to the date hereof.

4.2 Environmental Matters. As to environmental matters affecting the Property:

(a) Company has made available to Parent prior to the date hereof, all documents in its possession or control related to the environmental condition of the Property, including but not limited to, any Phase I environmental site assessments (“Phase I”), Phase II environmental site assessments (“Phase II”), asbestos reports, soils studies and hazardous materials surveys;

(b) to the Company’s knowledge, there are no underground tanks located on the Property;

(c) to the Company’s knowledge, there are no Hazardous Substances currently located in, on, under or within the Property, except as (i) disclosed in the environmental reports delivered by the Company to Parent prior to the date hereof or (ii) has come to the actual attention of Parent in advance of the date of this Agreement and shared by Parent to the Company;

(d) no enforcement, cleanup, removal or other action of a Governmental Authority has been instituted or threatened with respect to the Property during the time the Company has owned the Property;

(e) except as (i) disclosed in any environmental reports or other written materials delivered by the Company to Parent, or (ii) has come to the actual attention of Parent in advance of the date of this Agreement and shared by Parent to the Company, to the Company’s knowledge, no portion of the Property was previously subject to enforcement, cleanup, removal or action of a Governmental Authority;

(f) the Company has not received any written notice of a violation or state of noncompliance with any Environmental Law relating to Hazardous Substances with respect to the Property;

(g) except as previously disclosed to Parent prior to the date hereof (as indicated on Section 4.2(g) of the Company Disclosure Letter), to the Company’s knowledge no claims have been made in writing by any Person with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substances located in, on, under or migrating from the Property; and

(h) to the Company’s knowledge, the Company has not stored, generated, manufactured, or disposed of any Hazardous Substances and has not permitted the Property to be used for the storage, generation, manufacture or disposal of Hazardous Substances by any other Person other than office supplies, cleaning materials and substances commonly and presently in use in the flower industry, all in compliance with applicable laws and regulations.

4.3 Improvements. Parent acknowledges that Parent and its Representatives affirmatively satisfied themselves regarding the condition of the structural and other physical conditions of the Property, or any component or portion thereof, whether relating to the cost, use, development, occupancy or operation of the Property, prior to the date hereof.

4.4 Tenant Leases. The Rent Roll delivered by the Company to Parent lists all of the Leases affecting the Property (including all amendments and guaranties thereto, and identifying the status of rent paid and any corresponding arrears, outstanding tenant improvements and/or allowances, outstanding rent abatements, and other material outstanding concessions) and the information set forth in such Rent Roll is accurate in all material respects. With respect to the Leases and Tenants listed on the Rent Roll:

(a) The Leases are in full force and effect according to the terms set forth therein (as identified on the Rent Roll), and have not been modified, amended, or altered, in writing or otherwise.

(b) All obligations of the lessor under the Leases that accrue to the Effective Time have been performed in all material respects including all required tenant improvements, cash or other inducements, rent abatements, installations and construction (for which payment in full has been made in all cases), and the Tenants have, to the Company’s knowledge, unconditionally accepted lessor’s performance of such obligations. The Tenants have asserted no offsets, defenses or claims available against Rent payable by them or other performance or obligations otherwise due from them under the Leases. No portion of any Rent due and payable by any Tenant represents or constitutes a reimbursement of tenant improvement or construction costs incurred by the Company.

(c) Section 4.4(c) of the Company Disclosure Letter lists each Tenant that is in arrears in the payment of any sums required to be paid by it under the Leases by more than thirty (30) days, the amount of such payments that are in arrears and the date by which such payments were to have been made.

(d) Except as disclosed in writing to Parent, during the 24-month period immediately preceding the Effective Time: (i) no Tenant has, at any time, been more than 30 days delinquent in its respective payment of any material sums due under the terms of its respective Lease, and (ii) the Company has not had, nor is it currently engaged in, any unresolved dispute with a Tenant regarding that Tenant’s obligations to satisfy its obligations as set forth in its Lease.

(e) Neither base rent, nor any Additional Rent, nor any other item payable by any Tenant under any Lease has been heretofore prepaid for more than one month, nor shall it be prepaid between the date of this Agreement and the Effective Time for more than one month.

(f) No Tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any Security Deposit.

(g) Except as previously disclosed by the Company on the Rent Roll, and to the Company’s knowledge, no guarantor(s) of any Lease has been released or discharged, voluntarily or involuntarily, or by operation of Law, from any obligation under or in connection with any Lease or any transaction related thereto.

(h) All brokerage and leasing commissions currently due and payable by the Company with respect to the current terms of the Leases have been paid in full.

(i) Except as previously disclosed by the Company on the Rent Roll, there is no open or ongoing audit with respect to rents and no such audit has been requested by any Tenant under the Leases.

4.5 No Third Party Rights. Except for the Leases set forth on the Rent Roll and on Section 3.14 of the Company Disclosure Letter and as set forth in the preliminary title report for the Property issued by the Title Company and dated as of June 20, 2014 (the “Title Commitment”), respectively, to the Company’s knowledge no Person has any right of use, occupancy, easement, restriction or other interest in the Property, whether as a result of oral or written agreements, pattern of practice or otherwise. In addition, no Person has any right to (a) purchase or otherwise acquire all or any portion of a Property (or interest therein), including pursuant to any purchase agreement, option, right of first offer, right of first refusal, gift or other agreement or (b) share in any revenue or profits from the operation of the Property owned by the Company or the right to receive all or any portion of the proceeds or other consideration upon a sale, assignment or other disposition of the Property.

4.6 Assumed Property Indebtedness. Section 4.6 of the Company Disclosure Letter sets forth all Property Indebtedness, and with respect to the Property Indebtedness to be paid off by Parent at Closing, no event has occurred, nor does any circumstance exist that with notice and/or the passage of time would constitute an event of default under any of the documents or instruments relating thereto.

4.7 No Condemnation . No Condemnation proceeding has been commenced or, to the Company’s knowledge, threatened or contemplated with respect to all or any portion of the Property or for relocation of roadways providing access to the Property.

4.8 Personal Property. The Company does not lease any Personal Property to any Tenant under the Leases.

4.9 Monetary Liens. To Company’s knowledge, there are no Liens, filed or otherwise claimed, in connection with any work, labor and/or materials performed on or furnished in connection with the Property prior to the Closing.

4.10 Full Disclosure. The Company has not knowingly withheld from disclosure to Parent any information regarding the Company, including the Property, that is material to the Company, including the Property. Neither this Agreement nor any of the ancillary agreements related hereto contain or will contain any untrue statement of fact, or omit or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained herein or therein regarding the Company (including the Property) not misleading. All of the information set forth in the Company Disclosure Letter is accurate and complete in all respects.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the executed disclosure schedule, if any, delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), which identifies exceptions by specific subsection references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that the statements in this Article V are true and correct and will also be true and correct as of the Closing Date as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Article V.

5.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.2 Organizational Documents. Parent has made available to the Company complete and correct copies of Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”).

5.3 Capital Structure .

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”). At the close of business on July 1, 2014, (i) 82,941,410 shares of Parent Common Stock were issued and outstanding, and (ii) 8,000,000 shares of Parent Preferred Stock were issued and outstanding. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. No class of capital stock is entitled to preemptive rights.

(b) All of the Merger Sub Interests are owned by Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. Merger Sub is disregarded as an entity for U.S. federal income tax purposes.

(c) All dividends or other distributions on the shares of Parent Stock which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

5.4 Authority.

(a) Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the Merger, the filing of the CA Certificate with, and acceptance for record of the CA Certificate by, the CA Secretary and the filing of the DE Certificate with, and acceptance for record of the DE Certificate by, the DE Secretary. The Parent Board of Directors, at a duly held meeting, approved this Agreement and authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub will not (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws, or Merger Sub’s certificate of formation or limited liability company agreement, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) under, give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or Merger Sub under, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or Merger Sub is a party, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the CA Certificate and the acceptance for record by the CA Secretary, (iv) the filing of the DE Certificate and the acceptance for record by the DE Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.6 Compliance With Law. None of Parent or Merger Sub is or has been in conflict with, or in default or violation of any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, for the two (2) years preceding the date hereof (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Since the date of the latest audited financial statements included within the Parent SEC Filings, except as specifically disclosed in a subsequent Parent SEC Filing filed prior to the date hereof, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Parent Material Adverse Effect.

5.8 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or other information supplied by or on behalf of Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 to the extent based upon information supplied by or on behalf of the Company.

5.9 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

5.10 Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

5.11 Taxes.

(a) Parent has filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1997, through December 31, 2013, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2014.

(c) Parent’s status as a REIT has not been challenged by the IRS or any other Governmental Authority, and no such challenge is pending or threatened in writing.

(d) Neither Parent nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, Taxes, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI.

COVENANTS AND AGREEMENTS

6.1 Conduct of Business by the Company.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent, as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, the Company shall (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and (ii) use commercially reasonable efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties and maintain all Company insurance policies.

(b) The Company shall deliver to Latham & Watkins LLP, officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit B, with such changes as are mutually agreeable to Parent and the Company (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, as described in Section 7.2(e).

(c) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent, as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company shall not do any of the following:

(i) fail to (A) cause the Property to be maintained in compliance with applicable Law and the ordinary and usual course of business or (B) perform, or cause to be performed, in a timely manner all of its or its Affiliates’ obligations under the Contracts, the Company Permits, the Leases, and other agreements affecting the Property;

(ii) fail to keep in full force and effect all existing insurance policies affecting the Property, or any portion thereof;

(iii) neglect to keep in effect, and renew when necessary at the Company’s expense, all existing Company Permits;

(iv) enter into, or permit to be entered into, any new Lease or Contract and, except for Disapproved Contracts, which are to be terminated in accordance with Section 7.2(k), terminate, amend, modify or waive any of its rights under any existing Lease or Contract (and, if Parent consents to the foregoing, fail to deliver to Parent, upon execution thereof, copies of such new approved Leases and Contracts or amendments);

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Company Common Stock or voting securities of the Company of any class, or securities convertible or exchangeable or exercisable for such Company Common Stock or voting securities, or any options, warrants or other rights of any kind to acquire any such Company Common Stock or voting securities or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company; provided, however, the foregoing shall not restrict the holders of Company Common Stock from transferring their shares in accordance with applicable Law, the Company Charter and the Company Bylaws, prior to the record date of the Shareholder Meeting;

(vi) sell, pledge, dispose of, transfer, sell and leaseback, license, guarantee, securitize or create any Lien, or authorize the sale, pledge, disposition, transfer, sale and leaseback, license, guarantee, securitization of or creation of any Lien on, the Property or interest therein of the Company;

(vii) (A) enter into any agreement with respect to the voting of the Company Common Stock or voting securities, (B) split, combine, subdivide or reclassify any of the Company Common Stock or (C) purchase, redeem or otherwise acquire any of the Company Common Stock;

(viii) directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person;

(ix) (A) incur any indebtedness for borrowed money or capital lease obligations or guarantee any such indebtedness or capital lease obligations of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or capital lease obligations, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make or authorize any loan, advance or capital contributions to, or investments in, any other Person;

(x) (A) adopt or enter into any (i) Company Benefit Plan or (ii) collective bargaining or other labor agreement or indemnification arrangement; or (B) hire or engage any Person as an employee or independent contractor or make any offers of employment to any Person;

(xi) (A) accelerate or delay collection of notes or rents receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(xii) (A) cancel, discharge or adversely modify the terms of any indebtedness owed to the Company or (B) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(xiii) make any change in accounting policies or procedures, other than as required by a Governmental Authority or recommended by the Company’s independent public accountants;

(xiv) make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any material Tax Return or amended material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xv) take any action to render inapplicable, or to exempt any Person from any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case, other than the Merger;

(xvi) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(xvii) take any action that would bind the Property, any portion of the Property, or the Company, or would otherwise obligate the Company to take any action, or to refrain from taking action, without the prior written consent of Parent, which consent may be granted, conditioned or withheld in Parent’s sole and absolute discretion;

(xviii) take any action that is intended or would reasonably be expected to result in any of the representations and warranties set forth in Articles III and IV to become untrue or any condition set forth in Article VII not being satisfied; or

(xix) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(d) At the request of Parent, the Company shall cooperate to take all actions necessary to dissolve the Partnerships prior to the Closing. In addition, at or prior to Closing, the Company shall take all actions necessary to terminate all Disapproved Contracts.

6.2 Conduct of Business by Parent. Parent shall deliver to Latham & Watkins LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit C, with such changes as are mutually agreeable to the Company and Parent (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and the Closing Date, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, as described in Section 7.2(e).

6.3 Financial Statements. Within ten (10) calendar days following the end of each calendar month after the date of this Agreement until the Effective Time, the Company will deliver to Parent an unaudited balance sheet as of the last day of such calendar month and an unaudited income statement for such calendar month, in each case, prepared in accordance with the tax basis of accounting applied on a basis consistent with the Interim Financial Statements (the “Monthly Financial Statements”). The Company shall certify to Parent that such balance sheet and income statement fairly presents the financial condition and the results of operation of the Company as at the respective date of each such balance sheet and for the period referred to in each such income statement, subject only to normal and recurring year-end adjustments.

6.4 Preparation of Form S-4; Shareholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Parent and the Company shall prepare and file a proxy statement in preliminary form and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the proxy statement will be included as a prospectus. The Company shall include the Company Recommendation in such proxy statement. Each of the Company and Parent shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the proxy statement. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4.

(b) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 or the proxy statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or proxy statement, as applicable, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. For purposes of Section 3.10, Section 5.8 and this Section 6.4, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable after the effectiveness of the Form S-4, the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of the shareholders of the Company to obtain the Company Shareholder Approval (the “Company Shareholder Meeting”). The Company shall, through the Company Board, recommend to the holders of Company Common Stock that they give the Company Shareholder Approval and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval. The Company shall use reasonable best efforts to cause the proxy statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 6.4(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided, that, the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

6.5 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to the rights of Tenants at the Property, the Company will continue to grant to Parent and its Representatives (i) full and complete access to the books, records, Tax Returns and work papers, title documents, contracts, personnel, intellectual property, properties, facilities, customers, vendors, suppliers, manufacturers, and professional advisors of the Company, including, without limitation, full and complete access to plans and specifications relating to the Property, the Improvements, architectural, contractor and other design, construction and entitlement contracts, and leases, contracts and other agreements relating to the Property and Improvements, (ii) such information regarding the books, records, tax returns and work papers, contracts, personnel, intellectual property, the Property, Improvements, facilities, customers, vendors, suppliers and manufacturers of the Company as the Representatives may reasonably request from time to time and (iii) continued right of entry onto the Property for the purpose of conducting inspections, investigations and studies including, but not limited to, a Phase I, and, if and to the extent recommended by the Phase I, a Phase II, provided (x) the scope of work is reasonably approved in advance by the Company and (y) the Phase II can be accomplished without causing any material alteration or damage to the Property or Improvements or interfering with the Property’s occupants; provided, that, prior entering the Property, Parent shall continue to maintain a policy of comprehensive general liability insurance with limits of not less than Two Million Dollars ($2,000,000) combined single limit, with such coverages being primary and naming the Company as an additional insured, all as previously established by Parent in connection with its due diligence activities previously conducted; provided, further, that Parent shall indemnify, defend and hold harmless the Company and the Holders from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting from Parent’s entry onto the Property in connection with the past and future performance of such inspections, investigations and studies. Notwithstanding the completion of Parent’s due diligence in advance of the date of this Agreement, the Company shall, and shall cause its representatives and professional advisors to, continue to supplement any information provided to the Representatives during such management meetings, interviews and question and answer sessions as the Representatives may reasonably request. To the extent the Company does not have all of its Tax Returns in its possession, upon the request of Parent, the Company will promptly request such Tax Returns from the applicable Governmental Authority.

(b) Subject to the terms of Section 6.9 below, each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.5, in confidence; provided, however, that the Company acknowledges that Parent may desire to (i) discuss or otherwise inquire about matters related to the Property with various Governmental Authorities and other Third Parties and (ii) conduct customary Tenant interviews with tenants under the Company’s Leases. In this regard, Parent shall be permitted to contact all necessary Third Parties, and discuss due diligence matters with such Third Parties; provided, however, that with respect to Third Parties other than Parent’s Representatives, (x) Parent shall first provide the Company with reasonable prior written, electronic or telephonic notice, (y) the Company shall have a right, at its option, to cause a representative of the Company to be present at any such contact or discussion, and (z) Parent shall not make disclosures relating to the transactions contemplated hereunder to any Tenants of the Property in a manner that would adversely impact the ability to issue Parent Common Stock to Holders pursuant to the terms of the registration statement being filed on Form S-4; and provided, further, that the Company hereby agrees that no notice shall be required in connection with Parent’s or any of its Representatives’ ordinary contact with Governmental Authorities normally associated with routine due diligence examinations (e.g., in connection with the request of records).

(c) Each of the Company and Parent hereby agree that the term of that certain letter agreement dated March 13, 2014 between the Company and Parent regarding the Flower Mart Square Redevelopment Potential under the new Central SoMa Area Plan (the “Cooperation Agreement”) shall be extended until the earlier of the Closing or the termination of this Agreement. Each of the Company and Parent agree to take no action inconsistent with the terms of the Cooperation Agreement.

(d) Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information relating to the Company’s negotiations with Parent in connection with the Merger, appraisals of the Property and where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law.

6.6 No Solicitation of Competing Transactions.

(a) The Company agrees it shall not, and it shall cause its Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, take any action to facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer (including any proposal or offer to the holders of Company Common Stock) that constitutes or may reasonably be expected to lead to, any Competing Transaction, (ii) furnish to any Person other than Parent, its Affiliates or their Representatives any information with respect to any Competing Transaction, (iii) participate in or engage in discussions or negotiations with any Person with respect to any Competing Transaction, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Competing Transaction or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Competing Transaction or a transaction contemplated thereby. To the extent they have not previously done so, the Company and its Affiliates shall, and they shall cause their respective Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Without limiting the foregoing, it is agreed that any material violation of the restrictions set forth in Section 6.6(a) by any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be a breach of Section 6.6(a) by the Company.

(c) As promptly as practicable, and in any event within 48 hours after receipt of any inquiry, any request for information, or the making of any proposal or offer that could reasonably be expected to lead to any Competing Transaction, the Company shall provide Parent with oral and written notice of the material terms and conditions of such inquiry, request, proposal or offer and the identity of the Person or group making any such inquiry, request, proposal or offer, a copy of all written materials provided in connection with such inquiry, request, proposal or offer and a written summary of any such inquiry, request, proposal or offer, if it is not in writing. After receipt of the inquiry, request, proposal or offer, the Company shall continue to provide Parent prompt oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such inquiry, request, proposal or offer and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such inquiry, request, proposal or offer and a summary of all oral inquiries, requests, proposals or offers.

6.7 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the taking of all actions reasonably necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, opinions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give any notices to Third Parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.7(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry in relation to the Merger without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

6.8 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure to provide such prompt notice under this Section 6.8(b) pursuant to clause (i) above shall not constitute a breach of a covenant for purposes of Section 7.2(b) or 7.3(b).

(c) The Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party, which relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The Company shall take all actions necessary to allow for the repayment of the Property Indebtedness as of the Closing, including providing notice of such repayment to the applicable lenders.

6.9 Public Announcements. The Company, Parent and Merger Sub shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or pursuant to the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto; provided, further, Parent may make such statements it reasonably deems necessary or advisable in any filings with the SEC or as part of any investor calls or meetings. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented.

6.10 Excluded Assets. At least five (5) Business Days prior to the anticipated Closing Date, the Company shall have taken all actions necessary to distribute to the Holders or dispose of the Excluded Assets. The parties acknowledge and agree that the Company (and its Subsidiaries) has entered into a purchase and sale agreement dated effective as of June 3, 2014 with Flair Diversified Properties, LLC (the “Excluded Asset PSA”), pursuant to which certain of the Excluded Assets identified therein will be sold (a copy of which has been provided to Parent). The Company agrees that it will not amend, supplement or waive any provision of the Excluded Asset PSA without the prior written consent of Parent (not to be unreasonably withheld) and that the Company will take all actions necessary to cause the transactions contemplated by the Excluded Asset PSA to be consummated in accordance with the terms thereof. The Company shall keep Parent apprised on a regular basis regarding the status of (a) the transactions contemplated by the Excluded Asset PSA and (b) the dissolution of the Subsidiaries of the Company (which are the sellers under the Excluded Asset PSA) and consult with Parent regarding such dissolution. To the extent that the Company has any liability under the Excluded Asset PSA that survives the Closing, the Company and Parent shall make arrangements to have the applicable escrowed amount under the Excluded Asset PSA set aside to cover such liability and released to the Holders in accordance with their applicable Pro Rata Interest at such time as the liability no longer exists. At the Closing, the Company shall cause to be deposited with the Indemnification Escrow Agent, on behalf of the Holders, the sum of $400,000 (the “Excluded Asset Escrow Fund”) in cash to be held pursuant to the terms of the Indemnification Escrow Agreement to satisfy the obligations of the company under the Excluded Asset PSA. As set forth in the Indemnification Escrow Agreement, upon the expiration of the indemnification period under the Excluded Asset PSA the Excluded Asset Escrow Fund shall be released to the SFFGA Representative for the benefit of the Holders in accordance with their respective Pro Rata Interests.

6.11 Tax Matters.

(a) Tax Treatment.

(i) None of the Parent, Merger Sub or the Company shall knowingly take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that (alone or in combination with other of its actions or failures to take actions) could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(ii) To the extent permitted by applicable law, each of the Parent, Merger Sub and the Company shall file all of its Tax Returns on the basis that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

(b) Preparation and Filing of Tax Returns; Payment of Taxes.

(i) Subject to the restrictions in Section 6.1, the Company shall cause to be prepared and timely filed all Tax Returns of the Company and each Subsidiary thereof required to be filed (taking into account extensions) prior to the Closing Date. All such Tax Returns filed by the Company shall be prepared in accordance with the past practice of the Company subject to any changes as may be required by applicable Law. The Company shall provide such Tax Returns to the Parent, not later than thirty (30) days prior to the due date for such return, for the Parent’s review and approval, such approval not to be unreasonably withheld and to be provided not later than ten (10) days prior to the due date of such return.

(ii) Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns not filed on or before the Closing Date with respect to the Company. All Tax Returns with respect to a Pre-Closing Period filed by the Parent shall be prepared in accordance with the past practice of the Company subject to any changes as may be required by applicable Law. To the extent a Tax Return will be filed by Parent with respect to a Pre-Closing Period, Parent shall provide such Tax Return to the SFFGA Representative, not later than thirty (30) days prior to the due date for such return, for the SFFGA Representative’s review and approval, such approval not to be unreasonably withheld and to be provided not later than ten (10) days prior to the due date of such return. Parent shall pay or provide for all payments required with respect to any such Tax Returns; provided, however, that the Holders shall promptly reimburse Parent to the extent any Tax payment Parent is required to make relates to the operations of the Company or any Subsidiary thereof for any Pre-Closing Period, except to the extent the liability for such payment reduced the Aggregate Merger Consideration pursuant to Section 2.1.

(c) Cooperation on Tax Matters. Parent and the SFFGA Representative shall cooperate in (A) the preparation of all Tax Returns for any Pre-Closing Periods and (B) the conduct of any Tax proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax proceeding. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the Company or any Subsidiary, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership and tax basis of property, which the requested party may possess.

(d) Amendment of Tax Returns. Except as required by applicable Law, neither Parent nor any Affiliate of Parent may amend any Tax Return for the Company for any taxable period ending on or before the Closing

Date, or apply or file a claim, for a refund of Taxes of the Company with respect to any taxable period ending on or prior to the Closing Date, without the prior written consent of the SFFGA Representative, such consent not to be unreasonably withheld. Parent shall provide notice of such amended Tax Return to the SFFGA Representative not later than thirty (30) days prior to the date of filing for such amendment, and provide the SFFGA Representative with the opportunity to discuss such amendment with Parent prior to filing.

(e) Tax Refunds.

(i) Any refunds of Taxes of the Company for any Pre-Closing Period shall be for the account of the Holders.

For purposes of the preceding sentence, in the case of any refunds with respect to Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, and to the extent such refund does not indicate the extent to which it is attributable to a Pre-Closing Period, the portion of such refund that relates to the Pre-Closing Period shall be determined consistent with the methodology set forth in Section 9.2(b).

(ii) If Parent or any of its Affiliates receives any refund of Taxes of the Company described in Section 6.11(e)(i) above, Parent shall forward, or cause its Affiliates to forward, to the SFFGA Representative the amount of such refund (net of any costs incurred to obtain such refund) within ten (10) days after such refund is received; provided Parent may hold back from any such refund any amount Parent is entitled to receive pursuant to Section 8.2(c) or Section 9.2(b).

6.12 Directors and Officers Insurance. Prior to the Closing, the Company shall obtain, and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The cost for such “tail” insurance policies shall be an Identified Company Expense.

ARTICLE VII.

CONDITIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Company Shareholder Approval. The receipt of the Company Shareholder Approval.

(b) No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated hereby or otherwise restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in the first two sentences of Section 3.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit D, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(f) Tax Returns. The Company shall have prepared and timely filed, taking into account any extensions of time within which to file, at least five (5) calendar days prior to the Closing Date, all federal, state and local income Tax Returns and other material Tax Returns of the Company with respect to the taxable year ended December 31, 2013, and the Company shall have paid all Taxes shown as due on such Tax Returns.

(g) Consents. The Company shall have obtained all consents, authorizations, approvals and releases set forth on Section 7.2(f) of the Company Disclosure Letter.

(h) Excluded Assets. The Company shall have distributed to the Holders or otherwise disposed of the Excluded Assets.

(i) Company Deliveries. At least two (2) business days prior to the Closing Date, the Company shall have delivered:

(i) an Indemnification Escrow Agreement, duly executed on behalf of the SFFGA Representative and the Indemnification Escrow Holder;

(ii) a closing statement reasonably acceptable to Parent, duly executed by the chief financial officer of the Company;

(iii) beneficiary or mortgagee demand statements or payoff letters evidencing the amount of funds necessary to satisfy in full the outstanding obligations associated with the Property Indebtedness as of the Closing Date;

(iv) affidavits and other instruments, including organizational documents as reasonably requested by Parent or Merger Sub evidencing the power and authority of the Company to enter into and perform this Agreement and any documents to be delivered hereunder;

(v) a long–form certificate of good standing with respect to the Company from the Secretary of State of the State of California that is dated within 10 days prior to the Closing Date, together with bring-down good standing certificates dated within the day prior to the Effective Time;

(vi) such evidence as the Title Company may reasonably require as to the authority of the Person(s) executing documents on behalf of the Company;

(vii) such affidavits as may be customarily and reasonably required by the Title Company;

(viii) a Rent Roll for each of the Leases, current as of a date not more than 10 days prior to the Closing Date, certified by the Company as being true and correct in all material respects;

(ix) upon the Closing, the original Leases and the Approved Contracts, together with such leasing and property files and records located at the Property or the Company’s and/or the property manager’s office, which are material in connection with the continued operation, leasing and maintenance of the Property;

(x) upon the Closing, keys to the Improvements;

(xi) copies of the tenant notices that the Company shall send to the Tenants under the Leases promptly after Closing, informing the Tenants of any change of address for payment of rent or delivery of notices under the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after Closing under the Leases be paid as set forth in the notice;

(xii) a payoff letter reasonably satisfactory to Parent with respect to the Property Indebtedness; and

(xiii) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

(j) Title Insurance. The Title Company shall be unconditionally obligated to issue to the Surviving Entity at Closing a policy of title insurance for the Property in strict conformance with the Title Commitment in the amount of the gross Aggregate Merger Consideration (i.e., the price before applications of credits for assumption of debt, etc.), and inclusive of specified endorsements (the “Title Policy”) all in the form previously approved by Parent in its sole discretion and as delivered by the Title Company to Parent prior to the date of this Agreement, which is in part based on the ALTA survey approved by Parent in its sole discretion prior to the date of this Agreement.

(k) Termination of Disapproved Contracts. At or prior to Closing, the Company shall have terminated or caused the termination of all Disapproved Contracts.

(l) New Leases; Contracts. Parent and Merger Sub shall have approved of all new Leases and all new Contracts entered into by the Company, any application by the Company of any Security Deposits against delinquent rents under the Leases, as well as terminations, amendments or modifications of any existing Lease or Approved Contract by the Company, and all waivers of the Company’s rights thereunder.

(m) Estoppels. Parent and Merger Sub shall have received, and Parent shall have approved in its sole and absolute discretion, a signed original tenant estoppel from 80% of the Tenants under the Leases in substantially the form attached hereto as Exhibit E-1 with respect to Bechelli & Rossi, Inc. and Exhibit E-2 with respect to the other Tenants, dated as of a date not earlier than 90 days prior to the Closing Date, which such estoppels shall be completed with all relevant information specified therein and all exhibits required to be attached thereto; provided, however, that while not a condition to the obligation of Parent to effect the Closing, the Company shall nevertheless use best efforts to obtain such original tenant estoppel from Bechelli & Rossi, Inc. prior to the Closing Date.

(n) Limitation on Dissent. Holders of more than ten percent (10%) of the outstanding shares of Company Common Stock, shall not have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable Law with respect to their shares of Company Common Stock by virtue of the Merger.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (i) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Allen Matkins Leck Gamble Mallory & Natsis LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit F, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. The condition set forth in this Section 7.3(e) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

(f) Parent Deliverables. Parent shall have delivered:

(i) the Indemnification Escrow Shares to the Indemnification Escrow Holder;

(ii) an Indemnification Escrow Agreement, duly executed on behalf of Parent;

(iii) affidavits and other instruments, including organizational documents, as reasonably requested by the Company evidencing the power and authority of the Parent and Merger Sub to enter into and perform this Agreement and any documents to be delivered hereunder;

(iv) such evidence as the Title Company may reasonably require as to the authority of the Person(s) executing documents on behalf of Parent and Merger Sub;

(v) such affidavits as may be customarily and reasonably required by the Title Company; and

(vi) an executed closing statement reasonably acceptable to the Company.

ARTICLE VIII.

PRORATIONS AND EXPENSES

8.1 General. All income and expenses of the Company shall be apportioned as of 12:01 a.m., on the Closing Date (the “Proration Time”) and shall act as an adjustment to the Aggregate Merger Consideration pursuant to Section 2.1. Such prorated items include without limitation the following with respect to the Company and the Property, provided Taxes (other than property Taxes and assessments expressly described below) shall not be prorated under this Section 8.1:

(a) all Rents, if any;

(b) property Taxes and assessments (including personal property Taxes on the Personal Property) levied against the Property;

(c) utility charges respecting the Property for which the Company is liable, if any, such charges to be apportioned at the Proration Time on the basis of the most recent meter reading occurring prior to Closing (dated not more than 15 days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; and

(d) all amounts payable under the Approved Contracts pertaining to the Property, pursuant to the terms of this Agreement.

Such prorations that relate to annual payments shall be made on the basis of a 365-day year. Such prorations that relate to monthly payments shall be based on the number of days in the month during which such payments become due.

8.2 Specific Calculation of Credits and Prorations. Notwithstanding the generality of Section 8.1, specific items of income and expense shall be prorated as follows:

(a) Rents in General. All Rent which has been paid to the Company and which is allocable to the period from and after the Proration Time shall be credited to the Proration Debit Amount. Unpaid and delinquent Rent collected by the Surviving Entity after the Closing Date shall be delivered as follows: (i) the Surviving Entity shall retain the portion of such Rent that the Surviving Entity is entitled to hereunder relating to the Proration Time and any period thereafter and (ii) the Surviving Entity shall, within 10 Business Days after the receipt thereof, deliver to the SFFGA Representative, any such Rent that Holders as of the Effective Time are entitled to hereunder relating to the period prior to the Proration Time. All Rent received by the Surviving Entity after the Proration Time shall be applied first to actual out-of-pocket costs of collection incurred by the Company or the Surviving Entity; second, to Rents due from the Tenants for the month in which such payment is received; third, to Rents and other tenant charges (including Additional Rent) attributable to any period after the Proration Time which are past due on the date of receipt, and; finally, to Rents and other tenant charges (including Additional

Rent) delinquent as of the Proration Time. The Surviving Entity shall use commercially reasonable efforts after Closing to collect all Rents in the usual course of the Surviving Entity’s operation of the Property, but the Surviving Entity will not be obligated to institute any legal proceedings, including an action for unlawful detainer (or similar proceeding), or other collection procedures to collect delinquent Rents.

(b) Year-End Adjustments. With respect to any year-end reconciliations of Additional Rent (if applicable), percentage rent, retroactive rental escalations and reimbursable expenses (including common area expense reimbursements and the like) under the Leases, the SFFGA Representative and the Surviving Entity shall use their commercially reasonable efforts to complete such reconciliations within thirty (30) days following the expiration of the calendar year during which the Closing occurs (the “Year-End”) or as soon thereafter as the precise amounts can be ascertained. Amounts owing to the Tenants under the Leases in effect as of the Effective Time that relate to periods prior to the Proration Time shall constitute “Damages” for purposes of this Agreement and shall be payable to the Surviving Entity out of the Indemnification Escrow Fund. The Surviving Entity shall pay to the SFFGA Representative on behalf of the Holders immediately prior to the Effective Time all amounts payable by Tenants and actually paid, with respect to periods prior to the Proration Time. The Surviving Entity shall also pay to the Tenants amounts owing to such Tenants under the Leases in effect at the Effective Time that relate to periods from and after the Proration Time. Amounts payable by Tenants, with respect to periods from and after the Proration Time shall be paid to, and retained by, the Surviving Entity. Without limiting the generality of the foregoing, the parties hereto acknowledge that the foregoing reconciliation shall be made such that such reimbursements are allocated to the period in which such reimbursable expenses were incurred. With respect to any such amounts payable to the SFFGA Representative, the Surviving Entity shall use commercially reasonable efforts after Closing to collect all amounts in the usual course of the Surviving Entity’s operation of the Property, but the Surviving Entity will not be obligated to institute legal proceedings, including an action for unlawful detainer (or similar proceeding), or other collection procedures to collect such amounts. Once all adjustments to the Proration Credit Amount and the Proration Debit Amount made pursuant to this Section 8.2(b) (collectively, the “Year-End Proration Adjustment Amount”) have been ascertained, the Surviving Entity shall prepare, and certify as correct, a final proration statement which shall be subject to the SFFGA Representative’s approval. Upon the SFFGA Representative’s acceptance and approval of any final proration statement submitted by the Surviving Entity, such statement shall be conclusively deemed to be accurate and final. The Year-End Proration Adjustment Amount shall be distributed to Parent and the Holders, as applicable, in accordance with this Section 8.2(b) and in accordance with the Indemnification Escrow Agreement.

(c) Taxes in General. All real property Taxes for the year immediately preceding the year in which the Closing Date occurs which are payable in the year the Closing Date occurs, and for years prior thereto, shall be paid by the Company on or before the Closing Date. Real property Taxes for the year in which the Closing Date occurs shall be prorated on the basis of the most recent assessment and levy with unpaid amounts relating to the period prior to the Proration Time operating as a credit to the Proration Debit Amount and amounts relating to the period from and after the Proration Time that have been paid by the Company prior to the Effective Time credited to the Proration Credit Amount.

(d) Assessments. All installments of assessments, special assessments and other like charges now or hereafter imposed against the Property, or any part thereof, by reason of roadways, utility lines, streets, alleys or other improvements in existence or under construction as of the Proration Time, shall be prorated, with unpaid amounts relating to the period prior to the Proration Time operating as a credit to the Proration Debit Amount and amounts relating to the period from and after the Proration Time that have been paid by the Company prior to the Effective Time credited to the Proration Credit Amount. All such installments of assessments, special assessments and other charges that are due and payable prior to Closing shall be paid by the Company prior to the Closing Date (or a credit made to the Proration Debit Amount at Closing).

(e) Utility Charges. Prepaid water, sewer, and other utility charges relating to periods from and after the Proration Time shall be credited to the Proration Credit Amount, and accrued water, sewer, and other utility charges relating to the period prior to the Proration Time that remain unpaid as of the Effective Time, shall be credited to the Proration Debit Amount. All refundable cash or other deposits posted with utility companies serving the Property that remain outstanding as of the Effective Time shall be credited to the Proration Credit Amount.

(f) Security Deposits. The Surviving Entity shall retain any cash and non-cash Security Deposits actually held by the Company pursuant to the Leases at the Effective Time; provided, however, that to the extent such Security Deposits are not held by the Company immediately prior to the Closing and were not used to satisfy obligations owed by the Tenant, the Proration Debit Amount shall be credited.

(g) Prepaid Charges. Prepaid charges in connection with any Approved Contracts, licenses and Company Permits relating to periods from and after the Proration Time shall be credited to the Proration Credit Amount. Accrued charges in connection with such Approved Contracts, licenses and Company Permits relating to the period prior to the Proration Time that remain unpaid as of the Effective Time shall be credited to the Proration Debit Amount.

(h) Insurance Receipts. Any cash received by the Company following the Proration Time that constitutes insurance proceeds for the reimbursement of casualty losses that have been paid by the Company prior to the Proration Time, shall be credited to the Proration Credit Amount.

(i) Other Expenses. Any other operating expense or other items pertaining to the Property which are customarily prorated between buyers and sellers of real property in the county in which the Property is located shall be prorated as of the Proration Time in accordance with local custom with income and expense amounts relating to the period prior to the Proration Time being credited to the Proration Credit Amount and Proration Debit Amount, respectively, and income and expense amounts relating to periods from and after the Proration Time being credited to the Proration Debit Amount and Proration Credit Amount, respectively.

(j) Expenses Payable by Tenants. Notwithstanding anything to the contrary contained in this Section 8.2, if any of the expense items described in this Section 8.2 are payable by any Tenant directly to a Third Party, then such amounts shall not be apportioned hereunder, and the Surviving Entity shall look solely to the Tenant responsible therefor for the payment of such expenses.

8.3 Prorations at Closing and Prorations Not Able to be Calculated at Closing. On the Closing Date, the Aggregate Merger Consideration shall be calculated, in part, based upon the Proration Credit Amount and the Proration Debit Amount as set forth in the Estimated Closing Statement. Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred and twenty (120) days after the Closing Date, or as soon thereafter as the precise amounts can be ascertained. The Surviving Entity shall promptly notify the SFFGA Representative when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, the Surviving Entity shall prepare, and certify as correct, a final proration statement which shall be subject to the SFFGA Representative’s approval. Upon the SFFGA Representative’s acceptance and approval of any final proration statement submitted by the Surviving Entity, such statement shall be conclusively deemed to be accurate and final. Any increase to the Proration Debit Amount or decrease to the Proration Credit Amount calculated at the Closing Date (collectively referred to as the “Post-Closing Proration Adjustment Amount”) that is shown on such schedule shall be released to Parent from the Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement. Any increase to the Proration Credit Amount or decrease in the Proration Debit Amount calculated at the Closing Date that is shown on such schedule shall be deposited in shares of Parent Common Stock by the Parent into the Indemnification Escrow Fund for release to the Holders in accordance with the Indemnification Escrow Agreement.

8.4 Charges Relating to Property Indebtedness and Other Indebtedness. The Company shall pay to full satisfaction all existing indebtedness that may be due and owing prior to the Closing Date (excluding Property Indebtedness and Taxes and assessments for the year in which the Closing occurs which are not yet due and payable, which Taxes and assessments shall be prorated pursuant to the provisions of Section 8.2(c) and 8.2(d) above, or shall reduce the Aggregate Merger Consideration as Unpaid Pre-Closing Taxes). In addition, the Company shall also continue to pay all currently due, regularly amortized principal payments, interest obligations and other amounts due in respect of the Property Indebtedness that may be due and owing prior to the Closing Date.

8.5 Lease Costs. All expenses connected with or arising out of the negotiation, execution and delivery of Leases executed prior to the Closing, including brokers’ commissions and leasing fees which are the Company’s obligations shall have been paid in full at the Closing.

8.6 Expenses. Following the Closing, any Expenses of the Company in excess of the Identified Company Expenses shall be credited to the Proration Debit Amount and, to the extent the same was not included in the calculation of the Aggregate Merger Consideration, shall be recoverable by Parent from the Indemnification Escrow Fund and the Indemnification Escrow Fund without regard to the Threshold.

8.7 Transfer Taxes and Closing Costs.

(a) Company Expenses. The Company shall pay the fees of any counsel representing the Company in connection with this transaction prior to the Effective Time. The Company shall also pay the following costs and expenses, which shall constitute Company Expenses:

(i) one-half (1/2) of the escrow fees, if any, which may be charged by the Indemnification Escrow Agent or Title Company;

(ii) one-half (1/2) of the premium for the Title Policy;

(iii) one-half (1/2) of any documentary transfer Tax or similar Tax which becomes payable by reason of the Merger;

(iv) one-half (1/2) of all costs related to the printing and mailing of the Form S-4 to the holders of Company Common Stock;

(v) one-half (1/2) of all other real estate related closing costs;

(vi) all amounts payable to remove the Monetary Liens.

(b) Parent Expenses. Parent shall pay the fees of any counsel representing Parent and Merger Sub in connection with this transaction. Parent shall also pay the following costs and expenses:

(i) one-half (1/2) of the escrow fee, if any, which may be charged by the Indemnification Escrow Agent or Title Company;

(ii) one-half (1/2) of the premium for the Title Policy;

(iii) the costs of any ALTA survey requested by Parent;

(iv) one-half (1/2) of any documentary transfer Tax or similar Tax which becomes payable by reason of the Merger;

(v) any documentary transfer Tax or similar Tax which becomes payable by reason of any subsequent transfer of the Property by Parent following the Effective Time;

(vi) one-half (1/2) of all costs related to the printing and mailing of the Form S-4 to the holders of Company Common Stock; and

(vii) all costs of filing the Form S-4.

(c) Allocation of Other Expenses. All costs and expenses incident to this transaction and the Closing hereof, and not specifically described above, shall be paid by the party incurring same.

8.8 Estimated Closing Statement. At least five (5) calendar days prior to the Closing Date, Parent shall prepare in good faith an estimated closing statement (the “Estimated Closing Statement”) setting forth all income, expenses and other liabilities to be allocated between the Company’s shareholders and Parent with respect to the transactions contemplated by this Agreement, including the Company Transaction Expenses, the costs and expenses to be allocated pursuant to this Article VIII and each of the other amounts to be included in the calculation of the Aggregate Merger Consideration pursuant to Section 2.1. The Estimated Closing Statement shall be used at the Closing for the payment of the various costs and expenses incurred by the parties in connection with the transactions contemplated by this Agreement.

8.9 Unpaid Excluded Assets Taxes. At least five (5) calendar days prior to the Closing Date, the Parent and the Company shall prepare in good faith a tax statement setting forth an estimate of all Taxes incurred but not paid with respect to sales of the Excluded Assets (the “Unpaid Excluded Assets Taxes”). The estimated amount of Unpaid Excluded Assets Taxes shall be subject to the approval of both Parent and the Company, in each case such approval not to be unreasonably withheld. The obligations with respect to such Unpaid Excluded Assets Taxes shall remain a liability of the Surviving Entity following the Closing. Concurrent with the Closing, the Company shall retain (in a manner mutually agreeable to the Parties) and not otherwise distribute to its Holders cash in an amount equivalent to the agreed-upon estimate of Unpaid Excluded Assets Taxes. If the Parent reasonably determines that the amount of cash retained by the Company in respect of the estimated Unpaid Excluded Assets Taxes exceeds the amount of the Unpaid Excluded Assets Taxes, such excess amount shall be distributed to the SFFGA Representative pursuant to Section 6.11(e)(ii), treating any such excess cash as a refund under that section. If the Parent reasonably determines that the amount of cash retained by the Company in respect of the estimated Unpaid Excluded Assets Taxes was less than the amount of the Unpaid Excluded Assets Taxes, Parent shall be indemnified for any such shortfall pursuant to Section 9.2(b).

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy.

(a) Survival Periods. The representations and warranties made by the Parent and Merger Sub in this Agreement, or in any schedule or certificate (including the Parent Disclosure Letter) delivered by Parent pursuant hereto, shall survive the Closing until the 18-month anniversary of the Closing Date. The representations and warranties made by the Company in this Agreement, or in any schedule or certificate (including the Company Disclosure Letter) delivered by the Company pursuant hereto, shall survive the Closing until the 18-month anniversary of the Closing Date. All of the covenants and agreements of the parties hereto to be performed, in whole or in part, after the Effective Time shall survive the Closing without limitation to the extent required to effectuate the relevant post-Effective Time performance. All other covenants and agreements hereunder shall survive until the first anniversary of the Closing Date, and not thereafter. The termination of the representations, warranties, covenants or agreements provided in this Section 9.1(a) shall not affect Parent, on the one hand, or the SFFGA Representative, on the other hand, in respect of any claim made in reasonable detail in a writing received by the SFFGA Representative or Parent, respectively, prior to the expiration of the applicable survival period provided herein.

(b) Exclusive Remedy. The indemnification provisions of this Article IX and the Indemnification Escrow Agreement shall be the sole and exclusive remedy with respect to any and all claims for Damages, and no party shall pursue or seek to pursue any other remedy; provided, that any party shall be able to seek specific performance of a covenant or agreement set forth in this Agreement, or in any schedule or certificate (including the Company Disclosure Letter or the Parent Disclosure Letter) delivered by the Company or Parent pursuant hereto.

9.2 Indemnification.

(a) Indemnification of Parent Indemnified Parties. Subject to the applicable survival periods and limitations in Section 9.1, Section 9.3 and Section 9.4, the Parent, Merger Sub, the Surviving Entity and their Affiliates and respective Representatives, and each of their successors and permitted assigns (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Holders (based on each Holder’s Pro Rata Interest of the Indemnification Escrow Fund) (in such capacity, each a “Company Indemnifying Party” and collectively, the “Company Indemnifying Parties”) from and against any and all costs, losses, demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, Taxes, fees, penalties, interest obligations, deficiencies and expenses (including amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or preparation for litigation as incurred) (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by the Company in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant hereto;

(ii) any breach of any covenant or agreement made, or to be performed, by the Company in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant hereto;

(iii) liabilities related to or arising out of the Excluded Assets, including any liabilities with respect to the indemnification obligations of the Company under the Excluded Asset PSA (which liabilities related to the Excluded Asset PSA shall first be satisfied from the Excluded Asset Escrow Fund);

(iv) any Unidentified Prepayment Fees, Unidentified Company Expenses and Unidentified Unpaid Tenant Improvement Costs that, in each case, remained unpaid at the Closing and for which no adjustment to the Aggregate Merger Consideration has been made and satisfied;

(v) liabilities related to or arising out of the Disapproved Contracts;

(vi) any amounts required to be paid to Holders of Company Common Stock in excess of what such Holders would have received under Section 2.2(a), including any interest required to be paid thereon, as a result of any such Holders exercise of appraisal, dissenters’ or similar rights under any applicable Law by virtue of the Merger;

(vii) any matters set forth on Section 9.2(a)(vii) of the Company Disclosure Letter;

provided, however, that notwithstanding the foregoing, the Parent Indemnified Parties shall not be indemnified for any Taxes arising from the Merger failing to qualify as a reorganization under Section 368(a) of the Code except to the extent such failure was caused by the Company’s breach of one or more representations set forth in the Company Tax Representation Letter.

(b) Tax Indemnification.

(i) Subject to the applicable survival periods and limitations in Section 9.1, subsequent to the Closing, the Company Indemnifying Parties shall (based on each Holder’s Pro Rata Interest of the Indemnification Escrow Fund) indemnify, save and hold harmless the Parent Indemnified Parties from and against any and all Taxes or Damages incurred in connection with, arising out of, resulting from or incident to any Taxes of any of the Company or of its Subsidiaries, including (i) any Taxes for which the Company (or any predecessor) is held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group, (ii) any Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such Third Party or (iii) any Taxes pursuant to a transaction (including the disposition of the Excluded Assets) consummated, in each case with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date) (the “Pre-Closing Periods”), except to the extent that such Taxes resulted in a reduction in the Aggregate Merger Consideration pursuant to Section 2.1. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than transfer Taxes or Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days from the beginning of the Tax period to, and including, the Closing Date, and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any transfer Tax (except to the extent allocated under Section 8.7) or Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(ii) To the extent any Taxes of the Company for a Pre-Closing Period, including Unpaid Pre-Closing Taxes, cannot be ascertained with certainty as of the Closing Date, such Taxes shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred twenty (120) days after the Closing Date, or as soon thereafter as the precise amounts can be ascertained. The Surviving Entity shall promptly notify the SFFGA Representative when it becomes aware that any such estimated amount has been ascertained, and the Surviving Entity shall prepare, and certify as correct, a final Tax proration statement which shall be subject to the SFFGA Representative’s approval, such approval not to be unreasonably withheld. Upon the SFFGA Representative’s acceptance and approval of any final Tax proration statement submitted by the Surviving Entity, such statement shall be conclusively deemed to be accurate and final. Any increase in the amount of Unpaid Pre-Closing Taxes that were calculated at the Closing Date shall be released to Parent from the Indemnification Escrow Fund in accordance with the terms of the Indemnification Escrow Agreement. Any decrease in the amount of Unpaid Pre-Closing Taxes that were calculated at the Closing Date shall be deposited by the Parent into the Indemnification Escrow Fund for release to the Holders in accordance with the Indemnification Escrow Agreement. Amounts owing to the Parent Indemnified Parties pursuant to this Section 9.2(b)(ii) shall constitute “Damages” for purposes of this Agreement and shall be payable to the Surviving Entity from the Indemnification Escrow Fund or the Indemnification Escrow Fund in satisfaction of any obligations of the Company Indemnifying Parties under this Section 9.2(b).

(c) Indemnification of Company Indemnified Parties. Parent, Merger Sub and the Surviving Entity (in such capacity, each a “Parent Indemnifying Party” and collectively, the “Parent Indemnifying Parties”) shall, jointly and severally, indemnify, save and hold harmless the Holders and each of their successors and permitted assigns, (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to:

(i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by Parent or Merger Sub in this Agreement or any exhibit, schedule, certificate (including the Parent Disclosure Letter) or agreement delivered by the Parent or Merger Sub pursuant hereto; and

(ii) any breach of any covenant or agreement made, or to be performed, by Parent or Merger Sub in this Agreement or any exhibit, schedule, certificate (including the Parent Disclosure Letter) or agreement delivered by Parent or Merger Sub pursuant hereto.

(d) Interpretation.

(i) The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by the Indemnified Party in the absence of Third Party claims.

(ii) For purposes of determining whether the Threshold has been met pursuant to Section 9.3(a), the representations, warranties, covenants or agreements of a party contained in this Agreement or any schedule or certificate (including the Company Disclosure Letter or Parent Disclosure Letter) delivered by such party pursuant hereto shall be deemed not to be qualified by any limitation as to materiality, and Damages incurred or suffered arising out of any such misrepresentation or breach shall be determined without deduction on account of any materiality qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

9.3 Limitations on Indemnity.

(a) Threshold. Notwithstanding the provisions of Section 9.2, no Indemnified Party shall seek, or be entitled to, indemnification from any of the indemnifying parties pursuant to Section 9.2 until the aggregate claims for Damages of the Indemnified Parties are more than One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold”), in which event, the Indemnified Parties shall be entitled to recover the full amount of such Damages, including Damages comprising the Threshold; provided, however, that such Threshold will not apply to any claim for indemnification made by the Indemnified Parties that results from: (i) fraud or willful misconduct hereof, (ii) claims arising from any breach or inaccuracy of the representations and warranties contained in Sections 3.3(a) and 3.17, (iii) the indemnity obligations set forth in Sections 9.2(a) (iii), (iv), (v), (vi) or (vii), (iv) the indemnity obligations set forth in Section 9.2(b) or (v) the Post-Closing Proration Adjustment Amount, Unidentified Company Expenses, Unidentified Unpaid Tenant Improvement Costs and Unidentified Prepayment Fees.

(b) Cap. No payment by Indemnifying Parties shall be payable to the Indemnified Parties to the extent the aggregated claims for Damages of such Indemnified Parties exceeds the Indemnification Escrow Fund (the “Cap”); provided, however, that such Cap will not apply to any claim for indemnification made by any Indemnified Party that results from fraud or willful misconduct hereof; provided, further, that such Cap does not apply to the indemnification obligations of the Company to the applicable purchaser under the Excluded Asset PSA, which shall be recoverable solely from the Excluded Asset Escrow Fund. For the avoidance of doubt, except as set forth in Section 9.3(e)(ii), in no event will any Holder be deemed to have any liability pursuant to this Article IX in excess of such Holder’s Pro-Rata Interest with respect to the Indemnification Escrow Fund plus the Excluded Asset Escrow Fund.

(c) Further Limitations.

(i) In calculating the amount of any Damages payable to an Indemnified Party hereunder, the amount of the Damages (A) shall not be duplicative of any other Damages for which an indemnification claim has been made and (B) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds). If Indemnified Parties receive an indemnification payment for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Parties, then the Indemnified Parties shall promptly remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the SFFGA Representative or Parent, as applicable. The Indemnified

Parties shall use reasonable best efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.

(ii) In no event shall the Threshold or the Cap apply with respect to Damages suffered or incurred by an Indemnified Party arising out of fraud or willful misconduct.

(iii) With respect to any Damages payable to the Parent Indemnified Parties pursuant to Section 9.2(a)(vii), the Parent Indemnified Parties shall not be entitled to indemnification until the aggregate claims for Damages of the Indemnified Parties pursuant to Section 9.2(a)(vii) are more than One Million Four Hundred Thousand Dollars ($1,400,000), in which event, the Parent Indemnified Parties shall be entitled to recover fifty percent (50%) of the portion of such Damages that exceed One Million Four Hundred Thousand Dollars ($1,400,000) and are less than Two Million Four Hundred Thousand Dollars ($2,400,000). For avoidance of doubt, the Company Indemnifying Parties obligation to indemnify the Parent Indemnified Parties under Section 9.2(a)(vii) shall not exceed the amount of Five Hundred Thousand Dollars ($500,000).

(iv) For all purposes of this Agreement, no party shall have any liability for failure to satisfy a condition to another party’s obligations specified in Article VII, except where the failure to satisfy such condition resulted from a breach of such party’s representations, warranties or covenants set forth in this Agreement, or in any schedule or certificate (including the Company Disclosure Letter or the Parent Disclosure Letter) or exhibit hereto.

(v) In calculating any amounts payable to Indemnified Parties for Damages pursuant to Article X, no amount shall be included for punitive, exemplary or special, except to the extent such damages shall be awarded to third persons arising from a third person claim for which indemnification is payable hereunder.

9.4 Procedure for Claims between Parties Related to Indemnification.

(a) If a claim for Damages, including with respect to Taxes, is to be made by a Parent Indemnified Party entitled to indemnification hereunder, such Parent Indemnified Party shall give written notice to the SFFGA Representative and, during the Indemnification Escrow Period, the Indemnification Escrow Agent, as soon as reasonably practicable after Parent becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Parent Indemnified Party may be sought under this Article IX (a “Notice”). If a claim for Damages is to be made by a Company Indemnified Party entitled to indemnification hereunder, the SFFGA Representative shall be the only party entitled to give Notice to Parent, and shall give such Notice to Parent as soon as reasonably practicable after the SFFGA Representative becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Company Indemnified Party may be sought under this Article IX. The Notice shall (i) describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or, if the amount cannot then be reasonably determined, a good faith estimate of the amount arising therefrom, (ii) provide for a demand of payment of the amount or, if the amount cannot then be reasonably determined, a good faith estimate of the amount arising from such claim for Damages (and include the number of Indemnification Escrow Shares representing such amount, if applicable) and (iii) in the case of a Notice given by a Parent Indemnified Party to the Indemnification Escrow Agent, certify that the SFFGA Representative has also been provided a copy of the Notice. Any delay in submitting a Notice to the SFFGA Representative or Parent, as applicable, shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the indemnifying party was prejudiced by such delay.

(b) If the SFFGA Representative does not object in writing within the five (5) calendar day period after delivery by Parent of the Notice, such failure to so object shall be an irrevocable acknowledgment by the SFFGA Representative on behalf of the Company Indemnifying Parties that the Parent Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice. If Parent does not object in writing within the five (5) calendar day period after delivery by the SFFGA Representative of the

Notice, such failure to so object shall be an irrevocable acknowledgement by Parent that the Company Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice.

(c) After the expiration of five (5) calendar days after receipt of a Notice from an Indemnified Party to an Indemnifying Party, the Indemnifying Party shall make delivery of cash equal to the amount of Damages claimed in the Notice; provided, that no such payment shall be made if Parent or SFFGA Representative, as applicable, shall have delivered an Objection Notice to the Indemnified Party prior to the expiration of such 10-calendar day period; provided, further, that if a Parent Indemnified Party is entitled to payment of such cash equal to the amount of such Damages, then during the Indemnification Escrow Period, the Indemnification Escrow Agent shall make such payment to such Parent Indemnified Party pursuant to the terms of the Indemnification Escrow Agreement.

9.5 Defense of Third Party Claims.

(a) If any lawsuit or enforcement action is filed against an Indemnified Party by any Third Party (each a “Third Party Claim”) for which indemnification under this Article IX may be sought, written notice (“Third Party Notice”) thereof shall be given by the SFFGA Representative to Parent or by the applicable Parent Indemnified Party to the SFFGA Representative, as applicable, as promptly as practicable, but in any event within thirty (30) calendar days of service. The Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The delay of any Indemnified Party in giving a Third Party Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party was prejudiced by such delay.

(b) After receipt of such Third Party Notice, if the recipient of the Third Party Notice acknowledges in writing to the sender that the applicable indemnifying parties are liable, and have indemnity obligations for any Damages resulting from any such Third Party Claim, then Parent or SFFGA Representative, as applicable, shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised by counsel that there are one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable indemnifying party or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the indemnifying parties, in which event such Indemnified Party shall be entitled, at the indemnifying parties’ cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, unless the settlement involves any payment of cash by the indemnifying parties and the Indemnified Party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parent or SFFGA Representative, as applicable, shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages, or if the Indemnified Party is a Parent Indemnified Party and the Third Party Claim relates to Parent’s Tax status as a REIT. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, Parent or SFFGA Representative, as applicable, shall be entitled to assume the defense of the portion relating to money damages. If Parent or SFFGA Representative, as applicable, elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with Parent or SFFGA Representative, as applicable, and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.

(c) If Indemnifying Party fails to notify the Indemnified Party within thirty (30) calendar days after receipt of the Third Party Notice that Parent or SFFGA Representative, as applicable, elects to defend the Indemnified Party pursuant to this Section 9.5, or if Parent or SFFGA Representative, as applicable, elects to defend the Indemnified Party pursuant to this Section 9.5 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for 10 calendar days after notice to Parent or SFFGA Representative, as applicable, from the Indemnified Party of such failure, then the Indemnified Party against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute Damages, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying parties. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of Parent or SFFGA Representative, as applicable, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, Parent or SFFGA Representative, as applicable, shall cooperate in all reasonable respects with the Indemnified Party in such defense and make available to the Indemnified Party at the indemnifying party’s expense, all such witnesses, records, materials and information in Parent’s or SFFGA Representative’s possession, as applicable, or under the Parent’s or SFFGA Representative’s control relating thereto as are reasonably required by the Indemnified Party, and the Indemnified Party will keep Parent or SFFGA Representative, as applicable, reasonably informed of the progress of any such defense, compromise or settlement.

(d) Subject to Section 9.6, in the event the SFFGA Representative has consented to any settlement pursuant to Section 9.5(c), the SFFGA Representative shall promptly deliver a notice to the Indemnification Escrow Agent specifying the monetary amount of such settlement and instructing the Indemnification Escrow Agent to pay such amount out of the Indemnification Escrow Fund to the applicable Parent Indemnified Party.

9.6 Resolution of Conflicts and Claims.

(a) Any dispute, claim or controversy arising out of or relating to this Article IX or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (“Dispute”) shall first be submitted to nonbinding confidential mediation by written notice by Parent or the SFFGA Representative, and shall be treated as compromise and settlement negotiations under the standards set forth in the Federal Rules of Evidence and all applicable state counterparts, together with any applicable statutes protecting the confidentiality of mediations or settlement discussions. If the parties cannot agree on a mediator, ADR Services, Inc., at the written request of a party, shall designate a mediator. The person who acts as mediator shall not act as arbitrator without the written consent of the parties.

(b) If a Dispute has not been resolved within 30 days after the effective date of the written notice beginning the mediation process (or such longer period, if the parties so agree in writing), the mediation shall terminate and the Dispute shall be settled by binding arbitration to be held at ADR Services, Inc. in Los Angeles, California. The arbitration shall proceed in accordance with its Arbitration Rules in effect at such time (the “Rules”), before a single neutral arbitrator chosen by Parent and the SFFGA Representative, or, if they are unable to agree within thirty (30) days after the demand for arbitration is filed and served, a single neutral arbitrator shall be chosen in accordance with the Rules.

(c) The parties and their respective counsel, shall disclose to each other whether they have had any relationship whatsoever with the arbitrators at any time. It is the parties intent that the arbitrators shall not have any relationship to the parties and/or the attorneys and that he has never adjudicated any dispute whatsoever with the parties and /or the attorneys in any manner, including but not limited to mediation, arbitration and/or a court proceeding. The arbitrators also shall confirm that they have not had any relationship whatsoever with the parties and their respective attorneys at any time. This paragraph supersedes anything in the Rules regarding disclosure required by an arbitrator.

(d) Consistent with the expedited nature of arbitration, and notwithstanding what the Rules provide, each party shall, within fifteen (15 days) of a written request by the other party, provide the other with copies of all documents on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding arbitrability or discovery, including without limitation the relevance or scope of discovery, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within ninety days (90) days following the appointment of the arbitrator. The parties agree that summary adjudication and/or summary judgment motions shall be permitted and deemed a preferred method of resolving issues in the arbitration. The award shall be made within six (6) months of the filing with the arbitrator of the notice of intention to arbitrate, and the arbitrator shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by stipulation of the parties or by the arbitrator based upon a finding that such an extension is necessary to prevent a party from benefitting from its own delay, inaction or refusal to meet deadlines imposed by the arbitrator.

(e) The arbitrator shall have discretion to award the prevailing party reasonable attorneys’ fees and costs. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

9.7 SFFGA Representative.

(a) Angelo Stagnaro, Jr. Ronald Chiappari shall be the Holders’ representatives (each a “SFFGA Representative”) and, as such, shall serve as and have all powers as agent and attorney-in-fact of each Holder, for and on behalf of each Holder: (i) to give and receive notices and communications, (ii) to negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes related to the indemnification provisions of this Article IX, (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute the Indemnification Escrow Agreement and any other documents that the SFFGA Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Holders, (iv) to sign receipts, consents or other documents to effect the transactions contemplated hereby and (v) to take any and all actions necessary or appropriate in the judgment of the SFFGA Representative for the accomplishment of the foregoing. If Angelo Stagnaro, Jr. or Ronald Chiappari cease to act as the SFFGA Representative for any reason, he shall notify Parent of such SFFGA Representative’s intent to resign as the SFFGA Representative, and the former Holders who held a majority of the Company Common Stock as of immediately prior to the Effective Time (a “Majority”) shall, by written notice to Parent, appoint a successor within 30 calendar days. Notice or communications to or from the SFFGA Representative shall constitute notice to or from the Holders. All actions to be taken by a Company Indemnified Party or Holders, as the case may be, shall be taken solely by the SFFGA Representative.

(b) Subject to Section 9.7(a), in the event of (i) the insolvency, death or permanent disability of the SFFGA Representatives or (ii) his, her or its resignation as a SFFGA Representative, a successor SFFGA Representative shall be elected by a Majority. Each successor SFFGA Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SFFGA Representatives, and the term “SFFGA Representative” as used herein shall be deemed to include any successor SFFGA Representative.

(c) The SFFGA Representative shall be entitled to retain counsel acceptable to the SFFGA Representative and to incur such expenses as the SFFGA Representative deems to be necessary or appropriate in connection with its performance of his obligations under this Agreement and the Indemnification Escrow Agreement, and all such fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the SFFGA Representative shall be paid by the Holders. Parent and Merger Sub hereby consent to the retention by the SFFGA Representatives of Allen Matkins Leck Gamble Mallory & Natsis LLP as counsel following the Closing, notwithstanding that Allen Matkins Leck Gamble Mallory & Natsis LLP has represented the Company in connection with the transaction contemplated by this Agreement, including the negotiation of this Agreement, and waives any right or the Surviving Entity may have to object to such representation; provided, however, nothing contained herein shall expand the scope of the waiver previously granted by Parent for Allen Matkins Leck Gamble Mallory & Natsis LLP to act adverse to Parent in connection with this transactions contemplated by this Agreement.

(d) The SFFGA Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Holders arising out of any act done or omitted by the SFFGA Representative in connection with the acceptance or administration of the SFFGA Representative’s duties hereunder, unless such act or omission involves gross negligence or fraud. The SFFGA Representative shall be indemnified and held harmless from and against all losses, liabilities, claims or expenses incurred or suffered by the SFFGA Representative as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the SFFGA Representative under this Agreement or the Indemnification Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such Holders. The SFFGA Representative shall not be liable to any Holders in respect of such arrangements or actions or omissions in connection therewith. To the extent the SFFGA Reimbursement Amount is insufficient for such indemnification, the SFFGA Representative may be indemnified from the remaining portion of the Indemnification Escrow Fund upon the expiration of the Indemnification Escrow Period.

(e) A decision, act, consent or instruction of the SFFGA Representative shall constitute a decision of the Holders, and shall be final, binding and conclusive upon the Holders and Parent. The Indemnification Escrow Agent and any Parent Indemnified Party may rely upon any decision, act, consent or instruction of one of the SFFGA Representatives as being the decision, act, consent or instruction of both of the SFFGA Representatives and of the Holders. Although the SFFGA Representatives shall not be obligated to obtain instructions from the Holders prior to any decision, act, consent or instruction, if, and to the extent that, the SFFGA Representative receives any written instructions from a Majority, the SFFGA Representative shall comply with such instructions.

(f) At the Closing, the Company shall transfer $350,000 in immediately available funds to an account designated by the SFFGA Representative prior to the Closing Date (the “SFFGA Reimbursement Amount”), which may, in the discretion of the SFFGA Representative, be held pursuant to a trust or escrow arrangement. The SFFGA Reimbursement Amount shall be held by the SFFGA Representative directly, or through a trust or escrow arrangement, for reimbursement payable to the SFFGA Representative under this Section 9.7. Any portion of the SFFGA Reimbursement Amount that has not been utilized by the SFFGA Representative pursuant to the terms of this Agreement on or prior to 18-month anniversary of the Closing Date, shall be distributed by the SFFGA Representative to the Holders pro rata in accordance with their respective Pro Rata Interests.

(g) The power of attorney granted by the Holders to the SFFGA Representative pursuant to this Section 9.7 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Holder.

(h) All indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes, to the extent consistent with applicable Law.

9.8 As-Is Sale of Property.

(a) Prior to the date hereof, Parent has had the opportunity to investigate all physical, legal, and economic aspects of the Property and to make all inspections and investigations of the Property which Parent reasonably deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, environmental and soil investigations of the Property. Parent represents and warrants that it is a sophisticated real estate investor and that Parent has the knowledge, experience, and ability to fully investigate the Property. Except as otherwise expressly set forth in this Agreement (e.g. the representations and warranties set forth in Article IV) or in any agreement or instrument contemplated to be delivered hereunder: (i) neither the Company, nor anyone acting for or on behalf of the Company, has made any representation, warranty, promise or statement, express or implied, to Parent, or to anyone acting for or on behalf of Parent, concerning the Property or the condition, use or development thereof, (ii) in entering into this Agreement, Parent has not relied on any representation, warranty, promise or statement, express or implied, of the Company or anyone acting for or on behalf of the Company, (iii) all matters concerning the Property have been or shall be independently verified by Parent prior to the Closing; (iv) AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY COMPANY, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROPERTY IS IN AN “AS IS” AND “WHERE IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS, including, without limitation, latent defects and other matters not detected in Parent’s inspections, without recourse to the Company, and the physical and environmental condition of the Property, (v) Parent waives, and the Company disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of transfer, quality, merchantability or fitness for a particular purpose and use, including, without limitation, Parent’s intended uses or purposes. Upon the Closing, except for the representations, warranties, conditions and covenants contained herein or in any agreement or instrument delivered hereunder, and subject to the post-Closing proration reconciliations provided for under this Agreement, Parent shall be deemed to have accepted the Property, and each and every portion thereof, unconditionally and being deemed to have waived and relinquished any and all (none being implied hereby) rights to rescind, set aside or avoid the transactions contemplated hereby or to seek a reduction, adjustment, offset or recovery of the Aggregate Merger Consideration.

(b) Without limitation of the foregoing, except as expressly set forth herein, Parent acknowledges and agrees that it shall be responsible for investigating, and the Company shall have no responsibility or liability to Parent with respect to:

(i) THE VALUE OF THE PROPERTY;

(ii) THE INCOME TO BE DERIVED FROM THE PROPERTY;

(iii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PARENT MAY CONDUCT THEREON, INCLUDING ANY LEASING OR DEVELOPMENT OF THE PROPERTY;

(iv) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY;

(v) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY;

(vi) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY;

(vii) THE MANNER, CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY;

(viii) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS AND THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, OR ANY OTHER LAW, RULE OR REGULATION GOVERNING ACCESS BY DISABLED PERSONS;

(ix) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY;

(x) THE CONTENT, COMPLETENESS OR ACCURACY OF THE COMPANY’S DELIVERIES, INCLUDING ANY INFORMATIONAL PACKAGE, OR OTHER MATERIALS PREPARED BY THE COMPANY;

(xi) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS, AND ANY VIOLATIONS OF SUCH REQUIREMENTS;

(xii) DEFICIENCY OF ANY DRAINAGE;

(xiii) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE OR LOCATED IN AN ALQUIST-PRIOLO SPECIAL STUDY ZONE; OR

(xiv) THE EXISTENCE OR LACK OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY.

(c) PARENT FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PARENT OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF THE COMPANY WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT THE COMPANY HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN.

ARTICLE X.

TERMINATION, AMENDMENT, WAIVER AND CONDEMNATION OR DESTRUCTION

OF PROPERTY

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before the date that is six (6) months after the date hereof, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement; or

(iii) the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Shareholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(c) by the Company if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(d) by Parent if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

10.2 Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 10.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement and (b) this Section 10.2, Article XI and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 10.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

10.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Shareholder Approval and prior to the Effective Time; provided, however, that (a) after the Company Shareholder Approval has been obtained, there shall not be any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the Holders, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the shareholders of the Company without such further approval of such shareholders, and (b) there shall not be any amendment or change to this Agreement not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.4 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) subject to Section 10.3, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.5 Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing, either any portion of the Property is taken pursuant to a Condemnation or any of the Improvements are damaged or destroyed by any casualty, the Company shall have no obligation to repair or replace any such damage, destruction or taken property. The Company shall, upon consummation of the Merger herein provided, assign to Merger Sub all claims of the Company respecting any Condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by the Company on account of any casualty, as applicable.

ARTICLE XI.

GENERAL PROVISIONS

11.1 Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by Federal Express or other reliable overnight delivery service (with proof of service), (ii) hand delivery, or (iii) certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

if to Parent or Merger Sub:

Kilroy Realty Corporation

1200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Phone: (310) 481-8400

Fax: (310) 481-6540

Email:

Attention: Jeffrey C. Hawken

with copies to (which shall not be deemed notice):

Kilroy Realty, L.P.

1200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Phone: (310) 481-8400

Fax: (310) 481-6540

Email:

Attention: Legal Department

and

Latham & Watkins LLP

355 S. Grand Ave

Los Angeles, CA 90071

Phone: (213) 485-1234

Fax: (213) 891-8763

Email:	james.beaubien@lw.com
michael.brody@lw.com
david.wheeler@lw.com

Attention:	James Beaubien, Esq.
Michael Brody, Esq.
David Wheeler, Esq.

if to the Company prior to the Closing:

San Francisco Flower Growers’ Association

644 Brannan Street

San Francisco, CA 94104

Phone: (415) 781-8410

Fax: (415) 495-7510

Email: sffga@sbcglobal.net

Attention:	Angelo Stagnaro, Jr.
Ronald Chiappari

with a copy (which shall not constitute notice) to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

Three Embarcadero Center 12th Floor

San Francisco, CA 94111

Phone: (415) 273-7441

Fax: (415) 837-1516

Email: rmertz@allenmatkins.com

Attention: Roger S. Mertz, Esq.

if to the SFFGA Representative:

Angelo Stagnaro, Jr.

737 Almond Avenue

South San Francisco, CA 94080

Office: (415) 781-8410

Res:

Email:

and

Ronald Chiappari

18 Pinecrest Terrace

San Mateo, CA 94401

Office: (415) 781-8411

Res:

Mobile:

Email:

with a copy (which shall not constitute notice) to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

Three Embarcadero Center 12th Floor

San Francisco, CA 94111

Phone: (415) 273-7441

Fax: (415) 837-1516

Email: rmertz@allenmatkins.com

Attention: Roger S. Mertz, Esq.

Notwithstanding the foregoing, to the extent a notice is delivered by (x) facsimile transmission (providing confirmation of transmission) or (y) electronic mail of a pdf attachment, and the original of such notice is delivered pursuant to one of the methods described in clauses (i), (ii) or (iii) above, then such notice shall be deemed given upon the date of transmission of such facsimile or electronic mail. In any event, the party delivering a notice shall use commercially reasonable efforts to provide a courtesy copy of such notice to the receiving party via electronic mail (provided, that, such electronic mail notice shall not constitute formal notice under the terms of this Section 11.1).

11.2 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.4 Assignment; Delegation. Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

11.5 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

11.6 No Third-Party Beneficiaries. Except as set forth in Article IX, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Except as set forth in Article IX, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.4 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.7 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

11.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California and to the jurisdiction of the United States District Court for the Northern District of California, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any California state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 11.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of California or any California state court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12 Certain Definitions. For purposes of this Agreement, the term:

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Additional Rent” shall mean regularly payable estimated Tenant contributions for operating expenses, insurance premiums, real estate Taxes, common area charges, and similar or other “pass through” or non-base rent items including cost-of-living or so-called “C.P.I.” or other such adjustments to base rent.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Approved Contracts” shall mean those Contracts which (i) are identified on Section 11.12(a) of the Company Disclosure Letter, (ii) have been delivered to Parent prior to the date of this Agreement but are not identified on Section 11.12(a) of the Company Disclosure Letter or (iii) are specifically approved in writing by Parent after the date of this Agreement and, in all cases, will be retained by the Surviving Entity at the Closing.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks are not required or authorized to close in the City of San Francisco.

“Cash Amount” means the amount of cash retained by the Company in respect of the estimated Unpaid Excluded Assets Taxes.

“CFTRA” means the Currency and Foreign Transactions Reporting Act of 1970, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financial Statements” means collectively the Audited Financial Statements, the Interim Financial Statements and the Monthly Financial Statements.

“Company Material Adverse Effect” means any change, event, development, effect or condition that (i) prevents or materially delays performance by the Company of any of its material obligations under this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, prospects or results of operations of the Company, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any damage or destruction of any of the Company’s property, (ii) any events, circumstances, changes or effects that generally affect the commercial real estate market in San Francisco; (iii) any changes concerning land use or zoning related to the Property, including but not limited to (z) any change in law, including changes in local ordinances concerning land use or zoning matters, (y) changes in the policies or procedures of the San Francisco Planning Department, (x) statements made or not made by any member of the San Francisco Planning Department, Planning Commission, or Board of Supervisors or Mayor’s office, or (u) the support or opposition of any citizens group or public figures; (iv) any changes in financial or securities markets in general; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof.

“Competing Transaction” means any (a) merger, consolidation, business combination (including by way of merger, consolidation, business combination, share exchange or joint venture) or similar transaction involving the Company, (b) direct or indirect sale, or other disposition, in one transaction or a series of transactions, by share exchange, joint venture or otherwise, of assets representing 10% or more of the consolidated assets of the Company, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (d) transaction after the date hereof, including any tender offer or exchange offer, that if consummated would result in any Person or group beneficially owning 10% or more of any class of capital stock or in which any Person or group shall acquire the right to acquire beneficial ownership of 10% or more of the outstanding voting securities of the Company, or (e) any combination of the foregoing, in each case, other than the Merger.

“Company Transaction Expenses” means all Expenses of the Company, including (a) all fees, costs and expenses (including, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred (whether or not paid) by the Company or any shareholder of the Company (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and any agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); (b) any amounts payable in connection with the Company obtaining a directors and officers “tail” insurance policy covering current and former directors and officers of the Company; (c) all amounts (plus any associated withholding taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, any such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements); (d) all amounts allocated to the Company’s shareholders pursuant to Section 8.7(a); (e) all costs and expenses including severance, with respect to the termination of any employees of the Company and (f) all costs, fees and expenses related to the termination of the Disapproved Contracts.

“Condemnation” means the exercise of the power of any Governmental Authority, whether by legal proceedings or otherwise or the voluntary sale to a Governmental Authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Contract” means any of the agreements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied, other than the Leases.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Disapproved Contracts” means those Contracts relating exclusively to the Excluded Assets and those Contracts which have been disapproved by Parent and which are identified on Section 11.12(b) of the Company Disclosure Letter.

“Environmental Laws” means any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Substances or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliates” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean the Company’s interest in each of (a) SFFGA Kernersville, LLC, (b) SFFGA Winston-Salem, LLC, (c) SFFGA VA, LLC, (d) SFFGA Rhode Island, LLC, and (e) the 50% interest in the Partnerships, and all of the assets, liabilities, obligations, properties and business of each such entity as of the date hereof, including the real property described in the Excluded Asset PSA.

“Expenses” includes all reasonable out–of–pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fractional Share Consideration” shall mean the aggregate amount paid with respect to fractional shares in accordance with Section 2.8.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any domestic or foreign governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any industry self-regulatory authority.

“Group” is defined as in the Securities Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the Environmental Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity.

“Identified Company Expenses” means the aggregate of all Company Transaction Expenses to the extent such Expenses have not been paid in full as of the Closing but solely to the extent such Expenses are taken into account in calculating the Aggregate Merger Consideration.

“Identified Unpaid Tenant Improvement Costs” means all tenant improvements or allowances which are the landlord’s obligations under all Leases executed and delivered prior to the Closing that remain unpaid at the Closing, including those that are set forth on Section 11.12(d) of the Company Disclosure Letter. Not less than two days prior to the Closing, the Company shall have the right to supplement or update Section 11.12(d) of the Company Disclosure Letter.

“Improvements” means, with respect to the Real Property, any and all buildings, structures, parking areas, fixtures, facilities and other improvements (including work in progress) affixed to or located on, over or under the Land of such Real Property, including all plumbing, gas, electrical, heating, ventilating, lighting and other utility systems, all furnaces, boilers, ducts, heaters (including water), refrigerators and refrigeration systems, incinerators, air and water pollution control devices and systems, waste disposal systems, oil burners, air conditioning systems, fire and theft protection equipment and systems, life-safety systems, built in oxygen and vacuum systems, sprinkler systems and all other building systems and fixtures attached to or comprising a part of such improvements, excluding, however, any fixtures owned by Tenants.

“Indemnification Escrow Agent” means Computershare Trust Company, N.A., or such other Indemnification Escrow Agent designated by Parent and approved by the Company (which approval shall not be unreasonably withheld or delayed).

“Indemnification Escrow Fund” means the fund created by the Indemnification Escrow Agent to hold the Indemnification Escrow Shares pursuant to the Indemnification Escrow Agreement.

“Indemnification Escrow Period” means, (a) with respect to all claims for Damages under Section 9.2(a) other than Section 9.2(a)(vii), the period beginning on the Closing Date and ending at 11:59 p.m. Pacific Time on that date that is eighteen (18) months after the Closing Date and (b) with respect to all claims for Damages under Section 9.2(a)(vii), the period beginning on the Closing Date and ending at 11:59 p.m. Pacific Time on that date that is thirty-six (36) months after the Closing Date; provided, however, that the

Indemnification Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in writing by Parent and delivered to the Indemnification Escrow Agent and SFFGA Representative prior to the termination of the Indemnification Escrow Period until all such claims have been resolved and Parent and the SFFGA Representative deliver a notice to the Indemnification Escrow Agent to that effect.

“Indemnified Party” means a Parent Indemnified Party or a Company Indemnified Party in the exercise of their rights as such pursuant to this Agreement.

“Intangibles” means, as to the Real Property: (a) all Company Permits, (b) all Plans and Specifications, (c) all Leases and Security Deposits, (d) all of the Company’s trade names, service marks, tenant lists, advertising materials and telephone exchange numbers identified with the Real Property, (e) all books, records, files and correspondence relating to such Real Property, (f) all claims, awards, actions, remedial rights and judgments relating to such property and (g) all other transferable intangible property, miscellaneous rights, benefits or privileges or any kind or character with respect to such Real Property.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge” means, when used with respect to the Company or Parent, the actual or constructive knowledge of any officer or director, without independent inquiry.

“Land” means, as to the Property, the land component of the Property as legally described on the appendix attached to Exhibit G.

“Law” means any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law.

“Lease” means, as to the Real Property, any and all leases, subleases, licenses, concessions, and other forms of agreement, however denominated, written or oral, granting the right of use or occupancy of any portion of the Real Property to any Tenant and all renewals, modifications, amendments, guarantees, and other agreements affecting the same, together with all Rents.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

“Mold” means any mold, fungus or other potentially dangerous organisms.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Material Adverse Effect” means any change, event, development, effect or condition that (i) prevents the performance by Parent of any of its material obligations under this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, prospects or results of operations of Parent, taken as a whole.

“Parent Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Parent, and (b) any partnership, limited liability company or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent.

“Per Share Merger Consideration” means a number of shares of Parent Common Stock equal to the Merger Shares (reduced by the Indemnification Escrow Shares) divided by the aggregate numbers of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Personal Property” means the personal property owned or leased by the Company as of the date hereof.

“Plans and Specifications” shall mean, as to the Real Property, all drawings (including final and complete “as-built”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to the Real Property.

“Property” means the Real Property, the Personal Property and the Intangibles, but excluding the Excluded Property.

“Property Indebtedness” shall mean debt obligations of the Company, the proceeds of which were used to purchase or improve the Property or the repayment of which is secured by the Property and as set forth in Section 4.6 of the Company Disclosure Letter.

“Proration Credit Amount” means all amounts that operate to increase the Aggregate Merger Consideration pursuant to the terms of Article VIII hereof with respect to the Property that are ascertainable at Closing.

“Proration Debit Amount” means all amounts that operate to decrease the Aggregate Merger Consideration pursuant to the terms of Article VIII hereof with respect to the Property that are ascertainable at Closing.

“Pro Rata Interest” means, with respect to a Holder, the number of Eligible Shares held by such Holder immediately prior to the Effective Time, divided by the aggregate number of Eligible Shares held by all Holders (including such Holder).

“Real Property” means the Land, the Improvements and all rights, privileges, easements, and appurtenances to such Land or Improvements, including any air, development, water, hydrocarbon or mineral rights held by the Company or appurtenant to the Land or Improvements, and all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of such Land or Improvements and all rights or interests relating to any roads, alleys or parking areas adjacent to or servicing such Land or Improvements and any award made to or to be made in lieu thereof, and any award for damage to any parcel by reason of a change of grade in any street, alley, road or avenue, as aforesaid.

“Rent” shall mean all rents (including Additional Rent) and other sums due under the Leases.

“Rent Roll” shall mean, as to the Property, a rent roll showing the names of all Tenants of the Property, the expiration date of each Lease, the monthly rents under Leases (including all current payments of Additional Rent), the amount of any rental concession or free rent for any period which has not expired and the date to which rents under Leases have been paid, and the amount of any Security Deposit held by the landlord under each Lease, and shall refer to such Rent Roll delivered in connection with the execution of this Agreement, as updated by a Rent Roll delivered as of a date not more than two days prior to the Closing Date.

“REIT” shall mean, a real estate investment trust within the meaning of Sections 856-860 of the Code.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Deposit” shall mean all cash security deposits, letters of credit and other credit enhancements deposited or delivered by a Tenant under a Lease.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than forty percent of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or of which such Person is the managing member, general partner, or which such Person is otherwise contractually entitled to direct and control such entity.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated Tax or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tenant” means as to each Real Property, any tenant, subtenant or other such Person given the right to the use or occupancy of any portion of such Real Property pursuant to a Lease.

“Third Party” shall mean any Person or group of Persons other than Company, Parent, Merger Sub and their respective Affiliates.

“Title Company” means Fidelity National Title Company.

“U.K. Bribery Act” means the U.K. Bribery Act of 2010.

“Unidentified Company Expenses” means all Company Transaction Expenses to the extent such Expenses have not been paid in full as of the Closing and were not taken into account in calculating the Aggregate Merger Consideration.

“Unidentified Prepayment Fees” means all charges, fees, penalties and payments that become due or arise out of the prepayment of the Property Indebtedness (if any) to the extent that such amounts were not taken into account in calculating the Aggregate Merger Consideration.

“Unidentified Unpaid Tenant Improvement Costs” means all tenant improvements or allowances which are the landlord’s obligation under all Leases executed and delivered prior to the Closing that are not Identified Unpaid Tenant Improvement Costs.

11.13 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Merger Consideration”	Section 2.1(a)
“Agreement”	Preamble
“Audited Financial Statements”	Section 3.7(a)
“CA Certificate”	Section 1.3
“CA Secretary”	Section 1.3
“Cap”	Section 9.3(b)
“CCC”	Recitals
“Certificate”	Section 2.2(a)
“Certificates of Merger”	Section 1.3
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Benefit Plans”	Section 3.12
“Company Board”	Recitals
“Company Bylaws”	Section 3.2
“Company Charter”	Section 3.2
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Indemnified Party”	Section 9.2(c)
“Company Indemnifying Party”	Section 9.2(a)
“Company Permits”	Section 3.6
“Company Recommendation”	Section 3.4(a)
“Company Shareholder Approval”	Section 3.20
“Company Shareholder Meeting”	Section 6.4(c)
“Company Tax Representation Letter”	Section 6.1(b)
“Cooperation Agreement”	Section 6.5(c)
“Damages”	Section 9.2(a)
“DE Certificate”	Section 1.3
“DE Secretary”	Section 1.3
“Dispute”	Section 9.6(a)
“DLLCA”	Recitals
“Effective Time”	Section 1.3
“Eligible Shares”	Section 2.2(a)
“Estimated Closing Statement”	Section 8.8
“Exchange Agent”	Section 2.3(a)
“Exchange Fund”	Section 2.3(a)
“Excluded Asset PSA”	Section 6.10
“Form S-4”	Section 3.5(b)
“Holders”	Section 2.2(a)
“Indemnification Escrow Agreement”	Section 2.4(a)
“Indemnification Escrow Holder”	Section 2.4(a)

“Indemnification Escrow Shares”	Section 2.4(a)
“Interim Balance Sheet”	Section 3.7(a)
“Interim Financial Statement”	Section 3.7(a)
“Interim Period”	Section 6.1(a)
“Letter of Transmittal”	Section 2.3(c)(i)
“Majority”	Section 9.7(a)
“Merger”	Recitals
“Merger Shares”	Section 2.1(b)
“Merger Consideration”	Section 2.2(a)
“Merger Sub”	Preamble
“Merger Sub Interests”	Section 2.2(b)
“Monthly Financial Statements”	Section 6.3
“Notice”	Section 9.4(a)
“Other Anti-Money Laundering Laws”	Section 3.25
“Outside Date”	Section 10.1(b)(i)
“Parent”	Preamble
“Parent Bylaws”	Section 5.2
“Parent Charter”	Section 5.2
“Parent Common Stock”	Section 2.1(a)
“Parent Disclosure Letter”	Article V
“Parent Indemnified Party”	Section 9.2(a)
“Parent Indemnifying Party”	Section 9.2(c)
“Parent Preferred Stock”	Section 5.3(a)
“Parent SEC Filings”	Section 5.7(a)
“Parent Share Price”	Section 2.1(b)
“Parent Stock”	Section 5.3(a)
“Parent Tax Representation Letter”	Section 6.2
“Phase I”	Section 4.2(a)
“Phase II”	Section 4.2(a)
“Post-Closing Proration Adjustment Amount”	Section 8.3
“Pre-Closing Periods”	Section 9.2(b)(i)
“Proration Time”	Section 8.1
“Rules”	Section 9.6(b)
“SFFGA Reimbursement Amount”	Section 9.7(f)
“SFFGA Representative”	Section 9.7(a)
“Surviving Entity”	Section 1.1
“Third Party Claim”	Section 9.5(a)
“Third Party Notice”	Section 9.5(a)
“Threshold”	Section 9.3(a)
“Title Commitment”	Section 4.5
“Title Policy”	Section 7.2(j)
“Unpaid Excluded Assets Taxes”	Section 8.9
“Unpaid Pre-Closing Taxes”	Section 3.17(a)
“Year-End”	Section 8.2(b)
“Year-End Proration Adjustment Amount”	Section 8.2(b)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the SFFGA Representative have caused this Agreement to be executed as of the date first written above by their respective signatories thereunto duly authorized.

KILROY REALTY CORPORATION, a Maryland corporation

By:	/s/ Jeffrey C. Hawken
Name:	Jeffrey C. Hawken
Title:	Executive Vice President
Chief Operating Officer

By:	/s/ Heidi R. Roth
Name:	Heidi R. Roth
Title:	Senior Vice President
Chief Accounting Officer & Controller

KR SFFGA, LLC, a Delaware limited liability company

By:	Kilroy Realty Corporation, a Maryland corporation
Title:	Sole Member

By:	/s/ Michelle Ngo
Name:	Michelle Ngo
Title:	Senior Vice President and Treasurer

By:	/s/ Heidi R. Roth
Name:	Heidi R. Roth
Title:	Senior Vice President
Chief Accounting Officer & Controller

SAN FRANCISCO FLOWER GROWERS’ ASSOCIATION, a California corporation

By:	/s/ Angelo Stagnaro, Jr.
Name:	Angelo Stagnaro, Jr.
Title:	President

By:	/s/ Ronald Chiappari
Name:	Ronald Chiappari
Title:	Secretary

SFFGA REPRESENTATIVE

By:	/s/ Angelo Stagnaro, Jr.
Name:	Angelo Stagnaro, Jr.

By:	/s/ Ronald Chiappari
Name:	Ronald Chiappari

CALIFORNIA CORPORATIONS CODE: SECTION 1300-1313

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Kilroy Realty’s charter and bylaws provide for indemnification of its officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits Kilroy Realty to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, Kilroy Realty may indemnify its directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by Kilroy Realty or in its right and the director or officer has been found to be liable to Kilroy Realty. In addition, Kilroy Realty may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Kilroy Realty’s charter contains no such limitation.

As permitted by the MGCL, Kilroy Realty’s charter limits the liability of its directors and officers to Kilroy Realty and its stockholders for money damages, subject to specified restrictions. However, the liability of Kilroy Realty directors and officers to it and its stockholders for money damages is not limited if:

•	it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•	a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit Kilroy Realty’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement for Kilroy Realty, L.P., or the operating partnership, provides that Kilroy Realty, as general partner, and its officers and directors are indemnified to the same extent its officers and directors are indemnified in its charter. The partnership agreement limits Kilroy Realty’s liability and the liability of its officers and directors to the operating partnership and its partners to the same extent that its charter limits the liability of its officers and directors to it and its stockholders.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act of 1933, as amended, the Securities Act, Kilroy Realty has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

Kilroy Realty has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements provide that:

•	Kilroy Realty must indemnify its executive officers and directors to the fullest extent permitted by applicable law and advance to its executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•	Kilroy Realty must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•	to the extent to which Kilroy Realty maintains directors’ and officers’ liability insurance, Kilroy Realty must provide coverage under such insurance to its executive officers and directors.

Kilroy Realty’s indemnification agreements with its executive officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as contracts, these indemnification agreements provide greater assurance to its directors and executive officers that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

Item 21.	Exhibits and Financial Statement Schedules.

See Exhibit Index.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 21, 2014.

KILROY REALTY CORPORATION

By:	/s/ Heidi R. Roth
	Name:	Heidi R. Roth
	Title:	Senior Vice President, Chief Accounting Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on July 21, 2014 by the following persons in the capacities indicated:

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Kilroy, Jr., Tyler H. Rose, Heidi R. Roth, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/S/ JOHN B. KILROY, JR. John B. Kilroy, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 21, 2014

/S/ TYLER H. ROSE Tyler H. Rose	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2014

/S/ HEIDI R. ROTH Heidi R. Roth	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 21, 2014

/S/ EDWARD F. BRENNAN, PH.D. Edward F. Brennan, Ph.D.	Director	July 21, 2014

/S/ SCOTT S. INGRAHAM Scott S. Ingraham	Director	July 21, 2014

/S/ DALE F. KINSELLA Dale F. Kinsella	Director	July 21, 2014

/S/ PETER B. STONEBERG Peter B. Stoneberg	Director	July 21, 2014

/S/ GARY R. STEVENSON Gary R. Stevenson	Director	July 21, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

2*	Merger Agreement by and among Kilroy Realty Corporation, KR SFFGA, LLC and San Francisco Flower Growers’ Association, dated July 11, 2014

3.(i)1	Kilroy Realty Corporation Articles of Restatement (previously filed by Kilroy Realty Corporation as an exhibit on Form 10-Q for the quarter ended June 30, 2012)

3.(i)2	Articles Supplementary designating Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock (previously filed by Kilroy Realty Corporation on Form 8-A as filed with the Securities and Exchange Commission on August 10, 2012)

3.(ii)*	Second Amended and Restated Bylaws, as amended, of Kilroy Realty Corporation

4.1	Kilroy Realty Corporation Form of Certificate for Common Stock (previously filed by Kilroy Realty Corporation as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553))

4.2	Specimen Certificate for Kilroy Realty Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock (previously filed by Kilroy Realty Corporation on Form 8-A as filed with the Securities and Exchange Commission on March 22, 2012)

4.3	Specimen Certificate for Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock (previously filed by Kilroy Realty Corporation on Form 8-A as filed with the Securities and Exchange Commission on August 10, 2012)

4.4	Registration Rights Agreement, dated January 31, 1997 (previously filed by Kilroy Realty Corporation as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553))

4.5	Registration Rights Agreement, dated as of October 31, 1997 (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K/A as filed with the Securities and Exchange Commission on December 19, 1997)

4.6	Registration Rights Agreement, dated as of October 6, 2000 (previously filed by Kilroy Realty Corporation as an exhibit on Form 10-K for the year ended December 31, 2000)

4.7	Kilroy Realty Corporation is party to agreements in connection with long-term debt obligations, none of which individually exceeds ten percent of the total assets of Kilroy Realty Corporation on a consolidated basis. Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, Kilroy Realty Corporation agrees to furnish copies of these agreements to the Commission upon request

4.8	Note and Guarantee Agreement, dated August 4, 2004 by and between Kilroy Realty, L.P. and Kilroy Realty Corporation and the purchasers whose names appear in the acceptance form at the end of the Note and Guarantee Agreement (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on August 11, 2004)

4.9	Form of 6.45% Series B Guaranteed Senior Note due 2014 (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on August 11, 2004)

4.10	Indenture, dated as of November 20, 2009, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee, including the form of 4.25% Exchangeable Senior Notes due 2014 and the form of related guarantee (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on November 25, 2009)

E-1

Exhibit Number	Description

4.11	Registration Rights Agreement, dated November 20, 2009, among Kilroy Realty, L.P., Kilroy Realty Corporation, J.P. Morgan Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on November 25, 2009)

4.12	Indenture, dated May 24, 2010, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee, including the form of 6.625% Senior Notes due 2020 and the form of the related guarantee (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2010)

4.13	Registration Rights Agreement, dated May 24, 2010, among Kilroy Realty, L.P., Kilroy Realty Corporation, J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc. (previously filed by Kilroy Realty Corporation as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2010)

4.14	Indenture, dated November 3, 2010, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee, including the form of 5.000% Senior Notes due 2015 and the form of related guarantee (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P., as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on November 4, 2010)

4.15	Officers’ Certificate pursuant to Sections 101, 201, 301 and 303 of the Indenture dated March 1, 2011, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee, establishing a series of securities entitled “4.800% Notes due 2018,” including the form of 4.800% Notes due 2018 and the form of related guarantee (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on July 6, 2011)

4.16	Registration Rights Agreement, dated as of July 31, 2012 (previously filed by Kilroy Realty Corporation as an exhibit on Form 10-Q for the quarter ended June 30, 2012)

4.17	Officers’ Certificate pursuant to Sections 101, 201, 301 and 303 of the Indenture dated March 1, 2011, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee, establishing a series of securities entitled “3.800% Notes due 2023,” including the form of 3.800% Notes due 2023 and the form of related guarantee (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on January 14, 2013)

4.18	Indenture, dated March 1, 2011, by and among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 2, 2013)

4.19	Supplemental Indenture, dated July 5, 2011, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 2, 2013)

5.1*	Opinion of Ballard Spahr LLP

8.1*	Form of Opinion of Latham & Watkins LLP as to tax matters

12.1	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of Kilroy Realty Corporation (previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit on Form 10-K for the year ended December 31, 2013)

E-2

Exhibit Number	Description

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP for Kilroy Realty Corporation

23.3*	Consent of Deloitte & Touche LLP for Kilroy Realty, L.P.

23.4*	Form of Consent of Latham & Watkins LLP (included in Exhibit 8.1)

24*	Power of Attorney (included on the Signature Page to the Registration Statement)

99.1*	Form of Proxy for the Special Meeting of Shareholders of San Francisco Flower Growers’ Association

*	Filed herewith.

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